As filed with the Securities and Exchange Commission on January 11, 2008
Registration No. 333-147265

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TASKER PRODUCTS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2844	88-0426048
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21-00 Route 208
Fairlawn, NJ 07410
(603) 766-1973
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Lanny Dacus
President and Chief Executive Officer
Tasker Products Corp.
21-00 Route 208
Fairlawn, NJ 07410
(603) 766-1973
(Name, Address and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share (2)	44,614,354 (3)	$0.26	$11,599,732.04	$356.11(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)
Reflects 32,749,778 shares that have been issued or are issuable upon the conversion of 6% Secured Convertible Promissory Notes, 9,149,553 shares that are issuable upon the exercise of warrants purchased in connection with the 6% Notes and 2,000,000 shares of common stock and 715,023 shares of common stock underlying warrants being registered pursuant to agreements.

(4)	Includes $356.11 previously paid to the SEC.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, January 11, 2008

Prospectus

TASKER PRODUCTS CORP.

44,614,354 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 44,614,354 shares of our common stock by the persons described in this prospectus, who we refer to as the selling stockholders. Of such 44,614,354 shares, 32,749,778 shares are being offered for resale, which shares have been issued or are issuable, upon conversion of 6% Secured Convertible Promissory Notes held by the selling stockholders, 9,149,553 shares are being offered for resale upon exercise of warrants held by the selling stockholders holding such 6% Notes, 2,000,000 shares of common stock are being offered for resale by one of our current stockholders and 715,023 shares of common stock are being offered for resale upon exercise of warrants held by two of the selling stockholders. We are registering the shares of common stock and the shares underlying warrants held by our 6% Note holders as required by the terms of registration rights agreements between those selling stockholders and us. The remaining 2,000,000 shares of common stock and 715,023 shares of common stock underlying warrants are being registered for resale pursuant to agreements with three of the selling stockholders. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them. We will receive an aggregate of approximately $1.4 million if the warrants held by the 6% Note holders are exercised in full.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “TKER.” The closing price of our common stock on December 31, 2007 was $0.175 per share.

Investing in our common stock, which is a “penny stock” as defined under the SEC rules, involves risks. See “Risk Factors” beginning on page 7 to read about the risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January           , 2008

FORWARD-LOOKING STATEMENTS

Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under “Risk Factors,” which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The Tasker name and logo and the names of products offered by us are trademarks, registered trademarks, service marks or registered service marks of Tasker. All other trademarks and service marks appearing in this prospectus are the property of their respective holders.

As used herein, Tasker™, Unifresh®, Tasker Pacific Blue™, Close Call™ and Breath Rephresh™ are trademarks of Tasker Products Corp.

i

PROSPECTUS SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under “Risk Factors” found on page 6 of this prospectus.

Overview

We manufacture, distribute and market a variety of products using a process we refer to as “pHarlo technology.” These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, and is a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, i.e., the ability to inhibit bacteria growth, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution. A Generally Recognized as Safe designation for our solution allows it to be added to food and is considered by experts to be safe for human consumption and, therefore, exempt from the usual Federal Food, Drug and Cosmetic Act food additive tolerance requirements.

As a result of the 2005 Acquisition described below, we now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use, and have entered into a sub-license agreement for the base patents associated with the pHarlo technology.

We currently market:

•	Unifresh Footbath, a grooming aid for dairy cows;

•
Tasker Blue, an antimicrobial aid to be used in the scalder process of poultry processing, which is a method of loosening feathers so that they can be picked and removed mechanically, and the post-feather picker process, which is the method used in chicken processing that receives chickens immediately after the scalder and mechanically removes feathers; and

•	Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and reduce or eliminate odors.

Subsequent to December 31, 2006, we began the in-plant testing of an application of Tasker Blue for use in the On-Line Reprocessor, the final spray wash, section and received authorization to proceed with in-plant tests for an application in the Chiller, or cold water submersion, section in an effort to receive consent from the United States Department of Agriculture (“USDA”) to market these applications to poultry processors for commercial use. Tests of our On-Line Reprocessor application were suspended when we were informed of the USDA’s intention to reconsider this requirement of this section as an intervention point in controlling bacteria. We began tests for the Chiller application in the third quarter. If the Chiller tests are successful and we receive a Letter of No Objections from the Food Safety and Inspection Service (“FSIS”) of the USDA, we will have commercial applications in five of the six intervention stages of poultry processing. We are also in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications.

In December 2007, we started working with Kansas State University to test an application, using our antibacterial technology for the treatment of red meat to inhibit and eliminate bacteria such as E. coli. We expect to complete tests necessary for regulatory review by the end of the first half of the first quarter.

We have incurred losses from operations in each quarter since we changed our business direction in late 2002. Our net losses for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005 and 2004 were approximately $52,239,000, $62,943,000, $18,269,000, and $6,072,000, respectively. We expect to continue to incur losses for at least the next six months. We anticipate operating expenses will increase as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

We believe that we will have adequate working capital to fund our operations during the next twelve months based upon:

•	our projections of future revenues from our products;

•	cash and cash equivalents as of September 30, 2007, including the $3.5 million received in September 2007 from the sale of our 6% Notes;

•	cash in the amount of $500,000 received on November 29, 2007 from the sale of our 6% Notes;

•	cash in the amount of $2.0 million received on December 31, 2007 from the exercise of the $0.09 warrants which were exercised in connection with our Tender Offer as discussed below; and

•	available cash from a proposed $3 million credit facility, which is currently being negotiated. We can give no assurance that we will obtain the proposed $3 million credit facility.

Our ability to continue to operate and grow our business is dependent upon obtaining the proposed credit facility and/or generating revenue growth from operations. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we do not obtain the contemplated credit facility and/or generate sufficient revenue growth from existing and new business arrangements, we will not have sufficient cash to support our continued operations and meet our obligations.

We are incorporated in Delaware and were first organized to explore and develop minerals in 1999. In late 2002, we began our current operations with the pHarlo technology. On June 28, 2006, we amended our articles of incorporation to change our name to Tasker Products Corp. On July 16, 2007 we reincorporated from the State of Nevada to the State of Delaware. As a result of this reincorporation, the number of authorized shares of our common stock increased from 300,000,000 to 450,000,000 and we have 15,000,000 shares of preferred stock authorized.

Effective October 1, 2007 we have relocated our headquarters to 21-00 Route 208, Fairlawn, New Jersey. Our telephone number is (603) 766-1973. Our website can be visited at www.taskerproducts.com. Information contained on our website is not part of this prospectus.

Recent Developments

On September 28, 2007, November 29, 2007 and December 14, 2007, we issued 6% Secured Convertible Promissory Notes (the “6% Notes”) to accredited investors in the aggregate principal amount of $12,654,597. The aggregate consideration of $12,654,597 was in the form of cash ($3,950,000), the conversion of notes issued by us between December 1, 2006 and April 23, 2007 (aggregate principal amount of $6,225,091 (the “First Bridge Notes”) and the accrued interest thereon of $415,617) and the conversion of notes issued by us on June 4, 2007 (aggregate principal amount of $2,000,000 (the “Second Bridge Notes”) and the accrued interest thereon of $63,889). The 6% Notes mature on September 27, 2010. Each investor of the 6% Notes also received four-year warrants (the “Warrants”) to purchase a certain number of shares of our common stock with such number based on the form of consideration used to purchase the 6% Notes.

The 6% Notes in the aggregate are convertible into approximately 141,190,915 shares of our common stock. The Warrants entitle the holders thereof to purchase an aggregate of approximately 35,010,182 shares of our common stock. Of such shares, 32,749,778 shares are being offered for resale pursuant to this prospectus upon conversion of the 6% Notes and 9,149,553 shares are being offered for resale pursuant to this prospectus upon exercise of the warrants.

As compensation for its services, the placement agent of the 6% Notes, which were issued for cash in the aggregate principal amount of $3,950,000, received an aggregate cash fee of $395,000 and seven-year warrants to purchase 3,590,909 shares of our common stock. Greg Osborn, our Executive Chairman, is the founder and Managing Director of an affiliate of the placement agent.

As of December 20, 2007, we issued 6% Secured Convertible Promissory Notes due December 2010 (the “December 6% Notes”) in an aggregate principal amount of $2,032,546 (convertible into 22,583,844 shares of our common stock at an initial conversion price of $0.09 per share) and warrants to purchase an aggregate of 2,710,061 shares of our common stock at an exercise price of $0.15 per share (the “December Warrants”). We issued these securities in lieu of common stock in connection with our solicitation of the exercise of warrants to purchase common stock at an exercise price of $0.09 per share (the “Tender Offer”). The gross proceeds from the warrant exercise (approximately $2.0 million) were released from escrow on December 31, 2007. A Tender Offer Statement on Schedule TO relating to the solicitation of the exercise of the warrants was filed with the Securities and Exchange Commission on November 21, 2007 (File Number 005-78706), as amended on January 4, 2008. The placement agent received a cash fee of $203,254 and seven-year warrants to purchase 2,258,382 shares of our common stock in connection with the Tender Offer.

On January 4, 2008, we issued an additional December 6% Note in the aggregate principal amount of $100,000 (convertible into 1,111,111 shares of our common stock at an initial conversion price of $0.09 per share) and December Warrants to purchase an aggregate of 133,333 shares of our common stock at an exercise price of $0.15 per share. We issued these securities in lieu of common stock to an accredited investor in connection with that investor's exercise of its warrants to purchase common stock at an exercise price of $0.09 per share. We received proceeds of $90,000 in connection with this transaction.

We are required to file a series of registration statements covering the resale of the shares of common stock underlying the 6% Notes, the Warrants, the December 6% Notes and the December Warrants as well as the warrants issued to the placement agent in connection with the issuance of the First Bridge Notes, Second Bridge Notes and 6% Notes issued for cash and in connection with the Tender Offer. In the event we fail to file or cause these registration statements to become effective within specified time periods, we will be required to pay liquidated damages, except with respect to warrants issued to the placement agent. The registration statement, of which this prospectus is a part, is the first of these series of registration statements.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” “Certain Relationships and Related Transactions” and “Description of Our Securities” for further discussion about these transactions.

The Offering

Common stock offered for sale by the selling stockholders	44,614,354 shares (1)
Common stock to be outstanding after this offering	166,238,676 shares (1)(2)
OTC Symbol	TKER

(1)
Includes 24,599,915 shares that are issuable upon conversion of the 6% Notes, 9,149,553 shares issuable upon the exercise of the Warrants held by the selling stockholders holding such 6% Notes and 715,023 shares issuable upon exercise of warrants held by two of the selling stockholders to be registered for resale pursuant to agreements. We will receive an aggregate of approximately $1.4 million if the Warrants are exercised in full.

(2)	Based upon our issued and outstanding shares of common stock as of December 31, 2007. This number excludes:

•	551,724 shares of our common stock, which are issuable upon conversion of principal and accrued interest on our one remaining First Bridge Note;

•	108,441,137 shares of our common stock, which are issuable upon conversion of the 6% Notes and which are not being offered for resale pursuant to this prospectus;

•	25,860,629 shares of our common stock, which are issuable upon exercise of the Warrants and which are not being offered for resale pursuant to this prospectus;

•	133,359 shares of common stock, which are issuable in connection with liquidated damages relating to the January 26, 2006 private placement;

•	133,359 shares of common stock, which are issuable upon exercise of warrants to be issued in connection with liquidated damages relating to the January 26, 2006 private placement;

•	13,388,889 shares of our common stock, which are issuable upon exercise of outstanding warrants issued in connection with the First and Second Bridge Notes;

•
20,497,200 shares of our common stock, which are issuable upon exercise of outstanding warrants issued in connection with the November 2002, December 2004, September 2005 and January 2006 private placements;

•	22,583,844 shares of our common stock, which are issuable upon conversion of the December 6% Notes issued in connection with the Tender Offer;

•	2,710,061 shares of our common stock, which are issuable upon exercise of the December Warrants issued in connection with the Tender Offer;

•
12,904,303 shares of our common stock, which are issuable upon exercise of outstanding warrants issued to the placement agent of the First Bridge Notes, the Second Bridge Notes, the 6% Notes and the Tender Offer;

•	17,672,148 shares of our common stock, which are issuable as compensation for employees, directors and consultants upon exercise of our outstanding options;

•	51,479,374 shares of our common stock, which are issuable as compensation for employees, directors and consultants upon exercise of our outstanding warrants; and

•	2,500,000 shares of our common stock, which are reserved for future grants under our 2006 Stock Plan.

Summary Consolidated Financial Statements

The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. Until December 31, 2005, we were in a development stage. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

Statement of Operations Data (in thousands except per share data):

	Year Ended December 31,					Nine Months Ended September 30,
	2006	2005	2004	2003	2002	2007	2006
Revenues	$1,486	$705	$—	$—	$—	$1,750	$1,289
Impairment of goodwill and intangible assets	44,081	—	—	—	—	—	30,152
Loss from operations	(62,051)	(16,964)	(3,367)	(501)	(745)	(10,868)	(42,311)
Other income (expense)	(892)	(1,305)	(2,704)	(106)	(17)	(41,350)	47
Net loss	(62,943)	(18,269)	(6,072)	(607)	(761)	(52,239)	(42,264)
Net loss per common share, basic and diluted	$(0.60)	$(0.25)	$(0.26)	$(0.05)	$(0.07)	$(0.48)	$(0.41)
Weighted average common shares outstanding	104,801	73,549	23,597	13,003	11,305	108,444	103,577

Balance Sheet Data (in thousands):

	As of December 31,				As of September 30
	2006	2005	2004	2003	2002	2007
Working capital (deficit)	$(3,481)	$(603)	$14,334	$34	$(50)	$(46,510)
Total assets	21,967	68,854	16,767	548	422	23,873
Long-term liabilities	30	1,574	1,389	386	308	23
Stockholders’ equity (deficit)	16,229	63,288	14,244	21	(90)	(27,506)
Number of shares outstanding at end of period	106,340	89,167	48,864	14,511	11,787	109,446

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide whether to purchase shares of our common stock. This document contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, they could have a severe negative impact on our financial results and stock price.

RISKS RELATED TO OUR BUSINESS

Unless we obtain new financing and/or generate revenue growth in the near future, our liquidity position will become significantly impaired

We believe that we will have adequate working capital to fund our operations during the next twelve months based upon:

•	our projections of future revenues from our products;

•	cash and cash equivalents as of September 30, 2007, including the $3.5 million received in September 2007 from the sale of our 6% Notes;

•	cash in the amount of $500,000 received on November 29, 2007 from the sale of our 6% Notes;

•	cash in the amount of $2.0 million received on December 31, 2007 from the exercise of the $0.09 warrants which were exercised in connection with our Tender Offer; and

•	available cash from a proposed $3 million credit facility, which is currently being negotiated. We can give no assurance that we will obtain the proposed $3 million credit facility.

Our ability to continue to operate and grow our business is dependent upon obtaining the proposed credit facility and/or generating revenue growth from operations. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we do not obtain the contemplated credit facility and/or generate sufficient revenue growth from existing and new business arrangements, we will not have sufficient cash to support our continued operations and meet our obligations.

We have lost money in each fiscal quarter since we changed our business model to the development of products in the oral care, food processing, skin care, water purification and pet industries. We expect future losses and we may never become profitable.

We have incurred losses from operations in each quarter since we changed our business direction in late 2002. Our net losses for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005 and 2004 were approximately $52,239,000, $62,943,000, $18,269,000, and $6,072,000, respectively. We expect to continue to incur losses for at least the next six months. We anticipate operating expenses will increase as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. As discussed in the consolidated financial statements, we have incurred negative cash flow from operations and net losses since inception and have a working capital deficiency. These conditions, among others, raise substantial doubt about our ability to continue as a going concern.

To the extent that future impairment charges occur, they will likely have a material impact on our financial results.

In the second quarter of 2006, we tested for impairment of our intangible assets and our goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144) and SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142), respectively. Our testing was triggered by the following events and circumstances that constitute impairment indicators under the literature:

•	a preliminary expectation that third and fourth quarter 2006 originally projected revenues will not be attained;

•	a decrease in expected future cash flows; and

•	a decline in the market price of our common stock

Upon completion of the impairment tests during the second quarter of 2006, we recorded non-cash impairment charges to intangible assets and goodwill of $12.2 million and $17.9 million, respectively.

Also in the fourth quarter of 2006, we tested for impairment of our intangible assets and our goodwill. Our goodwill review was performed as part of our annual goodwill impairment review. Upon completion of the impairment tests, we recorded non-cash impairment charges to goodwill of $13.9 million. There was no impairment of our intangible assets.

Note 5 to our audited consolidated financial statements for the year ended December 31, 2006 describes the impairment tests performed and their impact during the second and fourth quarter of 2006. There can be no assurance that there will not be impairment charges in subsequent periods as a result of our future periodic impairment reviews. To the extent that future impairment charges occur, they will likely have a material impact on our financial results.

We have a limited operating history in our present market and prospective investors have a limited historical basis on which to judge our ability to be successful.

We were originally organized for the purpose of engaging in the acquisition and exploration of mineral properties, primarily in the Province of British Columbia, Canada. During 2001, we allowed the option on our mineral property to lapse and began to investigate other business opportunities. In late 2002, we entered into an exclusive license to sell, develop, market and distribute consumer deodorant breath products, animal deodorant breath products and soft drink products using the pHarlo technology. Since late 2002, we have pursued this business plan and have expanded it to include the use of the pHarlo technology in the pre- and post-harvest food processing, skin care, pet care, hangover remedy, alcohol abatement and water purification industries. Additionally, we are investigating the applicability of the pHarlo technology to other aspects of the seafood industry.

Since inception, we have suffered recurring losses and net cash outflows from operations. We expect to continue to incur substantial losses to complete the development of our business. We have a limited operating history upon which investors may evaluate our likely future performance.

We completed in July 2005 a significant acquisition of certain assets of pHarlo Citrus Technologies, Inc. and other related entities. We cannot guarantee that we will be able to manage these new assets profitably.

On July 15, 2005, we purchased certain assets of pHarlo Citrus Technologies, Inc., Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC, which four entities are referred to in this prospectus as the “Selling Entities.” This acquisition, which is referred to in this prospectus as the “2005 Acquisition,” represented a highly significant event for our company. Prior to the acquisition, we licensed the use of certain patent applications covering various uses for the pHarlo technology and improvements from the Selling Entities and also purchased the pHarlo concentrate, a concentrate made using the pHarlo technology from Indian River Labs. As a result of the 2005 Acquisition and the purchase of all of the working assets of Indian River Labs, we now control various uses of pHarlo technology in the manufacturing process for the pHarlo concentrate. Our business, financial condition and results of operations could suffer materially if we fail to successfully manage these assets and the manufacturing process.

Recent restatements and amendments to our interim financial statements and quarterly reports, as well as deficiencies in our disclosure controls and procedures and internal control over financial reporting, may present a risk of future restatements and disclosure compliance errors which could lead to legal exposure.

We have recently restated and amended our interim financial statements for the periods ended June 30, 2004, September 30, 2004 and September 30, 2005 and have recently filed amendments to our quarterly reports on Form 10-QSB for each of those periods reflecting these restatements. While in the process of amending our quarterly reports on Form 10-QSB to restate these financial statements, we became aware of certain required information that had been omitted and other information that needed to be changed or corrected. As a result of the foregoing, we revised these quarterly reports to correct this information and to state, among other things, that our disclosure controls and procedures were not effective as of June 30, 2004, September 30, 2004 and September 30, 2005.

As of December 31, 2005, December 31, 2006 and September 30, 2007, our management concluded that our disclosure controls and procedures were not effective. We continue taking what we believe to be reasonable and appropriate steps to correct these deficiencies. We will also continue to assess the adequacy and appropriateness of these actions and adjust our remediation plan as needed or to reflect changes in our business. However, we cannot be certain when these deficiencies will ultimately be remediated and we expect that we will need a period of time over which to demonstrate that our disclosure controls are functioning appropriately to conclude that we have adequately remediated the deficiencies. Any failure to implement and maintain improvements in our disclosure and internal controls may present a risk of future restatements and disclosure compliance errors and could in turn lead to legal exposure. Any failure to improve these controls to address the identified deficiencies, or any other unidentified deficiencies, could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our common stock. This could have a material adverse effect on our business and financial results.

We have limited experience in the marketing of our products and may not be able to market them successfully.

We currently market:

•	Unifresh® Footbath, a grooming aid that helps clean and disinfect the hooves of dairy cows;

•	Tasker Blue, an antimicrobial aid used in the scalder process of poultry processing and the post-fearher picker process; and

•
Tasker Pacific Blue™ Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life. Shelf life extension is the act of increasing the length of the time a product can spend during processing, distribution and retail before becoming unacceptable for consumption.

These are diverse markets and we may not be aware of all the customs and practices and may not be able to successfully compete in these industries. We believe that we will need to hire appropriate consultants and staff to reach all of these markets successfully. The consultants that we may retain may not have sufficient experience to enable us to completely understand the characteristics of these diverse industries. There can be no assurance that we will properly ascertain or assess any and all risks inherent in our proposed markets or that we will successfully enter into new markets or grow in our existing markets.

Our ability to reach some of the markets currently set forth in our business plan will require regulatory approval. In addition, new products that we may develop or acquire may also require regulatory approval.

The ingredients that we use to produce the pHarlo concentrate are approved as Generally Recognized as Safe by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate; including the intended uses of these products, do not require further approval by the FDA. However, we may develop or acquire future products that use ingredients that will need to be approved by the FDA, or we may alter the intended uses of our current product, such that those products require additional FDA approval(s). There can be no assurance that FDA approval, if necessary, will be obtained.

Subsequent to December 31, 2006, we began the in-plant testing of an application of Tasker Blue for use in the On-Line Reprocessor, the final spray wash, section and received authorization to proceed with in-plant tests for an application in the Chiller, or cold water submersion, section in an effort to receive consent from the USDA to market these applications to poultry processors for commercial use. Tests of our On-Line Reprocessor application were suspended when we were informed of the USDA’s intention to reconsider this requirement of this section as an intervention point in controlling bacteria. We began tests for the Chiller application in the third quarter. If the Chiller tests are successful and we receive a Letter of No Objections from the FSIS, we will have commercial applications in five of the six intervention stages of poultry processing. We have begun the commercialization phase of this application of the pHarlo technology. There can be no assurance that we will successfully complete the commercial verification process. If we do not successfully complete the commercial verification process, this may have a material adverse effect on our business plan. In addition to the poultry processing industry, we are currently marketing the pHarlo technology for use in seafood processing. There can be no assurance that the products will obtain all necessary approvals, or, if granted, that the approvals will not include significant limitations on the indicated uses for which the products may be marketed or other restrictions or requirements that may reduce the value of the products.

A key component of our business strategy is the proprietary nature of the pHarlo concentrate, and, therefore, our inability to protect our intellectual property rights could materially harm our business.

The pHarlo concentrate that we produce is based upon both the patent applications that we purchased in the 2005 Acquisition, as well as on certain base patents and base patent applications, or patents and applications that we license. We have entered into an exclusive worldwide royalty free sub-license with pHarlo IP, the exclusive licensee of the base patents and base patent applications, to exploit these base patents and applications in certain fields of use. Protecting this intellectual property, in addition to protecting the patent applications that we purchased in the 2005 Acquisition, is a key component to the success of our business. Although we have retained the right to enforce our rights as a sub-licensor under the base patents and base patent applications, if an infringement occurs within the field of use specified in our sub-license agreement, there can be no assurance that we would be successful in any action to protect our rights under the patent applications that we have purchased. In addition, there can be no assurance that the base patent applications or the patent applications that we have purchased will ultimately be protected by an issued patent.

Intense competition could harm our financial performance and the value of your investment.

Some of the industries in which we are or will be marketing our products are characterized by intense competition.

Our Unifresh Footbath treats a highly infectious disease known as digital dermatitis that causes lameness, swelling and fever in dairy cows, resulting in a drastic decrease in milk production. Forms of treatment include antibiotic bandaging and topical sprays using Terramycin® (oxytetracycline - an antibiotic) and footbaths using Formalin (a saturated solution of formaldehyde), copper sulfate, Tetracycline (a broad-spectrum antibiotic) or Peracetic Acid (a disinfectant and sanitizer). Unifresh Footbath’s underlying technology, pHarlo technology, uses a highly acidified form of copper sulfate that helps control the bacteria that cause digital dermatitis. Some competing products using copper sulfate include QuickHit, Healthy Foot and HoofPro+ by SSI Corporation; Double-Action® Hoof Treatment by West Agro, Inc.; and Hoofcare Supercharger manufactured by Marabo.

Currently, there is little competition for bacterial inhibitors in the scalding process of poultry processors. We intend to expand the use of the pHarlo technology into the remaining operations of poultry processing, specifically the on-line reprocessing area, or an approved process that allows chicken with fecal material on the skin to be sprayed with a chemical disinfectant so that all such material is disinfected and/or removed prior to entry into the chilling process, or freezing process. However, we believe we will encounter competition in the chill process from manufacturers of sodium hydrochloride or sodium hypochlorite, chemical compound solutions frequently used as disinfectants and bleaching agents. The chill process is cold water or air that is used in poultry processing to reduce the temperature of the carcass to 40 degrees Fahrenheit in order to maintain food safety.

In addition, ammonia is an ever-present element of the atmosphere in poultry houses. The detrimental effects of ammonia in poultry farming are widely known and several products focused on litter treatment are available in the market using sodium bisulfate and aluminum sulfate (Alum) that convert litter ammonium to ammonium sulfate, emitting a significantly lower ammonia level. Yucca schidigera extract is also used as an enzyme treatment in the poultry diet to reduce ammonia evolving from poultry manure. Some products currently available in the market include PLT™ (Poultry Litter Treatment), Ultra Litter Treatment™ and Poultry Guard™, which are granulated products, BZT™ and Premium Bio-Treat Poultry Blend.

Currently, our seafood application product, Pacific Blue™, is the only treatment in the market that eliminates odors on seafood by reducing the bacteria that causes spoilage. When and if the market for Pacific Blue™ develops, additional products created by competitors may enter the market and compete.

There may be a number of companies, universities and research organizations actively engaged in research and development of technology that could be similar to our processes and ultimately become our competitors. We cannot assure you that we will be able to successfully compete with current or future competitors who may have substantially greater assets, technical staff, established market share and greater financial and operating resources than we have. If we are unable to successfully compete with these industry competitors, it may have a material adverse effect on our business plan.

Some provisions of our amended and restated articles of incorporation, bylaws, and Delaware law may inhibit potential acquisition bids that may be considered favorable to our stockholders.

Our corporate documents contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by our stockholders. These provisions include:

•	limitations on persons authorized to call a special meeting of stockholders;

•	the ability of a majority of the directors then in office to fill vacancies in directorships; and

•	no cumulative voting.

These and other provisions contained in our amended and restated articles of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

In addition, we are subject to control share acquisitions provisions and affiliated transaction provisions of the Delaware General Corporation Law, the applications of which may have the effect of delaying or preventing a merger, takeover or other change of control of us and therefore could discourage attempts to acquire our company.

RISKS RELATED TO OUR COMMON STOCK

If we are unable to comply with the terms of registration rights agreements to which we are a party, we may be obligated to pay liquidated damages to some of our security holders.

In connection with our April 2004, July 2004, December 2004, September 2005 and January 2006 private placements, we entered into registration rights agreements with certain of our security holders in which we agreed to prepare and file with the SEC registration statements to register certain shares of common stock, which registration statements must be maintained effective for certain specified periods. If we are unable to comply with these provisions of these registration rights agreements, we may be obligated to pay liquidated damages to the holders of the securities covered by such registration rights agreements. If we are required to pay such liquidated damages or other amounts to these holders, our business, financial condition, operating results and cash flows would be materially adversely affected.

Registration statements with respect to the April 2004, July 2004 and December 2004 private placements were filed and declared effective in a timely manner. However, on June 14, 2006, we notified the holders of securities acquired in these private placements that the prospectuses contained within these registration statements contained financial and other information that was not current and that, as a result, such prospectuses could not be used to offer and sell such securities. Our obligation to accrue liquidated damages under these registration rights agreements ceased in April 30 and July 22, 2006, respectively. For the period through July 22, 2006, we have accrued $442,000 in liquidated damages related to these agreements.

We were unable to have the registration statement registering resale of securities purchased in the September 2005 private placement declared effective by the deadline specified in the applicable registration rights agreement. However, in connection with the January 2006 private placement, we obtained waivers of all claims for liquidated damages relating to our inability to have such registration statement declared effective by the specified deadline. Under the waiver, the date by which the registration statement covering resale of the securities purchased in the September 2005 private placement was required to be declared effective was extended to May 23, 2006. On April 26, 2006, we filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. We believe, that as it relates to the September 2005 private placement, we have used our best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, we believe that we are not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that our best efforts were used, and we either accede to their assertion or are found to not have used our best efforts, the estimated maximum amount of liquidated damages for which we would be liable, assuming ineffectiveness from May 23, 2006 to October 31, 2006, and, for illustration purposes only, from October 1, 2007 to the end of the period covered by the registration agreement, is approximately $43,000. Also, as it relates to the January 2006 private placement, we, despite using our best efforts, failed to have the registration statement declared effective by the SEC on or before October 26, 2006. Consequently, as of December 31, 2006 we are required to issue to each holder of the January 2006 private placement, shares and warrants equal to one percent of the respective number of shares and warrants purchased by each holder or an aggregate of 133,359 shares of common stock and warrants to purchase 133,359 shares of common stock. As of September 30, 2007, we had not issued these shares and warrants.

We are required to file a series of registration statements covering the resale of the shares of common stock underlying the 6% Notes, the Warrants, the December 6% Notes and the December Warrants as well as the warrants issued to the placement agent in connection with the issuance of the First Bridge Notes, Second Bridge Notes and 6% Notes issued for cash and in connection with the Tender Offer. In the event we fail to file or cause these registration statements to become effective within specified time periods, we will be required to pay liquidated damages (except with respect to warrants issued to the placement agent) equal to 1% of the principal amount of the affected notes and the purchase price of shares of common stock issued on conversion of these notes and exercise of related warrants for each 30-day delay in the filing or effectiveness of such registration statement (or such lesser pro-rata amount for any period of less than 30 days).

Future sales of our common stock may cause our stock price to decline.

Since our inception, we have funded operations through common stock issuances in order to meet our strategic objectives. We have completed private sales of common stock and securities convertible into common stock. We may, in the future, issue more shares of common stock in sales that may or may not be registered under the Securities Act of 1933, or the Securities Act. Our stock price may decline due to future sales of our shares or even the perception that such sales may occur.

Our stock price has been extremely volatile in recent years and continues to fluctuate widely.

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. The price of our common stock may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of our common stock has fluctuated widely in recent years, ranging from a low of $0.06 per share in the fourth quarter of fiscal year 2006 to a high of $5.15 per share in the first quarter of fiscal year 2005, and continues to be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

The large number of shares available for future sale could adversely affect the price of our common stock.

As of December 31, 2007:

•
17,672,148 shares of common stock were issuable as compensation for employees, directors and consultants upon exercise of outstanding stock options with a weighted average exercise price of $0.37 per share;

•
51,479,374 shares of our common stock were issuable as compensation for employees, directors and consultants upon exercise of our outstanding warrants with exercise prices between $0.11 and $0.33 per share;

•	85,202,931 shares of common stock were issuable upon exercise of outstanding warrants with exercise prices between $0.0725 and $2.00 per share;

•	551,724 shares of common stock were issuable upon the conversion of the outstanding First Bridge Note with a conversion price of $0.0725 per share;

•	141,190,915 shares of common stock were issuable upon the conversion of the 6% Notes with conversion prices between $0.0725 and $0.11 per share.

•	22,583,844 shares of our common stock were issuable upon conversion of the December 6% Notes with a conversion price of $0.09 per share; and

In addition, the registration rights agreement for the January 2006 private placement requires us to pay liquidated damages in the form of additional common stock and warrants. As of September 30, 2007, 133,359 shares and 133,359 warrants are issuable as liquidated damages under the terms of the January 2006 registration rights agreement.

We are required to file a series of registration statements covering the resale of the shares of common stock underlying the 6% Notes, the Warrants, the December 6% Notes and the December Warrants as well as the warrants issued to the placement agent in connection with the issuance of the First Bridge Notes, Second Bridge Notes and 6% Notes issued for cash and in connection with the Tender Offer. In the event we fail to file or cause these registration statements to become effective within specified time periods, we will be required to pay liquidated damages (except with respect to warrants issued to the placement agent) equal to 1% of the principal amount of the affected notes and the purchase price of shares of common stock issued on conversion of these notes and exercise of related warrants for each 30-day delay in the filing or effectiveness of such registration statement (or such lesser pro-rata amount for any period of less than 30 days).

Substantially all of the shares underlying these options and warrants have been or would be registered for resale, and none of them are subject to any contractual restrictions on resale. Future sales of any of these shares, or the anticipation of such sales, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. Further, any issuance of a substantial number of these shares would dilute the ownership interest of existing stockholders and could result in increased volatility in the price of our common stock.

The effect of a possible reverse split of our common stock is unknown.

At our 2007 Annual Meeting of Stockholders, our stockholders approved a proposal granting our board of directors the discretionary authority to effect a reverse stock split at any time prior to June 30, 2009, without further stockholders’ approval. The board of directors has no immediate plans to effectuate a reverse split. The range at which the board could effect the reverse stock split is from one-for-five to one-for-twenty, with the exact exchange ratio to be set by the board of directors in its sole discretion within this range at the time it elects to effect a reverse split. The effect of the reverse split upon the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our common stock after the reverse split will be five to twenty times, as applicable, greater than the price for shares of our common stock immediately prior to the reverse split. Furthermore, there can be no assurance that the marketability of the common stock will improve and that the market price of our common stock immediately after the proposed reverse split will be maintained for any period of time. Moreover, because some investors may view the reverse split negatively, there can be no assurance that the reverse split will not adversely impact the market price of our common stock or, alternatively, that the market price following the reverse split will either exceed or remain in excess of the current market price.

Our common stock, which is quoted on the OTC Bulletin Board, has several disadvantages compared to securities traded on The Nasdaq Stock Market.

Our common stock, which is quoted on the OTC Bulletin Board, has several disadvantages compared to securities traded on The Nasdaq Stock Market. These disadvantages include the following:

•	The SEC’s order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

•
While The Nasdaq Stock Market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system by filing an application with the National Association of Securities Dealers, or NASD. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

•
Trading activity on the OTC Bulletin Board in general is not conducted as efficiently and effectively as with Nasdaq-listed securities. Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

•
Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

•	Shares traded on the OTC Bulletin Board generally are quoted with greater spreads between bid and ask prices and may be more expensive to buy or sell.

•	Because bulletin board stocks are usually not followed by analysts, they may be subject to lower trading volume than for Nasdaq-listed securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies like Tasker that trade on the OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act of 1934, and must be current in their filing with the SEC of periodic reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current with respect to our reporting requirements, we could be removed from the OTC Bulletin Board. In such event, the market liquidity for our securities could be severely adversely affected because the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market would be limited.

Since our common stock is subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

A public company’s common stock is subject to the penny stock rules promulgated under the Securities Exchange Act of 1934, or Exchange Act, unless its net tangible assets are greater than $2,000,000 or its common stock has a market price per share greater than $5.00. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks,” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in “penny stock” can be completed.

Since our common stock is subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “TKER.”

The following table sets forth, for the periods indicated, the high and low bids for our common stock, based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Price Range of Common Stock
Quarter Ended	High	Low
Fiscal 2005
First Quarter	$5.15	$2.31
Second Quarter	$4.14	$2.21
Third Quarter	$3.90	$2.21
Fourth Quarter	$2.79	$0.58
Fiscal 2006
First Quarter	$1.04	$0.54
Second Quarter	$0.74	$0.44
Third Quarter	$0.57	$0.08
Fourth Quarter	$0.25	$0.06
Fiscal 2007
First Quarter	$0.23	$0.12
Second Quarter	$0.36	$0.17
Third Quarter	$0.29	$0.14
Fourth Quarter	$0.36	$0.14

As of December 31, 2007, we had approximately 121,624,322 shares of common stock outstanding and approximately 89 stockholders of record. The closing price for our common stock on December 31, 2007 was $0.175.

We have never paid dividends on our common stock. We intend to retain our earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock for the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for each of the five years ended December 31, 2006 and for the nine months ended September 30, 2006 and 2007.

The selected consolidated financial data for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005 have been derived from the financial statements of Tasker Products Corp., included in this prospectus, which have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm. The selected historical consolidated financial data as of and for the years ended December 31, 2003 and 2002 have been derived from our consolidated financial statements not included in this prospectus, which have been audited by Morgan & Company. We have also provided you with our unaudited selected historical consolidated operating and balance sheet data for the nine months ended September 30, 2007 and 2006 which are derived from our unaudited consolidated financial statements. As a result of the 2005 Acquisition, financial data for periods prior to the 2005 Acquisition may not be comparable with financial data for periods following the 2005 Acquisition.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this report. Until December 31, 2005, we were a development stage company.

Statement of Operations Data (in thousands except per share data):

	Year Ended December 31,					Nine Months Ended September 30,
	2006	2005	2004	2003	2002	2007	2006
Revenues	$1,486	$705	$—	$—	$—	$1,750	$1,289
Impairment of goodwill and intangible assets	44,081	—	—	—	—	—	30,152
Loss from operations	(62,051)	(16,964)	(3,367)	(501)	(745)	(10,868)	(42,311)
Other income (expense)	(892)	(1,305)	(2,704)	(106)	(17)	(41,350)	47
Net loss	(62,943)	(18,269)	(6,072)	(607)	(761)	(52,239)	(42,264)
Net loss per common share, basic and diluted	$(0.60)	$(0.25)	$(0.26)	$(0.05)	$(0.07)	$(0.48)	$(0.41)
Weighted average common shares outstanding	104,801	73,549	23,597	13,003	11,305	108,444	103,577

Balance Sheet Data (in thousands):

	As of December 31,					As of September 30,
	2006	2005	2004	2003	2002	2007
Working capital (deficit)	$(3,481)	$(603)	$14,334	$34	$(50)	$(46,510)
Total assets	21,967	68,854	16,767	548	422	23,873
Long-term liabilities	30	1,574	1,389	386	308	23
Stockholders’ equity (deficit)	16,229	63,288	14,244	21	(90)	(27,506)
Number of shares outstanding at end of period	106,340	89,167	48,864	14,511	11,787	109,446

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” and “Risk Factors” for a description of the important factors that could cause actual results to differ materially from those contained in forward-looking statements.

Overview

We manufacture, distribute and market a variety of products using a process we refer to as “pHarlo technology.” These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, i.e., the ability to inhibit bacteria growth, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution.

We currently market:

•	Unifresh Footbath, a grooming aid for dairy cows;

•
Tasker Blue, an antimicrobial aid to be used in the scalder process of poultry processing, which is a method of loosening feathers so that they can be picked and removed mechanically, and the post-feather picker process, which is the method used in chicken processing that receives chickens immediately after the scalder and mechanically removes feathers; and

•	Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and reduce or eliminate odors.

We are currently seeking to license and/or sell the Close Call™ brand and derivative applications.

Unifresh® Footbath

We currently market Unifresh®Footbath concentrate, a grooming aid that helps clean and disinfect the hooves of dairy cows. Because of the bacteriostatic properties of the pHarlo technology, this product helps control bacteria that infect the hooves of cows and cause interdigital dermatitis, a bacterial infection of the skin on a cow’s hoof, and interdigital papillomatosis, a disease infectimg a cow’s hoof that may cause severe lameness, decreased milk yield, body weight loss, decreased reproductive performance and increased veterinary expenses. Unifresh® Footbath concentrate was launched during the third quarter of 2005. In the fourth quarter of 2005, we discovered that our Unifresh® Footbath product’s effectiveness was diminished in water that had abnormally high alkaline content. We reformulated our Unifresh® Footbath concentrate with the addition of a compound that neutralizes alkali, or a type of base that has a pH greater than 7, which can increase the pH of water or soil. In the first quarter of 2006, we introduced our enhanced formulation to the market. It is currently being sold to dairy farms throughout the U.S. through our sales force, independent brokers and farm product distributors. We currently market the product as a grooming aid. No federal agency approvals are required for marketing this product.

Poultry Processing

In August 2005, we began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The first in-plant commercial verification test was completed in October 2005 and submitted to the USDA shortly thereafter.

On February 6, 2006, we received a letter from the FSIS consenting to the continuation of in-plant trials of our Scalder application at a facility in Athens, Georgia, as well as two additional poultry processing plants. The trial involved the application of the pHarlo technology as an antimicrobial in the scalder and post-feather picker stages. In August 2006 we received a Letter of No Objections from the FSIS indicating that it had no objections to the use of our product as an antimicrobial processing aid in poultry Scalder and, in December 2006, we received a similar letter from the USDA to use our product in the Picker and New York Dressed Cabinet.

During the fiscal quarter ended June 30, 2007, we submitted protocols to be used in the testing of an application for use in the On-Line Reprocessor and Chiller sections. We received the FSIS’s consent to proceed with in-plant testing of these applications. Tests of our On-Line Reprocessor application were suspended when we were informed of the USDA’s intention to reconsider this requirement of this section as an intervention point in controlling bacteria.

We recently began tests of our Chiller application. If these tests are successful and we receive a Letter of No Objections from the FSIS, we will have commercial applications in five of the six intervention stages of poultry processing.

Seafood Processing Products

We recently began marketing the pHarlo technology for use in pathogen reduction, a process by which certain bacteria that cause disease or illness are reduced in number or eliminated, and the shelf life of seafood is extended. Our product, Tasker Pacific Blue Seafood Wash, has been tested at the North Carolina State Center for Marine Science & Technology, Virginia Tech University and Mississippi State University on shrimp, mahi mahi, salmon, flounder, scallops and catfish. The results of these studies indicated that the pHarlo technology could possibly double the shelf life on catfish filets and significantly increase the shelf life of other seafood. No federal agency approvals are required for the marketing of this product.

In the processing of fish and seafood species, water is used at many points after harvesting. Therefore, the use of dip tanks and sprays of chilled water are normal and common. The addition of the Tasker Pacific Blue Seafood Wash to these wash waters is an easy adaptation of existing process equipment. Our seafood application is currently in trial testing by a seafood company located in the southeast and in several supermarkets in the northeast.

Close Call™

Until March 2007, we marketed Close Call™ as an oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol. The FDA requires companies making structure or function claims relating to a dietary supplement product, such as Close Call™, to “certify that the firm has substantiation that the claim is truthful and not misleading.” While the FDA does not require any presentation of this support, it does require a notice of dietary supplement ingredients and claims. We believe that our Close Call™ product could be marketed more efficiently by a company either already established in the industry or with more commercial resources. Therefore, we are actively seeking to license and/or sell the Close Call™ brand or derivative applications.

Recent Developments

On September 28, 2007, November 29, 2007 and December 14, 2007, we issued the 6% Notes to accredited investors in the aggregate principal amount of $12,684,597. The aggregate consideration of $12,684,597 was in the form of cash ($3,950,000), the conversion of the First Bridge Notes issued by us between December 1, 2006 and April 23, 2007 (aggregate principal amount of $6,255,091 and the accrued interest thereon of $415,617) and the conversion of the Second Bridge Notes issued by us on June 4, 2007 (aggregate principal amount of $2,000,000 and the accrued interest thereon of $63,889). The 6% Notes mature on September 27, 2010. Each investor of the 6% Notes also received Warrants to purchase a certain number of shares of our common stock with such number based on the form of consideration used to purchase the 6% Notes.

As compensation for its services, the placement agent of the 6% Notes, which were issued for cash in the aggregate principal amount of $3,950,000, received an aggregate cash fee of $395,000 and seven-year warrants to purchase 3,590,909 shares of our common stock. Greg Osborn, our Executive Chairman, is the founder and Managing Director of an affiliate of the placement agent.

As of December 20, 2007, we issued the December 6% Notes in an aggregate principal amount of $2,032,546 (convertible into 22,583,844 shares of our common stock at an initial conversion price of $0.09 per share) and December Warrants to purchase an aggregate of 2,710,061 shares of our common stock at an exercise price of $0.15 per share. We issued these securities in lieu of common stock in connection with our solicitation of the exercise of warrants to purchase common stock at an exercise price of $0.09 per share or our Tender Offer. The gross proceeds from the warrant exercise (approximately $2.0 million) were released from escrow on December 31, 2007. A Tender Offer Statement on Schedule TO relating to the solicitation of the exercise of the warrants was filed with the Securities and Exchange Commission on November 21, 2007 (File Number 005-78706), as amended on January 4, 2008. The placement agent received a cash fee of $203,254 and seven-year warrants to purchase 2,258,382 shares of our common stock in connection with the Tender Offer.

Financial Overview

Until December 31, 2005, we were a development stage company. The quarterly period ended March 31, 2006 was the first period we were considered an operating company.

We believe that we will have adequate working capital to fund our operations during the next twelve months based upon:

•	our projections of future revenues from our products;

•	cash and cash equivalents as of September 30, 2007, including the $3.5 million received in September 2007 from the sale of our 6% Notes;

•	cash in the amount of $500,000 received on November 29, 2007 from the sale of our 6% Notes;

•	cash in the amount of $2.0 million received on December 31, 2007 from the exercise of the $0.09 warrants which were exercised in connection with our Tender Offer; and

•	available cash from a proposed $3 million credit facility, which is currently being negotiated. We can give no assurance that we will obtain the proposed $3 million credit facility.

Our ability to continue to operate and grow our business is dependent upon obtaining the proposed credit facility and/or generating revenue growth from operations. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we do not obtain the contemplated credit facility and/or generate sufficient revenue growth from existing and new business arrangements, we will not have sufficient cash to support our continued operations and meet our obligations.

Impairment of goodwill and intangible assets

In the second quarter of 2006, we tested for impairment of our intangible assets and our goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and SFAS No. 142 “Goodwill and Other Intangible Assets” respectively. Our testing was triggered by the following events and circumstances that constitute impairment indicators under the literature:

•	a preliminary expectation that originally projected revenues for the third and fourth quarters 2006 will not be attained;

•	a decrease in expected future cash flows; and

•	a decline in the market price of our common stock

Upon completion of the impairment tests, we recorded non-cash impairment charges to intangible assets and goodwill of $12.2 million and $17.9 million, respectively.

Also in the fourth quarter of 2006, we tested for impairment of our intangible assets and our goodwill. Our goodwill review was performed as part of our annual goodwill impairment review. Upon completion of the impairment tests, we recorded non-cash impairment charges to goodwill of $13.9 million. There was no further impairment of our intangible assets.

Note 6 to our consolidated financial statements for the year ended December 31, 2006 describes the impairment tests performed and their impact during 2006. There can be no assurance that there will not be impairment charges in subsequent periods as a result of our future periodic impairment reviews. To the extent that future impairment charges occur, they will likely have a material impact on our financial results.

Related Party Transactions

Greg Osborn

In April 2007, we entered into an employment agreement with Greg Osborn in connection with his appointment as Executive Chairman, effective March 14, 2007. See “Management—Employment Agreements—Greg Osborn” for a discussion of the terms of this employment agreement. Mr. Osborn is the Managing Partner of Indigo Ventures, LLC, an affiliate of Indigo Securities, LLC, the firm that served as the placement agent for the offerings of our First Bridge Notes, Second Bridge Notes, 6% Notes and our Tender Offer. Mr. Osborn is also a registered representative of Indigo Securities. In connection with its services as placement agent of the First Bridge Notes, Indigo Securities received a fee of $629,509 and seven-year warrants to purchase an aggregate of approximately 8,682,884 shares of our common stock at an exercise price of $0.0725 per share. In connection with its services as placement agent of the Second Bridge Notes, Indigo Securities received a fee of $200,000 and seven-year warrants to purchase an aggregate of 2,020,202 shares of our common stock at an exercise price of $0.099 per share. In connection with its services as placement agent of the 6% Notes that were issued for cash consideration, Indigo Securities received a fee of approximately $395,000 and seven-year warrants to purchase an aggregate of approximately 3,590,909 shares of our common stock at an exercise price of $0.11 per share. In connection with its services as placement agent in the Tender Offer, Indigo Securities received a cash fee of $203,254 and seven-year warrants to purchase 2,258,382 shares of our common stock at an exercise price of $0..09 per share. Indigo Securities is entitled to a placement agent’s fee with respect to any securities purchased in any subsequent offering by any investors introduced to us by the placement agent, if such subsequent offering is consummated any time within the twelve month period following the final closing of the offering of the 6% Notes.

Wynn Starr

In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC. Under the terms of this agreement, as amended through January 23, 2007, we have granted Wynn Starr a worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr will purchase licensed products from us and will remit to us up to 25% of the net sale price per gallon sold, based on different increments of achieved net sale prices. This amended agreement also includes other target performance criteria such that, if met by Wynn Starr, we will issue to Wynn Starr a warrant to purchase up to 1,300,000 shares of our common stock with an exercise price based upon the closing price of our common stock on January 23, 2007, the date of the amendment. Net sales price and licensed products are defined in the Exclusive Field of Use License Agreement and Products Sale Agreement. As of September 30, 2007, we had paid $39,000 to Wynn Starr and had accrued $58,000 under this royalty arrangement. Steven B. Zavagli, a former member of our board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

Critical Accounting Policies and Estimates

We believe that several accounting policies are important to understanding our historical and future performance. We refer to these policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates—which also would have been reasonable—could have been used, which would have resulted in different financial results.

Derivative Instruments

To date, we have entered into several debt and equity transactions to fund our operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on us if certain conditions are not met. As a result of these registration rights agreements we face a number of unique and complex accounting issues such as the ones discussed below.

We have issued and outstanding several financial instruments with embedded derivative features, consisting of convertible debt and warrants. We analyze these financial instruments in accordance with SFAS No. 133 and Emerging Issues Task Force, (EITF) Issue Nos. 00−19 and 05−02 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00−19.

EITF Issue No. 05−4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00−19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’” addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00−19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4. We have adopted View C as described in the EITF Issue No. 05-4 Issue Summary No. 1. Under View C, registration rights agreements and the associated financial instruments are accounted for as separate instruments. Accordingly, we have given only prospective application to this guidance. On December 21, 2006 the Financial Accounting Standards Board issued FASB Staff Position (FSP) EITF No. 00-19-2 which is effective for fiscal years beginning after December 15, 2006. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration rights agreement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies EITF. Our treatment of the registration rights agreement as separate instruments is consistent with this FSP.

In connection with our examination of past transactions for application of EITF Issue No. 05-4, we noted that for the period from entering into the April 2004 Securities Purchase Agreement until we increased our authorized shares in August 2004, we had insufficient shares to meet all potential obligations to issue shares under our convertible notes and exercisable warrants and options. Under EITF Issue No. 00-19, a liability should be recognized for those financial instruments for that period, with any changes in the fair value of such liabilities recognized in our consolidated statement of operations. Based on our analysis of such liabilities, we determined the effect of any such amounts to be immaterial.

In April 2004 and July 2004, we entered into private placement agreements, and registration rights agreements for convertible debentures and warrants. Based on the interpretive guidance in EITF Issue No. 05−4 due to an uncapped liquidated damages provision in the registration rights agreements, we determined that the registration rights are derivative liabilities that should be bifurcated from the related financial instruments. Accordingly, the estimated fair value of the registration rights derivative of $244,000 was recorded as a liability as of October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations. As of December 31, 2006, the full amount of the derivative liability balance was reversed since the shares purchased under the April 2004 and July 2004 private placements could be sold under Rule 144(k) of the Securities Act of 1933 and we had recorded the full and maximum amount of the actual incurred liquidated damages of approximately $442,000, associated with these registration rights agreements. Additionally, we recorded approximately $141,000 of interest and late fees related to the April 2004 and July 2004 convertible debentures. Both of these amounts are included in the other accrued liabilities.

In connection with our December 2004 and January 2006 private placements, our estimated fair value of the related registration rights derivative was immaterial at the inception and at each reporting date since and, consequently, we have not recorded a liability. At each reporting period, we calculate the estimated fair value of the registration rights derivatives. If the underlying assumptions of the calculation change such that the estimated fair value is not immaterial, we will record a liability at that time.

In connection with our September 2005 private placement, our estimated fair value of the related registration rights derivative at its inception was immaterial and we did not record a liability. Subsequently, in connection with the January 2006 private placement, we amended our September 2005 agreement with the rights holder to waive the liquidated damages relating to our inability to have such registration statement declared effective by May 23, 2006. On April 26, 2006, we filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. We believe, that as it relates to the September 2005 private placement, we have used our best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, we are not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that our best efforts were used, and we either accede to their assertion or are found to not have used our best efforts, the estimated maximum amount of liquidated damages for which we would be liable, assuming ineffectiveness from May 23, 2006 to October 31, 2006, and, for illustration purposes only, from October 1, 2007 to the end of the period covered by the registration agreement, is approximately $43,000.

As it relates to the January 2006 private placement, we, despite using our best efforts, failed to have the registration statement declared effective by the SEC on or before October 26, 2006. Consequently, as of December 31, 2006 we are required to issue to each holder of the January 2006 private placement, shares and warrants equal to one percent of the respective number of shares and warrants purchased by each holder or an aggregate of 138,859 shares of common stock and warrants to purchase 138,859 shares of common stock.

We are required to file a series of registration statements covering the resale of the shares of common stock underlying the 6% Notes, the Warrants, the December 6% Notes and the December Warrants as well as the warrants issued to the placement agent in connection with the issuance of the First Bridge Notes, Second Bridge Notes and 6% Notes issued for cash and in connection with the Tender Offer. In the event we fail to file or cause these registration statements to become effective within specified time periods, we will be required to pay liquidated damages (except with respect to warrants issued to the placement agent) equal to 1% of the principal amount of the affected notes and the purchase price of shares of common stock issued on conversion of these notes and exercise of related warrants for each 30-day delay in the filing or effectiveness of such registration statement (or such lesser pro-rata amount for any period of less than 30 days).

We have not incurred any liquidated damages liabilities related to any of our other registration rights agreements.

Goodwill and Intangible Assets

The discussions under the captions “Goodwill” and “Intangible Assets” below, describe the valuation methods we used to estimate the fair values. We have made assumptions in our valuation methods that we will achieve certain levels of revenue and funding of cash requirements, which are dependent upon certain factors outside of our control. If we do not meet our projections, we may be required to record additional impairment charges. To the extent that future impairment charges occur, they will likely have a material impact on our financial results. We anticipate that we will need approximately an additional $4 million to support our operations and meet our obligations over the next twelve months. We are currently reviewing alternative methods of financing, including private issuances of debt and/or equity. We have a limited history on which to base our projections and on which to determine the accuracy of our projections.

Goodwill

June 2006

In the second quarter of 2006, we tested for impairment of our goodwill in accordance with SFAS No. 142. Our testing was triggered by a preliminary expectation that third and fourth quarter 2006 originally projected revenues would not be attained, a decrease in expected future cash flows and a decline in the market price of our common stock. These events and circumstances constitute impairment indicators under the literature. Upon completion of the impairment tests, we recorded a non-cash impairment charge to goodwill of $17.9 million. At June 30, 2006, the carrying value of goodwill before the impairment charge was approximately $41.7 million and the carrying value of the reporting unit was $68.2 million. Our estimate of the fair value of the reporting unit, and after recording impairments of our intangible assets and goodwill, the carrying value, was $38.1 million, and our estimate of the closing price on June 30, 2006 was $51.5 million, which exceeded our estimate of fair value by $13.4 million. At June 30, 2006, after recording an impairment charge to the intangible assets of $12.2 million based on their estimated fair value, the carrying value of the reporting unit was $56.0 million, resulting in an impairment charge to goodwill of $17.9 million. After the impairment charge, the carrying value of the goodwill was $23.8 million.

The fair value of the reporting unit was based on the income approach using a discounted cash flow model. Cash flow projections were based on our revenue projections for our products. As a result of the circumstances outlined in the following, we reduced our revenue projections by 68% in 2006 and in 2007, 54% in 2008, 46% in 2009 and 43% in 2010. We projected revenue growth rates of 300% in 2007, as compared to the significantly reduced revenue amount base in 2006, and from reduced revenue levels, growth rates per year of 80%, 55% and 38% in 2008, 2009 and 2010, respectively, a growth rate of 7% per year in 2011 through 2015 and a terminal growth rate of 5% for all subsequent years. The majority of the reduction in the amount of revenue was due to the indefinite delay in the implementation of the enforcement framework of EU regulations regarding the welfare of poultry birds. We removed from our projections all revenue related to our poultry pen spray product since we are not certain of the timing of the enforcement of these regulations. Additionally, in order for this product to be sold in the U.S., we need to make additional revisions to its formulation that will require time and additional resources. Consequently, we have not included any U.S. revenue in our projections. We also reduced our projections related to our Unifresh Footbath product since our distributors were unable to devote the level of sale and technical personnel to promote and educate our customers on the benefits of our products that we originally anticipated. On the other hand, the expectation of receipt of USDA approval in the third quarter of 2006 (received in August 2006) for the application of our poultry processing wash in the scalder process resulted in the increase of projected revenues related to this product. However, we are still in the process of completing the commercial verification process for the poultry processing wash and the Tasker Pacific Blue Seafood Wash as we do not yet have a proven record of acceptance of our products by our target audience. Customers in our industry are traditionally averse to entering into long-term agreements, therefore limiting our ability to commit distributors or predict specific customer purchase volumes. If we do not commercially verify these products, we may need to record an additional impairment charge. To the extent an additional impairment charge is required, it will likely have a material impact on our financial results.

The discount rate used was 25% and was based on venture capital rates for start-up companies in similar industries.

The table below presents a sensitivity analysis of the effect on enterprise fair value for +/- 5% change per projected year in earnings before taxes and +/- 1% change in the discount rate:

Earnings Before Taxes	24% Discount Rate	25% Discount Rate	26% Discount Rate
	(in millions)
-5%	$38.7	$35.7	$33.0
As projected	$41.3	$38.1	$35.3
+5%	$43.9	$40.5	$37.4

The table below presents a sensitivity analysis of the effect on enterprise fair value (including tax amortization benefit) for +/- 1% change in the revenue terminal growth rate and +/- 1% change in the discount rate:

Terminal Growth Rate	24% Discount Rate	25% Discount Rate	26% Discount Rate
	(in millions)
4%	$40.4	$37.3	$34.6
5%	$41.3	$38.1	$35.3
6%	$42.3	$38.9	$35.9

December 2006

In the fourth quarter of 2006, we tested for impairment of our goodwill in accordance with SFAS No. 142. Our goodwill review was performed as part of our annual goodwill impairment review. Upon completion of the impairment tests, we recorded non-cash impairment charges to goodwill of $13.9 million. There was no impairment of our intangible assets.

At December 31, 2006, the carrying value of goodwill before the impairment charge was approximately $23.8 million and the carrying value of the reporting unit was $30.7 million. Our estimate of the fair value of the reporting unit was $14.2 million and after recording impairments of our goodwill, the carrying value, was $16.8 million. After the impairment charge, the carrying value of the goodwill was approximately $9.8 million.

The fair value of the reporting unit was based on a weighted average of the income approach using a discounted cash flow model and the market approach using the company’s market capitalization. Cash flow projections were based on our revenue projections for our products. We projected revenue growth rates of 114% in 2008, as compared to a relatively lower revenue base in 2007; a growth rate of 42% in 2008, declining in 7% increments to a 23% growth rate in 2011; a growth rate of 18% in 2012 gradually declining to a 10% growth rate in 2016; and a terminal value based on a enterprise value to EBITDA multiple of 7.5. The majority of the decrease in the overall revenue, both in absolute dollars and in growth percentage, was due to the reduction of our revenue projections for Unifresh Footbath product as compared to the projections used in the June 2006 cash flow projections. This decrease was partially offset by the increase in projected sales of our poultry processing wash (Tasker Blue) for which we received letters from the FSIS of the USDA indicating that it had no objection to the use of our product as an antimicrobial processing aid in poultry scalders and in the post-feather picker-rails processes in August 2006 and in December 2006, respectively. Subsequent to December 31, 2006, we submitted protocols to be used in the testing of an application for use in the On-Line Reprocessor (“OLR”) and Chiller sections. We received the FSIS’s consent to proceed with in-plant testing of these applications. Tests of the company’s OLR application are currently in process at one plant and tests of its Chiller application are scheduled to begin shortly. Upon the successful completion of these tests, the company will have applications in six of the seven intervention points of poultry processing. However, we are still in the process of completing the commercial verification process for the poultry processing wash and the Tasker Pacific Blue Seafood Wash as we do not yet have a proven record of acceptance of our products by our target audience. Customers in our industry are traditionally averse to entering into long-term agreements, therefore limiting our ability to commit distributors or predict specific customer purchase volumes. If we do not commercially verify these products, we may need to record an additional impairment charge.

The discount rate used was 24% and was based on a weighted average cost of capital (WACC). The required rates of return on equity and debt were weighted to arrive at the WACC. The table below presents a sensitivity analysis of the effect on enterprise fair value for a +/- 5% change per projected year in earnings before taxes and a +/- 1% change in the discount rate:

Earnings Before Taxes	23% Discount Rate	24% Discount Rate	25% Discount Rate
	(in millions)
-5%	$13.9	$12.6	$11.3
As projected	$14.6	$13.1	$11.8
+5%	$15.2	$13.7	$12.3

The table below presents a sensitivity analysis of the effect on enterprise fair value (including tax amortization benefit) of a +/- 5% change in the EBITDA multiple used in the terminal value and a +/- 1% change in the discount rate:

Enterprise Value to EBITDA multiple	23% Discount Rate	24% Discount Rate	25% Discount Rate
	(in millions)
7.125	$13.9	$12.6	$11.3
As projected - 7.5	$14.6	$13.1	$11.8
7.875	$15.2	$13.7	$12.3

Also see Note 6 to our consolidated financial statements for the year ended December 31, 2006 for a description of the impairment tests performed and their impact during 2006.

Intangible Assets

In addition to our annual goodwill review, we also perform periodic reviews of the carrying value of our other intangible assets. These intangible assets consist of utility patent applications. We specifically consider whether any indicators of impairment are present, including:

•	whether there has been a significant decrease in the market price of an asset;

•	whether there has been a significant adverse change in the extent or manner in which an asset is used; and

•	whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life.

If indicators of impairment are present, an estimate of the undiscounted cash flows that the specific asset is expected to generate is made to ensure that the carrying value of the asset can be recovered. These estimates involve significant subjectivity.

Consistent with this policy, in the second quarter of 2006, we tested for impairment of our intangible assets in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). Our testing was triggered by a preliminary expectation that third and fourth quarter 2006 originally projected revenues would not be attained, a decrease in expected future cash flows and a decline in the market price of our common stock. These events and circumstances constitute impairment indicators under the literature. Upon completion of the impairment tests, we recorded a non-cash impairment charge to intangible assets of $12.2 million. At June 30, 2006 and after giving effect to the impairment charge, the carrying value of the intangible assets was approximately $8.3 million.

Valuation of Acquired Intangible Assets

In connection with the 2005 Acquisition, we recorded other intangible assets relating to acquired utility patent applications. The valuation process used to calculate the value assigned to the acquired intangible assets is complex and involves highly subjective financial projection estimates. The principal component of the valuation is the determination of discounted future cash flows expected to be derived from the use of these intangible assets. In addition, there are a number of other variables that we considered for purposes of projecting these future cash flows, including those listed below.

There is inherent uncertainty involved with this estimation of cash flows from intangible assets, and, while our estimates are consistent with our internal planning assumptions, the ultimate accuracy of these estimates is only verifiable over time. Further, the projections required for the valuation process normally utilize a ten-year forecast, which exceeds our normal internal planning and forecasting timeline. The particularly sensitive components of these estimates include, but are not limited to:

•	the selection of an appropriate discount rate;

•	the required return on all assets employed by the valued asset to generate future income streams;

•	our projected overall revenue growth;

•	our gross margin estimates;

•	our patent-pending technology and its useful life;

•	our planned level of operating expenses; and

•	our effective tax rate.

June 2006

Our revenue projection, the same as those used in our reporting unit cash flow projections for purposes of evaluating any impairment of goodwill, assumes growth rates of 300% in 2007, as compared to a relatively low revenue base in 2006, growth rates per year of 80%, 55% and 38% in 2008, 2009 and 2010, respectively, and a growth rate of 7% per year in 2011 through 2015. The majority of the reduction in the amount of revenue was due to the indefinite delay of the enforcement framework of EU regulations regarding the welfare of poultry birds. We removed from our projections all revenue related to our poultry pen spray product since we are not certain of the timing of the enforcement of these regulations. Additionally, in order for this product to be sold in the U.S., we need to make additional revisions to its formulation. Consequently, we have not included any U.S. revenue in our projections. We also reduced our projections related to our Unifresh Footbath product since our distributors were unable to devote the level of sale and technical personnel to promote and educate our customers on the benefits of our product that we originally anticipated. On the other hand, the expectation of receipt of USDA approval in the third quarter of 2006 (received in August 2006) for the application of our poultry processing wash in the scalder process resulted in the increase of projected revenues related to this product. However, we are still in the process of completing the commercial verification process for the poultry processing wash and the Tasker Pacific Blue Seafood Wash as we do not yet have a proven record of acceptance of our products by our target audience. Customers in our industry are traditionally averse to entering into long-term agreements, therefore limiting our ability to commit distributors or predict specific customer purchase volumes. If we do not commercially verify these products, we may need to record an additional impairment charge. To the extent an additional impairment charge is required, it will likely have a material impact on our financial results.

The discount rate used was 16%. The discount rate was based on a cost of equity analysis, which was based on industry rates of returns, by applying the Capital Asset Pricing Model (CAPM). The royalty rate was 5%, which was based primarily on the royalty rate we paid to pHarlo IP LLC prior to the acquisition of the patents, as well as economic factors.

The table below presents a sensitivity analysis of the effect on the fair value of the intangible assets of a +/- 5% change in revenue per projected year (including tax amortization benefit) and a +/- 1% change in the discount rate:

Revenue Change for Each Year	15% Discount Rate	16% Discount Rate	17% Discount Rate
	(in millions)
-5%	$8.1	$7.7	$7.3
As projected	$8.8	$8.3	$7.8
+5%	$9.4	$8.9	$8.4

The table below presents a sensitivity analysis of the effect on the fair value of the intangible assets of a +/- 1% change in the royalty rate and a +/- 1% change in the discount rate:

Royalty Rate	15% Discount Rate	16% Discount Rate	17% Discount Rate
	(in millions)
4%	$6.2	$5.9	$5.6
5%	$8.8	$8.3	$7.8
6%	$11.2	$10.6	$10.1

December 2006

At December 31, 2006, the carrying value of our intangible assets, excluding goodwill, was approximately $7.9 million. As a result of the impairment of goodwill, we also reviewed our intangible assets, excluding goodwill, for impairment. None of these assets were deemed to be impaired as of December 31, 2006.

Inventory Valuation and Classification

Our inventory is valued at the lower of cost or market on an average cost basis. We regularly review inventory balances to determine whether a write-down is necessary. We consider various factors in making this determination, including recent sales history and predicted trends, industry market conditions, general economic conditions, the age of our inventory and recent quality control data. Changes in the factors above or other factors could result in significant additional inventory cost reductions and write-offs. During the year ended December 31, 2006, we wrote off approximately $158,000 of Close CallTM finished goods inventory and $839,000 of Close CallTM empty bottles and related packaging materials.

Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS 123R, “Share-Based Payment,” requiring the expense recognition of the estimated fair value of all share-based payments issued to employees. Prior to this, the estimated fair value associated with such awards was not recorded as an expense, but rather was disclosed in a footnote to our financial statements. For the year ended December 31, 2006, we recorded approximately $4.9 million of stock based compensation expense, of which approximately $3.1 million was attributable to employee stock options and warrants and the remainder, approximately $1.8 million, was attributable to stock options and warrants awarded to consultants and non-employee board members.

The valuation of employee stock options and warrants is an inherently subjective process since market values are generally not available for long-term, non-transferable employee stock options and warrants. Accordingly, an option pricing model is utilized to derive an estimated fair value. In calculating the estimated fair value of our stock options and warrants, we used a Black-Scholes pricing model which requires the consideration of the following six variables for purposes of estimating fair value:

•	the stock option or warrant exercise price,

•	the expected term of the option or warrant,

•	the grant date fair value of our common stock, which is issuable upon exercise of the option or warrant,

•	the expected volatility of our common stock,

•	expected dividends on our common stock (we do not anticipate paying dividends for the foreseeable future), and

•	the risk free interest rate for the expected option or warrant term, and

•	the expected forfeiture rate

Of the variables above, the selection of an expected term and expected stock price volatility are the most subjective. Our estimate of the expected term was approximately 6 years and was derived based on the weighted average of the sum of the vesting term and the original contract term. In estimating our stock price volatility, we analyzed our historic volatility for a period equal to the expected term of our stock options and warrants awarded in the twelve months ended December 31, 2006, by reference to actual stock prices during this period and calculated an estimated volatility between 132% to 139%. The stock options and warrants were valued taking into consideration forfeiture rates ranging from 6.6% to 14.5%. The estimated forfeiture rate is determined quarterly for unvested options and warrants based on the historical rates of forfeiture. Due to the variety of grant transactions, setting an estimated forfeiture rate by grant is deemed impractical. We believe that each of these estimates, including both expected term and volatility, is reasonable in light of the data we analyzed. However, as with any estimate, the ultimate accuracy of these estimates is only verifiable over time.

The specific valuation assumptions noted above were applied to stock options and warrants that we granted subsequent to our adoption of SFAS 123R. We expect that share-based compensation expense will continue to have a material impact on our financial results for all subsequent fiscal years.

Recent Accounting Pronouncements

In February 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We are currently evaluating the effect, if any, the adoption of SFAS 155 will have on our financial statements.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 creates a single accounting and disclosure model for uncertain tax positions, provides guidance on the minimum threshold that a tax uncertainty is required to meet before it can be recognized in the financial statements and applies to all tax positions taken by a company, both those deemed to be routine as well as those for which there may be a high degree of uncertainty.

FIN 48 establishes a two-step approach for evaluating tax positions. The first step, recognition, occurs when a company concludes (based solely on the technical aspects of the tax matter) that a tax position is more likely than not to be sustained on examination by a taxing authority. The second step, measurement, is only considered after step one has been satisfied and measures any tax benefit at the largest amount that is deemed more likely than not to be realized upon ultimate settlement of the uncertainty. Tax positions that fail to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, when they are resolved through negotiation or litigation with the taxing authority or upon the expiration of the statute of limitations. Derecognition of a tax position previously recognized would occur when a company subsequently concludes that a tax position no longer meets the more likely than not threshold of being sustained. FIN 48 also significantly expands the financial statement disclosure requirements relating to uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the effect, if any, the adoption of SFAS 157 will have on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides guidance for quantifying financial statement misstatements. The Company adopted the provisions of SAB 108 in 2006. The adoption of this guidance did not have a material effect on our consolidated financial statements.

In December 2006, the FASB issued FSP EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”) which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. We do not believe that the adoption of FSP EITF 00-19-2 will have a material effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. We are currently evaluating the effect, if any, the adoption of SFAS 159 will have on our financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation in our consolidated financial statements.

Results of operations

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Revenues

Revenues for the nine months ended September 30, 2007 were approximately $1.8 million compared with approximately $1.3 million for the corresponding period in 2006. This increase is primarily due to increased sales in Unifresh ® Footbath and Tasker Blue, our poultry processing product. We expect that revenue will continue to increase throughout fiscal year 2007 primarily due to our intensified marketing efforts of our poultry processing product and due the expansion of our distributor network for our Unifresh® Footbath product.

Gross Margin

Gross margin for the nine months ended September 30, 2007 was $1,358,000 compared to $842,000 for the same period of the prior year. Gross margin as a percent of revenues increased from 65% for the nine months ended September 30, 2006 to 78% for the nine months ended September 30, 2007. This increase was primarily due to higher poultry sales and a higher margin product mix.

Selling, General and Administrative

SGA expenses for the nine months ended September 30, 2007 increased by approximately $595,000 from approximately $9.5 million for the nine months ended September 30, 2006, to approximately $10.1 million for the nine months ended September 30, 2007.

Sales and marketing expenses for the nine months ended September 30, 2007 decreased by approximately $67,000 primarily due to the decrease in commission, advertising and promotional expenses.

Compensation expense consists primarily of salaries and other related expenses for senior management, finance and administrative employees of our company. Compensation expense decreased by approximately $524,000 primarily due to a reduction in sales and administrative personnel.

Professional fees for the nine months ended September 30, 2007 increased by approximately $212,000. The increase is due to increase in audit and accounting fees of $371,000 and partially offset by a decrease in legal fees of $159,000.

General and administrative expenses for the nine months ended September 30, 2007 increased by approximately $355,000, primarily due to $249,000 of accrued office lease exit costs, net of estimated sublease income, in connection with the lease of our former corporate office in Danbury, Connecticut, which expires in April 2010, an increase of $130,000 in freight expenses, an increase of $83,000 in consulting expenses and $31,000 for annual meeting expenses. This increase was partially offset by a decrease in insurance expense of $127,000 and a decrease in sales and property tax of $11,000.

Stock based compensation expense for selling, general and administrative employees increased by approximately $619,000, to approximately $3.7 million for the nine months ended September 30, 2007 as compared to $3.1 million for the same time period in 2006. The expense associated with these awards is recorded as expense within the same functional expense category as cash compensation for the respective employee is recorded. For the nine months ended September 30, 2007, stock compensation expense was allocated as follows:

(in thousands)
Sales and marketing	$95
Product development	187
General and administrative	3,622
$3,904

Product Development

Product development consists primarily of personnel expenses to support product development. Product development and research expenses for the nine months ended September 30, 2007 decreased by approximately $325,000 to approximately $1.1 million from approximately $1.4 million for the nine months ended September 30, 2006. This decrease is primarily due to our decision to focus our development efforts in a select smaller number of products. The decrease in the number of products we are developing and testing in the nine months ended September 30, 2007 resulted in the decrease in consulting expenses of approximately $106,000, decrease in third party laboratory testing cost and product development expense of $12,000 decrease in warehouse expense of $88,000, decrease in wages of approximately $93,000 and a decrease in stock based compensation of $26,000.

Depreciation and Amortization Expense

Depreciation and amortization expense, which includes the amortization of identifiable intangible assets, decreased by approximately $592,000 from approximately $1,430,000 in the nine months ended September 30, 2006, to approximately $838,000 for the nine months ended September 30, 2007, primarily due to the reduction in the carrying value of the intangible assets as a result of the impairment charge of $12.2 million recorded in the second quarter of 2006.

Interest Expense

Interest expense increased by approximately $441,000 from $69,000 for the nine months ended September 30, 2006, to approximately $510,000 for the nine months ended September 30, 2007. The increase was primarily due to $459,000 in accrued interest expense related to the First and Second Bridge Notes partially offset by a decrease of $18,000 in interest expense related to the lower balance of the IRL note payable which was paid in full in July 2007.

Finance costs related to long-term debt

The increase was due to $7,364,000 of finance costs associated with the issuance of the 6% convertible notes of $3,450,000, in September 2007.

Interest Income

Interest income decreased by approximately $142,000 from $190,000 for the nine months ended September 30, 2006, to approximately $48,000 for the nine months ended September 30, 2007 primarily due to a lower cash balance in the nine months ended September 30, 2007, as compared to the same period ending September 30, 2006.

Amortization of debt discount

In connection with our financing arrangements we issue equity instruments or include conversion terms at discount to the current market. We are required to allocate a portion of the proceeds to these features, which result in a debt discount. Such amounts are amortized over the stated life of the loan. During the nine months ended September 30, 2007, the following amounts were amortized; $4,274,000 is due to the amortization of the debt discount related to the fair value of the beneficial conversion feature of the First and Second Bridge Notes, $1,529,000 is to due to the amortization of the discount related to the fair value of the four-year warrants issued in connection with the First and Second Bridge Notes, $716,000 is due to amortization of discount related to the fair value of the derivative liability in connection with the Second Bridge Notes and $7,364,000 is due to the financing cost of the 6% Notes.

Amortization of deferred financing costs

In connection with our financing arrangements we engaged a placement agent to facilitate the process. In connection with that engagement we paid a cash fee, issued equity instruments or made some combination of those payments. Such amounts are amortized over the stated life of the financing if it is a debt transaction or recorded as a cost of the offering if it is an equity transaction. The following amounts related to debt financing were amortized during the nine months ended September 30, 2007; $1,366,000 is due to the amortization of the fair value of the placement agent seven-year warrants issued in connection with the First Bridge Notes and issuable in connection with the Second Bridge Note and $1,161,000 is due to the amortization of the placement agent fee issued in connection with the First, Second Bridge Notes and 6% Notes.

Loss on extinguishment of debt

For the nine months ended September 30, 2007, we recorded a non cash loss of $16.6 million on the refinancing of the First and Second Bridge Notes into the 6% Notes. The loss primarily results from the terms of the conversion feature of the 6% Notes, as well as the value of the additional warrants issued to holders of the Convertible Bridge Notes. In recording the 6% Notes, the net carrying amount of the Convertible Bridge Notes, related derivative conversion liability and deferred financing costs were written off and new derivative liabilities for the conversion feature and warrants, as well as the principal balance of the 6% Notes and a full debt discount were recorded.

Change in value of derivative liability

Derivative liabilities result from the requirement to treat certain embedded features of our debt and equity instruments as liabilities. Such items are required to be recorded at, and subsequently adjusted at each reporting date to, fair value. Changes in fair value are recognized in our statement of operations. For the nine months ended September 30, 2007, we recorded a non cash loss of $7.9 million due to the change in the fair value of the derivative liability related to the conversion feature of the Second Bridge Notes and the change in the fair value of the derivative liability related to the placement agent warrants of the Second Bridge Notes.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

Revenues for the year ended December 31, 2006 were approximately $1.5 million compared with approximately $705,000 for the corresponding period in 2005. This increase was primarily due to the increase in sales of Unifresh® Footbath which we expect to continue to increase as a result of our intensified marketing efforts and the expansion of our distributor network. Also, to a lesser extent, the increase in revenue is attributable to the sales of our poultry processing product.

Gross Margin

During the year ended December 31, 2006, we wrote off approximately $158,000 of Close CallTM finished goods inventory that we estimated would not be sold prior to its shelf expiration date.

Selling, General and Administrative

SGA expenses are primarily comprised of sales and marketing costs, employee compensation, professional fees, and general administrative costs. SGA costs increased by approximately $1.9 million from $11.9 million for the year ended December 31, 2005, to $13.8 million for the year ended December 31, 2006. We anticipate that SGA costs will decrease as a percentage of revenues in fiscal year 2007 based on current revenue projections.

Sales and marketing expenses consist primarily of salaries and other related costs for sales and marketing personnel, sales commissions, promotional expenses, advertising, public relations and trade shows. Sales and marketing costs decreased by approximately $241,000 due to a decrease in promotional and advertising expenses of $211,000, a decrease in marketing expenses of $ 161,000 and a decrease in sales commissions of $71,000. This decrease was partially offset by an increase in consulting sales fees of $303,000 related to increased efforts to promote our products.

Compensation expense consists primarily of salaries and other related costs for senior management, finance and administrative employees of our company. Compensation expense decreased by approximately $832,000 from $ 4.1 million for the year ended December 31, 2005 to $3.2 million for the year ended December 31, 2006 primarily due to the termination of three executive and eleven non executive employees and the salary reduction of three other non executive employees.

Professional fees consist primarily of legal, accounting and investor relation fees. Professional fees decreased by $2.0 million from $4.1 million in 2005 to $2.1 million in 2006 primarily due to a non-cash charge of approximately $2.5 million incurred in 2005 for stock options issued to an investor relations consultant in the year ended December 31, 2005 and a decrease in accounting fees of $155,000 partially offset by an increase of approximately $681,000 in legal fees associated with our increased litigation activity and the SEC filings for the year ended December 31, 2006.

General and administrative expenses consist primarily of rent, insurance, travel and entertainment and other expenses. General and administrative costs increased by $755,000 from $2.3 million in 2005 to $3.1 in 2006. This increase was attributable to, a settlement fee of approximately $249,000 for the termination of minimum purchase commitment obligations for Close Call™ bottles, increase in travel and entertainment expenses of approximately $74,000, an increase in general insurance cost of approximately $105,000 and a net increase in other administrative expenses.

Stock based compensation expense for selling, general and administrative employees increased by approximately $4.1 million from $484,000 for the year ended December 31, 2005 to $4.6 million for the year ended December 31, 2006. This increase is the result of our adoption of SFAS 123R in January 2006. The expense associated with these awards is recorded within the same functional expense category as cash compensation for the respective employee. For the year ended December 31, 2006, stock compensation expense was allocated as follows:

(in thousands)
General and administrative	$4,084
Sales and marketing	541
Product development	239
$4,864

Product Development

Product development consists primarily of personnel costs to support product development. Product development and research costs decreased by approximately $1.6 million from $3.4 million in 2005 to approximately $1.8 million in 2006. This decrease is primarily due to our decision to focus our development efforts in a select smaller number of products, which were closer to commercialization rather than the larger number of products we were developing in the same time period in 2005. The decrease in the number of products we were developing and testing during the year 2006 resulted in a decrease in consulting expenses of approximately $1.4 million and a decrease in third party laboratory testing costs of approximately $607,000. This decrease was partially offset by an increase in stock based compensation expense of approximately $239,000, an increase in warehouse expenses of approximately $147,000 and an increase in parts and supplies expense of $187,000. We expect that in fiscal 2007 product development expense will continue to increase in absolute dollars as we develop new products and enhance our existing product lines, but should decrease as a percentage of total revenues.

Depreciation and Amortization Expense

Depreciation and amortization expense, which includes the amortization of identifiable intangible assets, increased by approximately $603,000 from approximately $1.1 million for the year ended December 31, 2005 to approximately $1.7 million for the year ended December 31, 2006 primarily due to the increased amortization period of our utility patent intangible in 2006 as the intangible assets were acquired midway through fiscal 2005. This patent intangible, after the impairment charge of approximately $12.2 million recorded in the second quarter of 2006, has a current estimated value of approximately $7.9 million and is being amortized over 10.5 years.

Impairment of goodwill and intangible assets

In 2006 we recorded a non-cash impairment charge to goodwill and intangible assets of approximately $44.1 million. See discussion under “Critical Accounting Policies and Estimates.”

Write-off of raw materials

We believe that our Close Call™ product could be marketed more efficiently by a company either already established in the industry or with more commercial resources. Therefore, we are currently seeking to license and/or sell the Close Call™ brand or derivative applications. In implementing this approach and in an effort to reduce warehousing expenses we adjusted the level of Close Call™ raw materials and finished goods in the third and fourth quarter of 2006. Accordingly, we wrote off $ 839,000 of Close Call™ empty bottles, related packaging material.

Litigation Settlement

In 2006 we recorded a litigation settlement of approximately $423,000 related to an employment claim brought against the company by a former employee.

Interest Expense

Interest expense increased by approximately $386,000 from $222,000 for the year ended December 31, 2005 to approximately $607,000 for the year ended December 31, 2006 primarily due to amortization of debt discount-warrants and beneficial conversion feature and amortization of placement agent fees.

Interest Income

Interest income increased by approximately $80,000 from $135,000 for the year ended December 31, 2005 to approximately $215,000 for the year ended December 31, 2006 primarily due to an increase in interest earned from the Company’s investments in marketable securities, as compared to the year ended December 31, 2005.

Loss on Equity Investee

In the fourth quarter of 2006 our negotiations to license the Biofilm product from the owner and inventor of the product, failed and we are currently exploring all legal remedies. The value assigned to our Biofilm investment was based on the commercialization potential of the Biofilm product. In absence of this license and in absence of any revenues expected to be realized by Biofilm from other sources, we believe that our 27% interest in Biofilm is other than temporarily impaired. Consequently, we have written off in full the balance of our investment in Biofilm of approximately $665,000.

Liquidated damages

Liquidated damages related to the registration statements for the April 2004 and July 2004 private placements decreased by approximately $131,000 from approximately $286,000 for the year ended December 31, 2005 to approximately $155,000 for the year ended December 31, 2006. The decrease is because our obligation to accrue liquidated damages under these registration rights agreements ceased in April 30, 2006 and July 22, 2006, respectively since the shares purchased under the April 2004 and July 2004 private placements could be sold after those dates under Rule 144(k) of the Securities Act of 1933. This decrease was offset by an increase of approximately $23,000 in liquidated damages related to the registration statement for the January 2006 private placement. No additional liquidated damages obligation exists under the January 2006 registration statement.

Other Expenses, net

We incurred other income, net of approximately $168,000 for the year ended December 31, 2006 as compared to $881,000 of other expense, net for the year ended December 31, 2005. In 2006 the other income, net was attributable to the reversal of the registration rights derivative liability of $235,000 recorded in the fourth fiscal quarter of 2005. The reversal was due to the fact that the shares purchased under the April 2004 and July 2004 private placements could be sold under Rule 144(k) of the Securities Act of 1933 and we had recorded the full and maximum amount of the actual incurred liquidated damages of approximately $442,000, associated with these registration rights agreements. This reversal was offset by a loss on the disposal of assets in the amount of $67,000. The other expenses, net of approximately $881,000 for the year ended December 31, 2005, related primarily to a reserve recorded for certain notes receivable in the amount of $890,000.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Revenues for the year ended December 31, 2005 were approximately $705,000, compared with no revenue for the corresponding period in 2004. This increase in revenue was due primarily to revenue associated with sales of Close Call, which contributed approximately $503,000 for the year ended December 31, 2005 and the sales of Unifresh Footbath, a product we acquired in the 2005 Acquisition, which contributed approximately $202,000 in revenue for the year ended December 31, 2005, net of approximately $890,000 of credit memos. These credit memos were issued to customers to whom we promised to take back the Unifresh Footbath that was not as effective due to abnormally high alkaline content, or pH level, in the customers’ water sources. We have now reformulated this product by adding a compound that neutralizes alkali, or a type of base that has a pH greater than seven. We expect that our revenue will increase in fiscal year 2006 upon the successful marketing of existing products and the securing of regulatory approvals for certain applications that intend to market. While waiting for regulatory approvals, we are aggressively marketing our existing products, building our network of distributors and identifying prospective customers.

Gross Margin

During the year ended December 31, 2005, we wrote-off approximately $741,000 of Close Call finished goods inventory that we estimated would not be sold prior to its shelf expiration date. This write-off resulted in negative gross margin of approximately $603,000 for the year ended December 31, 2005, compared to zero gross margin for the year ended December 31, 2004. As a result of anticipated increased sales in fiscal year 2006, gross margin, in absolute dollars and as percentage of revenue, is expected to increase.

Product Development

Product development consists primarily of personnel costs to support product development and clinical trials, which continued to be the focus of our company during 2005. Product development and research costs for the year ended December 31, 2005 increased by approximately $2.0 million or 143% to $3.4 million from $1.4 million for the year ended December 31, 2004. This increase was primarily due to an increase in salary expense of approximately $740,000 from $170,000 for the year ended December 31, 2004, to $910,000 for the year ended December 31, 2005, and an increase in consulting costs of approximately $600,000 from $900,000 for the year ended December 31, 2004 to $1.5 million for the year ended December 31, 2005. The increase in consulting costs was due to research and development in the areas of food processing and the Unifresh Footbath product. Production supply expense increased by approximately $100,000 from $200,000 for the year ended December 31, 2004 to approximately $300,000 for the year ended December 31, 2005. Also, the expense of clinical trials increased approximately $520,000 from $105,000 in 2004 to $625,000 in 2005 due to increased testing and development of new product lines. We anticipate that product development will decrease, as a percentage of revenues, in fiscal year 2006.

Selling, General and Administrative

SGA expenses are primarily composed of sales and marketing costs, compensation, professional fees and general administrative costs. SGA costs for the year ended December 31, 2005 increased by approximately $9.9 million from $2.0 million for the year ended December 31, 2004, to $11.9 million for the year ended December 31, 2005. We anticipate that SGA costs will decrease, as a percentage of revenues, in fiscal year 2006.

Sales and marketing expenses consist mainly of salaries and other related costs for sales and marketing personnel, sales commissions, promotional expenses, advertising, public relations and trade shows. Sales and marketing costs increased by approximately $820,000 from $160,000 for the year ended December 31, 2004 to approximately $980,000 for the year ended December 31, 2005. This increase is due to marketing research, branding and promotion for our Close Call and Unifresh Footbath product line roll-outs.

Compensation expense consists primarily of salaries and other related costs for our executives, senior management, finance and administrative employees. Compensation expense increased by approximately $4.2 million from approximately $700,000 for the year ended December 31, 2004, to approximately $4.9 million for the year ended December 31, 2005. This increase is primarily due to the addition of executive and other management to oversee the development of our oral care, food processing, skin care, pet care and, to a lesser extent, due to salaries for personnel added in the 2005 Acquisition. During the fourth quarter of fiscal year 2005 we recorded and paid approximately $29,000 of severance to one executive and five staff members. Seven more staff members were terminated but no severance was paid to them during this time period. We expect to experience cost reductions of approximately $200,000 per quarter starting in the first quarter of 2006 related to this personnel reduction action.

Professional fees consist primarily of legal, accounting, and investor relation fees. Professional fees for the year ended December 31, 2005 increased by $3.5 million, from $600,000 in 2004 to $4.1 million in 2005, primarily due to non-cash charges of approximately $2.8 million for stock options issued to an investor relations consultant for services rendered. The remaining increase in 2005 over 2004 of $700,000 is mainly due to increased legal and accounting fees necessary to complete our various SEC filings during 2005.

General and administrative expenses consist primarily of rent, insurance, stock-based compensation and travel and entertainment expenses. General administrative costs for the year ended December 31, 2005 increased by $1.4 million from $500,000 in 2004 to $1.9 million in 2005. This increase is attributable to an increase in travel expenses of approximately $500,000, due to the increased sales efforts to promote our products, increased insurance costs of approximately $327,000, an increase in rent expense of approximately $283,000, an increase in utility and equipment charges of approximately $200,000 and an increase of approximately $111,000 in stock-based compensation as a result of “in the money” stock options issued to employees during the year ended December 31, 2005. In 2006, we expect a significant increase in stock compensation expense based on our adoption of SFAS 123(R) on January 1, 2006.

Depreciation and Amortization Expense

Depreciation and amortization expense, which includes the amortization of identifiable intangible assets, increased by approximately $1.1 million from approximately $29,000 in the year ended December 31, 2004, to approximately $1.1 million for the year ended December 31, 2005, due in large part to the 2005 Acquisition whereby we acquired fixed assets and intellectual property. The intellectual property, which consist of utility patent applications, has a current estimated value of approximately $21.5 million and is being amortized over 11.5 years. See Note 12 to the consolidated financial statements.

Interest Expense, Net

Interest expense, net decreased by approximately $2.6 million from $2.7 million for the year ended December 31, 2004 to approximately $85,000 for the year ended December 31, 2005. This decrease is principally due to the one-time write off in September 2004 of approximately $1.7 million of debt discount caused by our default of certain covenants in the July 2004 convertible debentures private placement and the one-time write off in June 2004 of approximately $800,000 of debt discount caused by our default of certain covenants in the April 2004 convertible debentures private placement. Interest income increased by approximately $112,000, from $23,000 for the year ended December 31, 2004 to approximately $135,000 for the year ended December 31, 2005, primarily due to an increased average cash balance throughout 2005.

Other

We incurred other expenses of approximately $1.2 million for the year ended December 31, 2005, related primarily to a reserve recorded for certain notes receivable in the amount of $890,000, and an additional accrued expense for potential liquidating damages in the amount of $286,000.

Net Loss

As a result of the above, we had a net loss of $18.3 million for the year ended December 31, 2005, as compared to a net loss of $6.1 million for the year ended December 31, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Product development

Product development and research costs for the year ended December 31, 2004 increased by approximately $1.3 million from approximately $89,000 for the year ended December 31, 2003, primarily due to consultant fees associated with gaining regulatory approval for our poultry processing product, and additional development costs associated with Close Call.

Selling, General and Administrative

SGA expenses are primarily composed of sales and marketing costs, compensation, professional fees, and general administrative costs. SGA costs increased by approximately $1.6 million from approximately $398,000 for the year ended December 31, 2003 to approximately $2.0 million for the year ended December 31, 2004.

Sales and marketing costs increased by approximately $141,000 for the year ended December 31, 2004 from $0 for the year ended December 31, 2003. This increase is primarily attributable to an increase in advertising and marketing expenses, as well as increased compensation for additional sales employees.

Compensation expense increased by approximately $620,000, from $50,000 in the year ended December 31, 2003 to approximately $670,000 for the year ended December 31, 2004. This increase reflects the addition of executive and senior management, as well as management to oversee the development of our products such as oral care, food processing, skin care and pet care.

Professional fees for the year ended December 31, 2004 increased by approximately $500,000 from $100,000 in 2003 to $600,000 in 2004, primarily due to legal fees for intellectual property reviews and due diligence support in our effort to consummate the 2005 Acquisition.

General and administrative costs for the year ended December 31, 2004 increased by approximately $290,000, from $260,000 for the year ended December 31, 2003 to $550,000 for the year ended December 31, 2004. This increase is primarily due to an expense of $373,000 for stock-based compensation as a result of “in the money” stock options issued to employees during the year ended December 31, 2004, as compared to no stock-based compensation expense for the year ended December 31, 2003, and a decrease of approximately $100,000 in miscellaneous fees associated with filing and stock transfer fees.

Interest Expense, net

Our interest expenses increased by a net amount of approximately $2.6 million, from $113,000 for the year ended December 31, 2003 to approximately $2.7 million for the year ended December 31, 2004, primarily as a result of the amortization of loan discounts from the convertible debentures issued by us during 2004 and from notes payable.

Net Loss

As a result of the above, we had a net loss of $6.1 million for the year ended December 31, 2004, as compared to a net loss of $607,000 for the year ended December 31, 2003.

Liquidity and Capital Resources

Overview

Since our inception, we have funded operations and investing activities through the sale of common stock, warrants and convertible debt under several private placements. Requirements for liquidated damages under some of these private placements may have an impact on our future liquidity. To date we have satisfied and/or received waivers for the provisions of a majority of the agreements, that would have otherwise required us to pay liquidated damages. However, we have not received waivers and from time to time we have not satisfied some of the provisions of the registration rights agreements for the April 2004 and July 2004 convertible debt. Nevertheless, our obligation to accrue liquidated damages under these registration rights agreements ceased in April 30 and July 22, 2006, respectively. Through September 30, 2007, we have accrued $442,000 in liquidated damages related to these agreements. Also, as of September 30, 2007, we have accrued the full amount of liquidated damages of $23,000 required under the January 26, 2006 registration rights agreement.

Liquidity - Going Concern

We believe that we will have adequate working capital to fund our operations during the next twelve months based upon:

•	our projections of future revenues from our products;

•	cash and cash equivalents as of September 30, 2007, including the $3.5 million received in September 2007 from the sale of our 6% Notes;

•	cash in the amount of $500,000 received on November 29, 2007 from the sale of our 6% Notes;

•	cash in the amount of $2.0 million received on December 31, 2007 from the exercise of the $0.09 warrants which were exercised in connection with our Tender Offer; and

•	available cash from a proposed $3 million credit facility, which is currently being negotiated. We can give no assurance that we will obtain the proposed $3 million credit facility.

Our ability to continue to operate and grow our business is dependent upon obtaining the proposed credit facility and/or generating revenue growth from operations. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we do not obtain the contemplated credit facility and/or generate sufficient revenue growth from existing and new business arrangements, we will not have sufficient cash to support our continued operations and meet our obligations.

Operating Activities

At September 30, 2007 our cash and cash equivalents balances were approximately $2,594,000 compared with $932,000 at December 31, 2006.

Net cash used in operating activities for the nine months ended September 30, 2007 was approximately $6.2 million, primarily due to a net loss of $52.2 million, partially offset by amortization of discount on the First and Second Bridge Notes and finance cost associated with the issuance of 6% Notes of $13.9 million, change in value of derivative liability of $7.9 million, loss on extinguishment of debt of $16.6 million and the amortization of deferred financing costs of $2.5 million related to the First Bridge Notes, Second Convertible Bridge Notes and 6% Notes. Net cash used in operating activities for the nine months ended September 30, 2006 was approximately $7.7 million.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2007 was approximately $96,000 as compared to approximately 1.4 million for the nine months ended September 30, 2006. The decrease in net cash used in investing activities was primarily due to lack of excess funds to invest in marketable securities during 2007.

Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2007 was approximately $8.0 million, as compared to approximately $8.1 million for the nine months ended September 30, 2006.

The net cash provided by financing activities for the nine months ended September 30, 2007 principally represents proceeds from the sale of the First and Second Bridge Notes and the 6% Notes, net of placement agent fees and legal expenses.

As partial consideration for the purchase of the pHarlo assets in the July 2005 acquisition, we issued a promissory note in the amount of $1,931,973 to Indian River Labs, L.L.C. (“IRL”). The promissory note bears interest of 3.4% per annum and is payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007. During the nine months ended September 30, 2007 we paid approximately $603,000 under the IRL promissory note. This note was paid in full in July 2007.

Between December 1, 2006 and May 1, 2007, we issued 10% Convertible Promissory Notes (the “First Bridge Notes”) to accredited investors in the aggregate principal amount of $6,295,091. The First Bridge Notes were convertible into an aggregate of 86,828,841 shares of common stock at a conversion price of $0.0725 per share. The First Bridge Notes had a term of six months from the date of issuance with various maturity dates starting June 1, 2007. As an inducement for the investors to purchase the First Bridge Notes, we issued to these investors four-year warrants, which entitle them to purchase an aggregate of 34,972,728 shares of common stock, which number of shares is based on 50% of the principal amount of the notes purchased by the investor and divided by the per share exercise price of $0.09. As discussed below, First Bridge Notes in the aggregate principal amount of $6,255,091, as well as the interest thereon, were exchanged for 6% Notes. As of December 31, 2007, one First Bridge Note in the aggregate principal amount of $40,000 remained outstanding. The remaining First Bridge Note has matured according to its terms, but no demand for payment has been made by its holder. We will either pay such note and related interest when demand is made or, if elected by the holder, convert the notes and accrued interest into common stock.

On June 4, 2007, we issued 10% Convertible Promissory Notes (the “Second Bridge Notes”) to one accredited investor in the aggregate principal amount of $2,000,000. The Second Bridge Notes were convertible into shares of common stock at a conversion price of the lower of $0.16 per share or 90% of the per share amount of a Qualified Financing (as defined above) or if such Qualified Financing had not been completed by July 4, 2007, the lower of $0.16 per share or 80% of the per share amount of a Qualified Financing. Based on a conversion price of $0.16 per share, the Second Bridge Notes were convertible into 12,500,000 shares of common stock. The Second Bridge Notes had a term of six months from the date of issuance. As an inducement for the investor to purchase the Second Bridge Notes, we issued to this investor four-year warrants, which entitle it to purchase an aggregate of 1,000,000 shares of common stock, which number of shares is based on 10% of the principal amount of the notes purchased by the investor and divided by the per share exercise price of $0.20. As discussed below, Second Bridge Note in the aggregate principal amount of $2,000,000, as well as the interest thereon, was exchanged for 6% Notes. As of September 30, 2007, no Second Bridge Notes remained outstanding.

On September 28, 2007, November 29, 2007 and December 14, 2007, we issued the 6% Notes to accredited investors in the aggregate principal amount of $12,654,597. The aggregate consideration of $12,654,597 was in the form of cash ($3,950,000), conversion of First Bridge Notes (aggregate principal amount of $6,255,091 and the accrued interest thereon of $415,617) and conversion of Second Bridge Notes (aggregate principal amount of $2,000,000 and the accrued interest thereon of $63,889).

The net cash proceeds from the sale of the 6% Notes ($3,950,000) are intended to be used for working capital and general corporate purposes.

The 6% Notes have the following basic terms:

•	Interest on the 6% Notes is payable on a quarterly basis in cash or through the issuance of additional 6% Notes.

•	The term of the 6% Notes is three years from the date of issuance, maturing on September 27, 2010.

•
The 6% Notes constitute our senior indebtedness; provided that (i) the lenders under a contemplated $3 million credit facility and (ii) holders of the December 6% Notes have a priority security interest in the collateral (described below).

•
The 6% Notes are secured by a first priority security interest in all of our assets (including after-acquired assets, all receivables, intellectual property and the stock of our subsidiaries), subject only to the prior rights of (i) the lenders under a contemplated $3 million credit facility and (ii) the holders of the December 6% Notes.

•
The 6% Notes are automatically convertible into our common stock at the then applicable conversion price, in the event that our common stock trades at a price per share greater than 200% of the then current conversion price of the 6% Notes for 30 consecutive trading days and such shares are traded at an average daily dollar volume greater than $300,000 (average share price times the average volume) during the same 30 day trading period.

•	The 6% Notes purchased for cash are convertible, in whole or in part, at the holders’ option, at any time or from time to time, into shares of common stock at a conversion price of $0.11 per share.

•
The 6% Notes purchased upon conversion of First Bridge Notes are convertible, in whole or in part, at the holders’ option, at any time or from time to time, into shares of common stock at a conversion price of $0.0725 per share.

•
The 6% Notes purchased upon conversion of Second Bridge Notes are convertible, in whole or in part, at the holders’ option, at any time or from time to time, into shares of common stock at a conversion price of $0.099 per share.

•	The 6% Notes contain certain other protective provisions for the benefit of holders, including:

•	restrictions on the incurrence of liens, the incurrence of debt senior to or pari passu with the 6% Notes and the future issuance of equity and convertible debt securities;

•
a mandatory redemption payment of 110% of the principal amount of the 6% Notes (x) in the event we are prohibited from issuing shares of common stock, (y) upon the occurrence of an Event of Default (as defined in the 6% Note and the subscription agreement to the 6% Notes) that continues for more than 20 business days or (z) upon the liquidation of the Company and 150% of the principal amount of the 6% Notes in the event of a Change in Control (as defined in the subscription agreement to the 6% Notes); and

•
penalties for delays in the delivery of shares upon conversion of the 6% Notes or exercise of the Warrants (as defined below) or in the removal of any restrictive legend on shares of common stock in the event of a Rule 144 sale and for losses incurred as a result of any Investor buy-in of shares of common stock resulting from such delays.

•
Investors have the right to participate in our future financings, if any, on or before June 1, 2009 involving the issuance of common stock or other securities convertible into, or exercisable for, common stock (other than certain exempt issuances).

Each investor of the 6% Notes received Warrants to purchase a number of shares of common stock as follows: (i) each investor that paid for 6% Notes by delivery of First Bridge Notes received Warrants to purchase a number of shares of common stock equal to 30% of such investor’s purchase price for the 6% Notes divided by $0.15, (ii) the investor that paid for 6% Notes by delivery of Second Bridge Notes received Warrants to purchase a number of shares of common stock equal to 70% of such investor’s purchase price for the 6% Notes divided by $0.15, and (iii) each investor that paid for 6% Notes with cash received Warrants to purchase a number of shares of common stock equal to 50% of such investor’s purchase price for the 6% Notes divided by $0.15. The Warrants have a cashless exercise provision if a registration statement with respect to the warrant shares is not effective within two years after the date of issuance. The Warrants expire on September 28, 2011 and have an initial exercise price of $0.15 per share. The conversion price of the 6% Notes and the exercise price of the Warrants are subject to customary anti-dilution adjustments and also subject to proportional adjustment for stock splits, stock dividends, recapitalizations and similar events. In addition, anti-dilution protection is provided following conversion of the 6% Notes into shares of common stock.

Although generally accepted accounting principles require us to record derivative liabilities totaling $43.4 million as of September 30, 2007 with respect to the Warrants issued in connection with the 6% Notes, as well as the embedded conversion feature of the 6% Notes, such amount does not represent the cash amounts we are required to pay in the future. We do not expect to pay more than $11.6 million with respect to the principal of the 6% Notes and $2.1 million with respect to the accrued interest due over the life of the 6% Notes. The cash amount to repay principal and interest of the 6% Notes may be reduced further if the holders of the 6% Notes elect to convert their Notes, prior to their maturity, into shares of common stock.

As of December 20, 2007, we issued the December 6% Notes in an aggregate principal amount of $2,032,546 (convertible into 22,583,844 shares of our common stock at an initial conversion price of $0.09 per share) and December Warrants to purchase an aggregate of 2,710,061 shares of our common stock at an exercise price of $0.15 per share. We issued these securities in lieu of common stock in connection with our solicitation of the exercise of warrants to purchase common stock at an exercise price of $0.09 per share or our Tender Offer. The gross proceeds from the warrant exercise (approximately $2.0 million) were released from escrow on December 31, 2007.

On January 4, 2008, we issued an additional December 6% Note in the aggregate principal amount of $100,000 (convertible into 1,111,111 shares of our common stock at an initial conversion price of $0.09 per share) and December Warrants to purchase an aggregate of 133,333 shares of our common stock at an exercise price of $0.15 per share. We issued these securities in lieu of common stock to an accredited investor in connection with that investor's exercise of its warrants to purchase common stock at an exercise price of $0.09 per share. We received proceeds of $90,000 in connection with this transaction.

The 6% Notes and Warrants and the December 6% Notes and December Warrants are materially identical in their terms except that the December Notes mature on December 20, 2010 and have an initial conversion price of $0.09 and the December Warrants expire on December 20, 2011.

Registration Rights Agreements

On April 26, 2006, we filed a registration statement registering the resale of securities purchased in the September 2005 and January 2006 private placements. This registration statement was declared effective by the SEC on October 31, 2006. As it relates to the September 2005 private placement, we have used our best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, we believe that we are not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that our best efforts were used, and we either accede to their assertion or are found to not have used our best efforts, the estimated maximum amount of liquidated damages for which we would be liable, assuming ineffectiveness from May 23, 2006 to October 31, 2006 and for illustration purposes only, from October 1, 2007 to the end of the period covered by the registration agreement is approximately $43,000.

As it relates to the January 2006 private placement, despite using our best efforts, we failed to have the registration statement declared effective by the SEC on or before October 26, 2006. Consequently, as of December 31, 2006 we were required to issue to each holder of the January 2006 private placement, shares and warrants equal to one percent of the respective number of shares and warrants purchased by each holder or an aggregate of 133,359 shares of common stock and warrants to purchase 133,359 shares of common stock. As of September 30, 2007, we had not issued these shares and warrants.

We are required to file a series of registration statements covering the resale of the shares of common stock underlying the 6% Notes, the Warrants, the December 6% Notes and the December Warrants as well as the warrants issued to the placement agent in connection with the issuance of the First Bridge Notes, Second Bridge Notes and 6% Notes issued for cash and in connection with the Tender Offer. In the event we fail to file or cause these registration statements to become effective within specified time periods, we will be required to pay liquidated damages (except with respect to warrants issued to the placement agent) equal to 1% of the principal amount of the affected notes and the purchase price of shares of common stock issued on conversion of these notes and exercise of related warrants for each 30-day delay in the filing or effectiveness of such registration statement (or such lesser pro-rata amount for any period of less than 30 days).

The 6% Notes and Warrants have the following registration rights:

•
Upfront Registration: We are required to file a registration statement covering the resale of shares of common stock underlying the 6% Notes and the related warrants within 60 days of September 28, 2007 (the “Filing Date”) and to cause the registration statement to become effective within 120 days of September 28, 2007 (the “Effective Date”). In the event we fail to file or cause these registration statements to become effective within specified time periods, we will be required to pay liquidated damages equal to 1% of the principal amount of the affected notes and the purchase price of shares of common stock issued on conversion of these notes and exercise of related warrants for each 30-day delay in the filing or effectiveness of such registration statement (or such lesser pro-rata amount for any period of less than 30 days). An Event of Default with respect to the 6% Notes will occur if the Filing Date occurs later than 90 days following September 28, 2007 (the “Closing Date”) or if the Effective Date occurs later than 270 days following the Closing Date.

•
Additional Registration Statement: If we cannot include all of the common stock underlying the 6% Notes and the related warrants in a registration statement without it being deemed a primary offering by the Securities and Exchange Commission, then we will include in the registration statement the maximum number of securities that can be included therein, with the number of such securities to be allocated among the investors in proportion to the total registrable securities held by each investor on the date that the registration statement is filed. With respect to any securities that are not included in the registration statement, we will include the maximum amount of such securities in subsequent registration statements that will be filed on the earliest possible date on which such securities can be included without the subsequent registration statement being deemed a primary offering of securities by us.

•
Demand and Piggy-back Registrations: The holders of more than 50% of the shares of common stock issuable upon conversion of the 6% Notes or exercise of the related warrants shall be entitled to one demand registration right commencing 61 days after the Closing Date until the second anniversary of the Closing Date. The investors will also be entitled to “piggy-back” registration rights on all registration statements filed by us (other than registration statements on Form S-4 or S-8 relating to issuances of securities in connection with business acquisitions or in connection with stock option or other employee benefit plans).

•	We will bear all registration expenses (other than brokers' commissions and similar expenses and legal and other costs of the holders of securities).

The December 6% Notes and December Warrants have the same registration rights as the 6% Notes and Warrants, except that the trigger dates for the registration rights are based on a December 20, 2007 issue date.

Off-Balance Sheet Arrangements

During the nine and twelve months ended September 30, 2007 and December 31, 2006, respectively, we did not engage in material off-balance sheet activities, including the use of structured finance, special purpose entities; material trading activities in non-exchange traded commodity contracts; or transactions with persons or entities that benefit from their non-independent relationship with us.

Contractual Obligations and Commitments

We had the following commitments as of December 31, 2006, which are comprised primarily of a research and development fee contract, consulting and employment contracts, a vendor agreement, notes payable, as well as numerous operating leases (In thousands):

	Total	Less than one year	1-3 years	3-5 Years	More than 5 years
Research & Development (“R&D”) fees (1)	$—	$—	$—	$—	$—
Consulting agreements	139	48	91	—	—
Employment agreements (2)	1,385	523	862	—	—
Vendor agreements	27	22	5	—	—
Operating leases	1,039	374	665	—	—
Note(s) payable	1,272	1,272	—	—	—
Bridge Loan-Dec ‘06	1,927	1,927	—	—	—
Total	$5,789	$4,166	$1,623	$—	$—

(1)
On January 26, 2006, R&D fees payable under a Patent and Sub-License Agreement with pHarlo IP were amended so that these fees are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of the Company (or its affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. The R&D Fees have no minimum amounts payable after 2006; however, they are capped at $2,000,000 for 2007, $4,000,000 for 2008, $8,000,000 for 2009 and $10,000,000 for 2010 and beyond. In the fiscal year 2006 we paid, under this agreement $150,000.

(2)
In the fiscal 2006, the Company terminated several of its employment agreements and entered into new employment agreements. As of December 31, 2006 the estimated future minimum annual compensation under the employment agreements, for 2007, 2008 and 2009, is approximately $ 410,000, $ 137,000 and $ 38,000, respectively.

BUSINESS

Overview

We manufacture, distribute and market a variety of products using a process we refer to as “pHarlo technology.” These products are covered by one or more patents, or base patents, and manufactured using the pHarlo technology, which is covered by those patents. The pHarlo technology utilizes a safe solution, which we call the pHarlo concentrate, and is a solution whose components have been accepted as Generally Recognized as Safe by the U.S. Food and Drug Administration, or FDA. This safe solution enables copper sulfate, a compound with bacteriostatic properties, i.e., the ability to inhibit bacteria growth, to remain active throughout a wide range of pH values, or measurements of acidity or alkalinity in a solution. A Generally Recognized as Safe designation for our solution allows it to be added to food and is considered by experts to be safe for human consumption and, therefore, exempt from the usual Federal Food, Drug and Cosmetic Act food additive tolerance requirements.

As a result of the 2005 Acquisition described below, we now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use, and have entered into a sub-license agreement for the base patents associated with the pHarlo technology.

We currently market:

•	Unifresh Footbath, a grooming aid for dairy cows;

•
Tasker Blue, an antimicrobial aid to be used in the scalder process of poultry processing, which is a method of loosening feathers so that they can be picked and removed mechanically, and the post-feather picker process, which is the method used in chicken processing that receives chickens immediately after the scalder and mechanically removes feathers; and

•	Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and reduce or eliminate odors.

Subsequent to December 31, 2006, we began the in-plant testing of an application of Tasker Blue for use in the On-Line Reprocessor, the final spray wash, section and received authorization to proceed with in-plant tests for an application in the Chiller, or cold water submersion, section in an effort to receive consent from the USDA to market these applications to poultry processors for commercial use. Tests of our On-Line Reprocessor application were suspended when we were informed of the USDA’s intention to reconsider this requirement of this section as an intervention point in controlling bacteria. We began tests for the Chiller application in the third quarter. If the Chiller tests are successful and we receive a Letter of No Objections from the FSIS, we will have commercial applications in five of the six intervention stages of poultry processing. We are also in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications.

In December 2007, we started working with Kansas State University to test an application, using our antibacterial technology for the treatment of red meat to inhibit and eliminate bacteria such as E. coli. We expect to complete tests necessary for regulatory review by the end of the first half of the first quarter.

We are also in the process of conducting tests of the pHarlo technology in other pre-harvest, or on-farm, and post-harvest, or food processing, applications.

We have incurred losses from operations in each quarter since we changed our business direction in late 2002. Our net losses for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005 and 2004 were approximately $52,239,000, $62,943,000, $18,269,000, and $6,072,000, respectively. We expect to continue to incur losses for at least the next six months. We anticipate operating expenses will increase as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

We believe that we will have adequate working capital to fund our operations during the next twelve months based upon:

•	our projections of future revenues from our products;

•	cash and cash equivalents as of September 30, 2007, including the $3.5 million received in September 2007 from the sale of our 6% Notes;

•	cash in the amount of $500,000 received on November 29, 2007 from the sale of our 6% Notes;

•	cash in the amount of $2.0 million received on December 31, 2007 from the exercise of the $0.09 warrants which were exercised in connection with our Tender Offer; and

•	available cash from a proposed $3 million credit facility, which is currently being negotiated. We can give no assurance that we will obtain the proposed $3 million credit facility.

Our ability to continue to operate and grow our business is dependent upon obtaining the proposed credit facility and/or generating revenue growth from operations. While we have been in the process of aggressively developing, marketing and selling our products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of our efforts will be consistent with our cash availability and burn rate. If we do not obtain the contemplated credit facility and/or generate sufficient revenue growth from existing and new business arrangements, we will not have sufficient cash to support our continued operations and meet our obligations.

Corporate History

We were organized as a Nevada corporation on February 2, 1999 to explore for and, if possible, develop mineral properties primarily in the Province of British Columbia, Canada, through our wholly owned subsidiary, Tanuta Ventures Corp. (“Tanuta”). Tanuta was incorporated under the laws of the Province of British Columbia, Canada, on May 13, 1996. This initial business endeavor ceased in 2002.

In late 2002, the Company entered into an exclusive license agreement with a privately held development company, pHarlo Citrus Technologies, Inc., to sell, develop, market and distribute consumer deodorant breath products, animal breath products and soft drink products using pHarlo Citrus Technologies’ patented pHarlo technology. In 2004, we cancelled the 2002 license agreement and entered into two Exclusive License Agreements, one covering the products covered by the 2002 license agreement, and the other covering the sale, marketing and distribution of post-harvesting processing aids, or chemicals that assist with microbial reduction and shelf life extension without changing food characteristics, to the poultry industry. In July 2005, we acquired certain assets of pHarlo Citrus Technologies, Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, and Coast to Coast Laboratories, LLC, and now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use. In this prospectus, we refer to these four entities as the “Selling Entities” and to this acquisition as the “2005 Acquisition.” In connection with the 2005 Acquisition, we also entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

In June 2006, our shareholders approved an amendment to our articles of incorporation to change our name to Tasker Products Corp. The name change became effective on June 28, 2006.

In July 2007, we reincorporated from the State of Nevada to the State of Delaware. As a result of this reincorporation, the number of authorized shares of our common stock increased from 300,000,000 to 450,000,000 and we have 15,000,000 shares of preferred stock authorized.

2005 Acquisition

In July 2005, we acquired certain assets of pHarlo Citrus Technologies, Indian River Labs, LLC, pHarlo Citrus Properties Partnership, LLLP, and Coast to Coast Laboratories, LLC, and now own the utility patent applications and provisional patent applications associated with the pHarlo technology in our fields of use. In this registration statement, we refer to these four entities as the “Selling Entities” and to this acquisition as the “2005 Acquisition.” In connection with the 2005 Acquisition, we also entered into a sub-license agreement for the base patents associated with the pHarlo technology.

Financings

To fund our operations, we completed three financings in 2004. In April 2004, we sold $800,000 of 7% debentures, convertible into common stock at $0.05 per share; warrants to purchase 8,000,000 shares of common stock at $0.10 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005), which expire five years from the date of issuance and warrants to purchase 8,000,0000 shares of common stock at $0.20 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005) which expire five years from the date of issuance. In July 2004, we completed a private placement of $1,647,674 of convertible debentures with an original discount of 16%, which were convertible into 8,238,370 common shares at $0.20 per share, and warrants to purchase 3,461,500 of its common shares at $0.25 per share (modified to $0.05 per share in September 2004 and $0.01 per share in May 2005), which expire five years from the date of issuance. In December 2004, we completed the private placement of 9,406,250 shares of our common stock with several accredited investors for an aggregate purchase price of $15,050,000.

In September 2005, we raised an additional $6,484,599 through the sale of 2,947,545 shares of our common stock, to a group of accredited investors, at a purchase price of $2.20 per share. As part of this private placement the investors also received warrants exercisable for 1,473,679 of our common stock at an exercise price of $3.00 per share (modified to $1.00 per share in January 2006). The warrants expire five years from the date of issuance.

In January 2006, we sold 13,335,925 units consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,148. The warrants expire five years from the date of issuance.

Between December 1, 2006 and May 1, 2007, we issued 10% Convertible Promissory Notes (the “First Bridge Notes”) to accredited investors in the aggregate principal amount of $6,295,091. The First Bridge Notes were convertible into an aggregate of 86,828,841 shares of common stock at a conversion price of $0.0725 per share. The First Bridge Notes had a term of six months from the date of issuance with various maturity dates starting June 1, 2007. As an inducement for the investors to purchase the First Bridge Notes, we issued to these investors four-year warrants, which entitle them to purchase an aggregate of 34,972,728 shares of common stock, which number of shares is based on 50% of the principal amount of the notes purchased by the investor and divided by the per share exercise price of $0.09. As discussed below, First Bridge Notes in the aggregate principal amount of $6,225,091, as well as the interest thereon, were exchanged for 6% Notes. As of December 31, 2007, one First Bridge Note in the aggregate principal amount of $40,000 remained outstanding. The remaining First Bridge Note has matured according to its terms, but no demand for payment has been made by its holder. We will either pay such note and related interest when demand is made or, if elected by the holder, convert the notes and accrued interest into common stock.

On June 4, 2007, we issued 10% Convertible Promissory Notes (the “Second Bridge Notes”) to one accredited investor in the aggregate principal amount of $2,000,000. The Second Bridge Notes were convertible into shares of common stock at a conversion price of the lower of $0.16 per share or 90% of the per share amount of a Qualified Financing (as defined above) or if such Qualified Financing had not been completed by July 4, 2007, the lower of $0.16 per share or 80% of the per share amount of a Qualified Financing. Based on a conversion price of $0.16 per share, the Second Bridge Notes were convertible into 12,500,000 shares of common stock. The Second Bridge Notes had a term of six months from the date of issuance. As an inducement for the investor to purchase the Second Bridge Notes, we issued to this investor four-year warrants, which entitle it to purchase an aggregate of 1,000,000 shares of common stock, which number of shares is based on 10% of the principal amount of the notes purchased by the investor and divided by the per share exercise price of $0.20. As discussed below, Second Bridge Notes in the aggregate principal amount of $2,000,000, as well as the interest thereon, were exchanged for 6% Notes. As of September 30, 2007, no Second Bridge Notes remained outstanding.

On September 28, 2007, November 29, 2007 and December 14, 2007, we issued 6% Secured Convertible Promissory Notes (the “6% Notes”) to accredited investors in the aggregate principal amount of $12,654,597. The aggregate consideration of $12,654,597 was in the form of cash ($3,950,000), the conversion of the First Bridge notes issued by us between December 1, 2006 and April 23, 2007 (aggregate principal amount of $6,225,091 and the accrued interest thereon of $415,617) and the conversion of the Second Bridge Notes issued by us on June 4, 2007 (aggregate principal amount of $2,000,000 and the accrued interest thereon of $63,889). The 6% Notes mature on September 27, 2010. Each investor of the 6% Notes also received four-year warrants (the “Warrants”) to purchase a certain number of shares of our common stock with such number based on the form of consideration used to purchase the 6% Notes.

As compensation for its services, the placement agent of the 6% Notes, which were issued for cash in the aggregate principal amount of $3,950,000, received an aggregate cash fee of $395,000 and seven-year warrants to purchase 3,590,909 shares of our common stock. Greg Osborn, our Executive Chairman, is the founder and Managing Director of an affiliate of the placement agent.

As of December 20, 2007, we issued 6% Secured Convertible Promissory Notes due December 2010 (the “December 6% Notes”) in an aggregate principal amount of $2,032,546 (convertible into 22,583,844 shares of our common stock at an initial conversion price of $0.09 per share) and warrants to purchase an aggregate of 2,710,061 shares of our common stock at an exercise price of $0.15 per share (the “December Warrants”). We issued these securities in lieu of common stock in connection with our solicitation of the exercise of warrants to purchase common stock at an exercise price of $0.09 per share (the “Tender Offer”). The gross proceeds from the warrant exercise (approximately $2.0 million) were released from escrow on December 31, 2007. A Tender Offer Statement on Schedule TO relating to the solicitation of the exercise of the warrants was filed with the Securities and Exchange Commission on November 21, 2007 (File Number 005-78706), as amended on January 4, 2008. The placement agent received a cash fee of $203,254 and seven-year warrants to purchase 2,258,382 shares of our common stock in connection with the Tender Offer.

Current and Projected Markets

On November 21, 2005, we announced that we planned to refocus our operations, reduce costs, strengthen management and streamline operations. As part of this refocusing effort, we reviewed our various product lines, and announced our intention to concentrate our resources on the development of our poultry processing products, our seafood processing products and our Unifresh Footbath and Unifresh Pen Spray products.

Products

Unifresh Footbath

We currently market Unifresh®Footbath concentrate, a grooming aid that helps clean and disinfect the hooves of dairy cows. Because of the bacteriostatic properties of the pHarlo technology, this product helps control bacteria that infect the hooves of cows and cause interdigital dermatitis, a bacterial infection of the skin on a cow’s hoof, and interdigital papillomatosis, a disease that infects a cow’s hoof that may cause severe lameness, decreased milk yield, body weight loss, decreased reproductive performance and increased veterinary expenses. Unifresh ®Footbath concentrate was launched during the third quarter of 2005. In the fourth quarter of 2005, we discovered that our Unifresh ®Footbath product’s effectiveness was diminished in water that had abnormally high alkaline content. We reformulated our Unifresh ®Footbath concentrate with the addition of a compound that neutralizes alkali, or a type of base that has a pH greater than 7, which can increase the pH of water or soil. In the first quarter of 2006, we introduced our enhanced formulation to the market. It is currently being sold to dairy farms throughout the U.S. through our sales force, independent brokers and farm product distributors. We currently market the product as a grooming aid. No federal agency approvals are required for marketing this product.

Poultry Processing Products

In August 2005, we began the in-plant commercial verification process for USDA approval to use the pHarlo technology in the scalder process of poultry processing. The first in-plant commercial verification test was completed in October 2005 and submitted to the USDA shortly thereafter.

On February 6, 2006, we received a letter from the Food Safety and Inspection Service (“FSIS”) of the USDA consenting to the continuation of in-plant trials of our Scalder application at a facility in Athens, Georgia, as well as two additional poultry processing plants. The trial involved the application of the pHarlo technology as an antimicrobial in the scalder and post-feather picker stages. In August 2006 we received a Letter of No Objections from the FSIS indicating that it had no objections to the use of our product as an antimicrobial processing aid in poultry Scalder and, in December 2006, we received a similar letter from the USDA to use our product in the Picker and New York Dressed Cabinet.

During the fiscal quarter ended June 30, 2007, we submitted protocols to be used in the testing of an application for use in the On-Line Reprocessor (“OLR”) and Chiller sections. We received the FSIS’s consent to proceed with in-plant testing of these applications. Tests of our OLR application were suspended when we were informed of the USDA’s intention to reconsider this requirement of this section as an intervention point in controlling bacteria.

We recently began tests of our Chiller application. If these tests are successful and we receive a Letter of No Objections from the FSIS, we will have commercial applications in five of the six intervention stages of poultry processing.

Seafood Processing Products

We recently began marketing the pHarlo technology for use in pathogen reduction, a process by which certain bacteria that causes disease or illness are reduced in number or eliminated, and the shelf life of seafood is extended. Our product, Tasker Pacific Blue Seafood Wash, has been tested at the North Carolina State Center for Marine Science & Technology, Virginia Tech University and Mississippi State University on shrimp, mahi mahi, salmon, flounder, scallops and catfish. The results of these studies indicated that the pHarlo technology could possibly double the shelf life on catfish filets and significantly increase the shelf life of seafood. No federal agency approvals are required for the marketing of this product.

In the processing of fish and seafood species, water is used at many points after harvesting. Therefore, the use of dip tanks and sprays of chilled water are normal and common. The addition of the Tasker Pacific Blue Seafood Wash to these wash waters is an easy adaptation of existing process equipment. Our seafood application is currently in trial testing by a seafood company located in the southeast and in several supermarkets in the northeast.

Close Call

Until March 2007, we marketed Close Call™ as an oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol. The FDA requires companies making structure or function claims relating to a dietary supplement product, such as Close Call™, to “certify that the firm has substantiation that the claim is truthful and not misleading.” While the FDA does not require any presentation of this support, it does require a notice of dietary supplement ingredients and claims. We believe that our Close Call™ product could be marketed more efficiently by a company either already established in the industry or with more commercial resources. Therefore, we are actively seeking to license and/or sell the Close Call™ brand or derivative applications.

Government Approvals and Regulations

All of the ingredients used to produce the pHarlo concentrate are acknowledged as Generally Recognized as Safe (“GRAS”) by the FDA. Therefore, we believe that our current line of products that utilize the pHarlo concentrate, including the intended uses of these products, do not require further approval by the FDA. These ingredients are already in wide use in the food industry and are readily available. The unique combination of these ingredients and the preparation process of the pHarlo formula are protected under two U.S. patents and are covered in several pending patent applications in the U.S. and elsewhere. The use of the pHarlo technology in food processing, with the exception of meat and poultry, has been approved by the FDA in letters addressed to us, dated February 18, 2004 and March 24, 2005.

The use of the pHarlo technology in meat and poultry food processing applications requires the approval of the USDA. The Food Safety and Inspection Services agency of the USDA shares the responsibility for reviewing antimicrobials for use on meat, poultry and egg products. The FSIS has the authority to determine whether or not new substances and uses of previously approved substances are suitable for use. In February of 2005, we submitted reports and laboratory data to the FSIS, requesting approval as an anti-microbial processing aide for poultry Scalders. The FSIS directed us to prepare a proper protocol and conduct an in-plant trial to prove the safety and effectiveness of the anti-microbial. The first in-plant commercial verification test was completed in October 2005. In January 2006, the FSIS indicated that the data from the in-plant trial was sufficient to support additional trials. These additional trials were completed, and the final report was submitted to the FSIS in June of this year. In August 2006 we received a Letter of No Objections from the USDA indicating that it had no objections to the use of our product as an antimicrobial processing aid in poultry Scalder and, in December 2006, we received a similar letter from the USDA to use our product in the Picker and New York Dressed Cabinet. Subsequent to December 31, 2006, we submitted protocols to be used in the testing of an application for use in the On-Line Reprocessor (“OLR”) and Chiller sections. We received the FSIS’s consent to proceed with in-plant testing of these applications. Tests of the company’s OLR application are currently in process at one plant and tests of its Chiller application are scheduled to begin shortly. Upon the successful completion of these tests, the company will have applications in six of the seven intervention points of poultry processing.

Manufacturing

We currently manufacture the concentrate used for all of the products we currently market, including Close Call and Unifresh Footbath, in our facility located in Conroe, Texas. We believe our facility procedures and manufacturing process assures the finished products meet specifications and comply with applicable regulatory requirements, but there can be no assurance that the pertinent regulatory authorities will agree with this conclusion, which could result in a variety of enforcement actions. It is possible that additional manufacturing facilities or controls will be necessary to market the product lines currently under development.

All of the raw materials required for the production of our concentrate are widely available in sufficient quantities from various qualified outside vendors. Accordingly, we do not anticipate that there will be supply interruption of these materials or that price increases will have a material adverse effect on us.

Strategic Relationships

In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC, or Wynn Starr. Under the terms of this agreement, as amended through January 23, 2007, we have granted Wynn Starr a worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr will purchase licensed products from us and will share up to 25% of the net sale price per gallon sold, based on different increments of achieved net sale prices. The Amendment also includes other target performance criteria such that, if met by Wynn Starr, we will issue to Wynn Starr a warrant to purchase up to 1,300,000 shares of our common stock with an exercise price based upon the closing price of our common stock on the date of the January 23, 2007 amendment. Steven B. Zavagli, a former member of our board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

As a result of the 2005 Acquisition, we now own the tangible assets used in the manufacturing process for the pHarlo concentrate. The pHarlo concentrate is based upon both the patent applications that we purchased in the acquisition, as well as on the base patents associated with the pHarlo technology. We have entered into an exclusive worldwide license, the Sub-License Agreement, with pHarlo IP, LLC, the exclusive licensee of the base patents, to exploit the base patents in our fields of use. Pursuant to the Sub-License Agreement, we also granted pHarlo IP an exclusive royalty-free worldwide right and license to import, export, make, manufacture, use and sell any inventions outside of our fields of use that were disclosed and claimed in the patent applications that we purchased in the acquisition. The terms of the Sub-License Agreement are more fully discussed under the caption “Intellectual Property Rights.”

Distribution Channels

We expect to sell our products through distributors, strategic intermediaries (such as Wynn Starr) and directly to commercial end-users. The choice of distribution channel will vary by product and will be decided by our management according to our strategic objectives.

Competition

Some or all of the products we intend to market may be in industries in which competition is intense. Our current product lines include applications in the poultry processing, dairy, seafood and oral hygiene industry, for which there are varying intensities of competition. We believe that the pHarlo technology will provide us with an advantage over our competition.

Unifresh Footbath

Our Unifresh Footbath treats a highly infectious disease known as digital dermatitis that causes lameness, swelling and fever in dairy cows, resulting in a drastic decrease in milk production. Forms of treatment include antibiotic bandaging and topical sprays using Terramycin® (oxytetracycline - an antibiotic) and footbaths using Formalin (a saturated solution of formaldehyde), copper sulfate, Tetracycline (a broad-spectrum antibiotic) or Peracetic Acid (a disinfectant and sanitizer). Unifresh Footbath’s underlying technology, pHarlo, uses a highly acidified form of copper sulfate that helps control the bacteria that cause digital dermatitis, as compared to competing copper sulfate products that are non-ionized. Some competing products using copper sulfate include QuickHit, Healthy Foot and HoofPro+ by SSI Corporation; Double-Action™ Hoof Treatment by West Agro, Inc.; and Hoofcare Supercharger manufactured by Marabo.

Poultry Processing

Currently, there is little competition for bacterial inhibitors in the Scalder section of poultry processing; however, there are varying number of competing products for use in the OLR and Chiller sections. In the Chiller section, manufacturers of sodium hydrochloride or sodium hypochlorite, chemical compound solutions frequently used as disinfectants and bleaching agents, represent the dominant competition. We believe that our product presents a healthier, yet more effective, alternative to the use of sodium hydrochloride and sodium hypochlorite. We further believe that, because the poultry processing industry is a very large industry, our presence in that market will attract other products designed to reduce or eliminate bacteria. We believe that the effectiveness of the pHarlo technology and its competitive pricing will enable us to successfully compete against existing and future competitive products in the poultry processing industry.

Pacific Blue™ Seafood Application

Our seafood application, Pacific Blue™, an antibacterial treatment that eliminates odors and extends the shelf life of seafood products, is targeted for the retail industry. The natural spoilers of seafood quality, bacteria, enzymes, dehydration, oxidation and contamination, bacteria and enzymes (proteins that aid in digestion) are present in all fish and shellfish, but their activity increases at higher temperatures. These spoilers break down the flesh of seafood, turning firm, resilient tissue soft and mushy. This process affects taste, appearance and texture and develops a strong “fishy” smell. Retailers displaying unpackaged fresh seafood generally maintain the seafood at temperatures between 29°-34° Fahrenheit to preserve freshness. Seafood exposed to air will dehydrate causing a loss of fluids, which decreases the net product weight and damages texture and color. To prevent dehydration, retailers frequently mist fresh fish on display with water. Currently, our Pacific Blue™ is the treatment in the market that eliminates odors on seafood by reducing the bacteria that causes spoilage. When and if the market for Pacific Blue™ develops, additional products created by competitors may enter the market and compete.

Dependence on Certain Customers

For the year ended December 31, 2005 there was no single customer that accounted for 10% or more of our consolidated revenue. For the year ended December 31, 2006 one customer accounted for 27%, another customer accounted for 14% and another customer accounted for 11% of our consolidated revenue. For the nine months ended September 30, 2007, one customer accounted for 34%, another customer accounted for 14% and another customer accounted for 10% of our consolidated revenue.

Intellectual Property Rights

Patents

Pursuant to the 2005 Acquisition, we acquired the rights to the following utility patent applications, which applications included both United States applications and PCT applications, or patent applications filed under the Patent Cooperation Treaty, which allows us at a future date to file patent applications in a number of foreign countries or national phase filings, and included two United States Provisional Applications (the “Transferred Patents”):

•	Antimicrobial Composition for Pre-Harvest and Post-Harvest Treatment of Plants and Animals (filed on August 20, 2004);

•	Skin Care Composition for Dermatological Disorders including burn and wrinkle creams (United States Provisional Application);

•	Oral Health Care Drink and Method for Reducing Malodors (filed on December 21, 2004);

•	Antimicrobial Food Additive and Treatment for Cooked Food, Water and Wastewater (filed on February 24, 2005);

•	Antimicrobial Processing Aid and Food Additive (United States Provisional Application); and

•	Hangover Remedy and Alcohol Abatement Composition (filed on February 24, 2005).

In addition to the utility patent applications and provisional patent applications described above, we also recently filed in the United States Patent and Trademark Office a non-provisional patent application and a Patent Cooperation Treaty (“PCT”) application based on the Skin Care Composition provisional application described above. We also recently filed a new patent application based on recently acquired technology, two U.S. non-provisional patent applications and two PCT applications based on previously filed provisional patent applications covering aspects of our technology and two continuation patent applications based on previously filed utility patent applications. According to United States patent law, the term of issued patents are 20 years from the earliest date on which the corresponding application or any application from which it claims priority was filed in the United States Patent and Trademark Office. The United States Patent and Trademark Office has issued one of our patent applications as U.S. Patent No. 7,192,618 on March 20, 2007. Additionally, we have made national phase filings for four of our patent applications in Europe and Mexico and for two of our patent applications in China, and plan to continue to make certain national phase filings with respect to our pending PCT patent applications.

We also entered into the Sub-License Agreement with pHarlo IP, LLC. Pursuant to the Sub-License Agreement, pHarlo IP has granted us an exclusive worldwide license to exploit the base patents (as defined below) in the following fields of use (the “Fields of Use”):

•	Pre-harvest food processing and safety applications, including treatment for plants and animals;

•	Post-harvest food processing and safety applications, including treatment for plants and animals, including the following:

•	antimicrobial processing aide and food additive including specific seafood applications, and

•	antimicrobial for airborne contaminants on cooked food;

•	Breath and mouthwash applications;

•	Hangover and alcohol abatement applications;

•	Topical palliative for dermatological disorders, including skin moisturizing applications, anti-wrinkle applications and burn treatment applications;

•	Pet product applications; and

•	Antimicrobial water treatment applications.

Pursuant to the Sub-License Agreement, we granted to pHarlo IP a royalty-free, worldwide, exclusive right and license to import, export, make, have made, manufacture, use, offer for sale and sell any inventions outside the Field of Use that are disclosed and claimed in the Transferred Patents. In addition, pHarlo IP has the right to sublicense and assign to third parties all of the rights and licenses granted by us with respect to the Transferred Patents. The term of the Sub-License Agreement is until the expiration of the last to expire of the base patents.

To the extent that pHarlo IP expresses an intent to enter into a transaction with an unaffiliated third party pursuant to which the third party would acquire rights related to the base patents outside the Fields of Use, we have the right of first refusal to enter into the transaction with pHarlo IP for the same consideration and on the same terms offered to the third party (“Right of First Refusal”).

Subject to certain conditions, we may obtain a 10% equity ownership interest in Phitex Ltd. LLLP, the direct one hundred percent owner of pHarlo IP, the sole and exclusive licensee of the base patents. In the event we elect not to exercise this Right of First Refusal for rights to the base patents outside the Fields of Use, as an equity owner we would share in the monetary benefits derived by Phitex from any transaction between pHarlo IP and an unaffiliated third party pursuant to which that third party acquires rights to exploit the base patents outside the Fields of Use. Prior to the issuance of the Phitex equity interests, (i) the prospectus that forms part of the registration statement covering the resale of the shares acquired by the Selling Entities in the 2005 Acquisition must be amended or supplemented so that the Selling Entities can sell such shares for a period of 60 consecutive days; (ii) we must be in compliance with all of our obligations under the Asset Purchase Agreement forming part of the transaction documents for the 2005 Acquisition (subject to certain exceptions) and (iii) we must enter into a lock-up and repurchase right agreement relating to our Phitex equity interests. Under the lock-up and repurchase right agreement, Phitex will retain the right to repurchase our equity interests for a nominal amount upon a change of control of our company.

The technology that forms the basis of the pHarlo technology is derived from U.S. Patent No. 5,989,595 (filed on March 8, 1996), U.S. Patent No. 6,242,011(filed on August 5, 1999) and U.S. Patent Application Serial No. 10/453,805, the base patents. pHarlo IP is the sole and exclusive licensee of the base patents pursuant to a certain License Agreement by and between Mr. Barry Cummins and pHarlo IP, dated July 15, 2005, and effective as of March 18, 2005 (the “Base License”). Pursuant to the Base License, pHarlo IP is required to pay to Mr. Cummins royalties (“Base License Royalty Payments”). Pursuant to the Sub-License Agreement, in the event that pHarlo IP defaults in its obligations to make the Base License Royalty Payments to Mr. Cummins, pHarlo IP is required to assign that portion of the Base License representing all of the rights sublicensed to us under the Sub-License Agreement to us, and we will assume pHarlo IP’s obligation to pay the Base License Royalty Payments.

Prior to the 2005 Acquisition, on December 7, 2004, we entered into a Settlement Agreement and General Release pursuant to which we effectively purchased the exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had previously purchased the rights on July 19, 2002. Under the terms of the settlement agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo Citrus Technologies to us for which we agreed to pay Mr. Kirby a fee of one-half of one percent (0.5%) of net revenues generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. On January 2006, we amended the Settlement Agreement and General Release. Under this amendment, sixty-five percent of half of one percent, or 0.325% of the fee, not to exceed $260,000 in any one calendar year, were to be paid to Mr. Kirby and the remaining thirty-five percent of one and one-half percent or 0.175% of the fee, not to exceed $140,000 in any one calendar year were to be paid to Mr. Tri Van To. As of December 31, 2006 , under this agreement, we had paid fees to Mr. Kirby and Mr. To of approximately $76,000 and $8,000, respectively, in excess of the of the amounts earned under the agreement. In February 2007, Mr. Kirby agreed to forego any future fees in exchange for the forgiveness of any excess fees to date amounts and a lump sum payment of $95,000. The agreement, related to Mr. To, continues until the termination or expiration of pHarlo Citrus Technologies’ patent to the licensed technology.

On January 26, 2006, we entered into a letter agreement with the Selling Entities and pHarlo IP that amended certain terms of the transaction documents related to the 2005 Acquisition, including the Sub-License Agreement. The Sub-License Agreement was amended, in part, to restructure the fees payable to pHarlo IP. Prior to the amendment, pHarlo IP had agreed to provide to us technical assistance necessary to implement, refine and exploit the base patents for the pHarlo technology in the Fields of Use. In consideration for the technical assistance, we had agreed to pay to pHarlo IP, in advance, prior to the calendar quarter for which they are payable, certain research and development fees (“R&D Fees”). The R&D Fees were originally set at a fixed amount and although subject to recovery in certain circumstances, were not dependant on sales of our products until certain thresholds had been met.

The amendment restructures the R&D Fees so that they are (i) payable on a quarterly basis within 30 days after the end of each calendar quarter and (ii) are based on gross sales of our company (or our affiliates) of products using the pHarlo technology. For fiscal year 2006, the R&D Fees must not be less than $150,000 and are capped at $500,000. In 2006 we paid pHarlo IP $150,000. There is no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates. For the nine months ended September 30, 2007, we had accrued and/or paid pHarlo IP $85,000.

Trademarks

In addition to our patent filings, we have also protected our intellectual property through trademark use and the filing of trademark applications in the United States and in certain foreign countries. The names under which we market our products are valuable assets to us and we have undertaken a program to protect these assets through appropriate trademark protection and our use of the names as trademarks.

We currently market a grooming aid that helps clean and disinfect the hooves of dairy cows, under the trademark Unifresh. We have filed trademark applications for the mark Unifresh in the United States and in Australia, Canada, China, France, Mexico and New Zealand. On February 14, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,058,912 for our trademark Unifresh in the United States. We have additionally, received registrations for the mark Unifresh in Australia, France and New Zealand. We have also filed trademark applications for the marks Unifresh Activator and Unifresh Xtra in the United States.

We also recently began marketing a product for pathogen reduction, extending the shelf life of certain seafood products and reducing odors under the trademarks Tasker Pacific Blue and Pacific Blue. We have filed a trademark application for the mark Tasker Pacific Blue in the United States Patent and Trademark Office as well as in Argentina, Brazil, Canada, Chile, China, Mexico, Peru and the Russian Federation. We have received a registration for the mark Tasker Pacific Blue in Peru. We have also filed a trademark registration for the mark Pacific Blue in the United States.

Our oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol is currently being marketed under the trademark Close Call. We have filed trademark applications for the mark Close Call in the United States and in Canada, China and Mexico. On May 16, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,093,254 for our trademark Close Call in the United States for our oral hygiene breath drink. On December 12, 2006, the United States Patent and Trademark Office issued us trademark registration Serial No. 3,184,240 for our trademark Close Call in the United States for our breath freshener product. We have also filed a number of applications in the United States, China and Mexico to register the mark Close Call for use in conjunction with the marketing of other types of products. We have received notices of allowance from the United States Patent and Trademark Office on September 27, 2005 with respect to three of these applications, on May 16, 2006 with respect to three of these applications, and on October 30, 2006 with respect to two of these applications. Three of our trademark applications in Mexico for the mark Close Call issued as registrations on December 9, 2005.

We have also filed trademark applications in the United States for Tasker and a number of other trademarks that we intend to use in conjunction with the marketing of future products. These trademark applications were filed as intent to use, or ITU, applications. Two of these applications were allowed by the United States Patent and Trademark Office and the others are pending.

Pursuant to the 2005 Acquisition we acquired trademark registration Serial No. 2,936,272, which was registered on March 29, 2005, for the mark pHB0020.

According to United States trademark law, these trademark registrations will remain in force for a period of ten years from the date of registration to the extent that the trademarks remain in continuous use during that time. These trademark registrations may be renewed for additional periods of ten years each, at the end of each successive ten year period following the date of registration.

Product Development

New products using the pHarlo technology, as well as other products, are continually under development. Our efforts in this area are focused on the product applications to which we currently have rights of use. It is our intention to develop and market commercially viable applications for this technology within its product ranges. We spent approximately $1,123,000, $1,803,000, $3,356,000 and $1,375,000 on product development costs for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005, and 2004, respectively.

Employees

In connection with the refocusing effort announced in November 2005, we have also reduced monthly expenses. Specifically, we have reduced the number of full time employees by approximately 41%, including a reduction in our corporate staff of approximately 39%, and a reduction in our Conroe, TX manufacturing facility staff of approximately 47%. We have also hired a new management team. We believe that our reduced staff can provide sufficient product and perform the necessary duties to forward our objectives for the foreseeable future. At September 30, 2007, we had 30 full-time employees, 13 of whom are in sales and technical support, 4 of whom are in research and development, 8 of whom are in warehousing and production and of 5 whom are in finance and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that employee relationships are good. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and managerial personnel.

Properties

Effective October 1, 2007, we have relocated our Corporate Office from Danbury, Connecticut, to Fairlawn, New Jersey. As a result of this relocation we lease in New Jersey 2,000 square feet of office space under a lease that expires in October 2010. Additionally, we lease approximately 9,000 square feet of office space at our former corporate headquarters in Danbury, Connecticut under a lease that expires in April 2010. We are currently pursuing restructuring alternatives of our Danbury, Connecticut, lease. We also occupy approximately 27,000 square feet of manufacturing, warehouse and office space under a lease in Conroe, Texas that expires in September 2009.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning each of our directors and executive officers as of September 30, 2007.

Name	Age	Position
Greg Osborn	42	Executive Chairman and Director
Lanny Dacus	66	President, Chief Executive Officer and Director
Stathis Kouninis	45	Chief Financial Officer, Treasurer and Secretary
Joseph P. Carfora	56	Director
Timothy M. Lane	60	Director
Frederick G. Ledlow	79	Director
William P. Miller	69	Director
Peter O’Gorman	68	Director

Greg Osborn has been Executive Chairman and a director of our company since March 2007. Mr. Osborn is the founder and since 1999 has been the Managing Director of Indigo Ventures LLC. Between December 2006 and September 2007, Indigo Ventures’ affiliate, Indigo Securities LLC, served as the placement agent for the offering of the First Bridge Notes, the Second Bridge Notes and the 6% Notes. Mr. Osborn is also a registered representative with Indigo Securities LLC. Mr. Osborn received a B.S. in Finance and Economics from Ramapo College of New Jersey. Mr. Osborn serves on the board of directors of Migo Software, Celsia Technologies and The Children of Bellevue. Mr. Osborn is a corporate advisor to Ideavillage.com.

Lanny Dacus has been President, Chief Executive Officer and a director of our company since December 2006. Mr. Dacus was involved in the development and growth of Enterprise Rent-A-Car, where he worked for 26 years, retiring in 1996 as President of its New York Group.

Stathis Kouninis has been Chief Financial Officer of our company since February 2006, Treasurer of our company since March 2006 and Secretary of our company since April 2006. From November 2004 to February 2006, Mr. Kouninis served on the Staff of the Division of Corporation Finance of the U.S. Securities and Exchange Commission. From January 2004 to November 2004, Mr. Kouninis was the Director of Finance for Bottomline Technologies, Inc., a publicly traded financial process software company. From January 2003 to December 2003, Mr. Kouninis was the Chief Financial Officer of PCA, Inc., a non-profit educational organization. From May 2000 to January 2003, Mr. Kouninis was Director of Finance for CMGI, Inc., a publicly traded Internet technology company. Mr. Kouninis received a Bachelor of Science degree from the University of Massachusetts, and an Accounting Post Baccalaureate and a Master of Science degree in Taxation from Bentley College.

Joseph P. Carfora has been a director of our company since February 2007. Mr. Carfora is a founding partner and since 2005 has been a senior litigation partner of the firm of Carfora Klar Gallo Vitucci Pinter & Cogan. Previously and from 1999, Mr. Carfora was a partner with Motola Klar Dinowitz & Carfora. Mr. Carfora is a member of the American Bar Association and Association of the Bar of the City of New York. Mr. Carfora is a graduate of California Western School of Law and he holds a Juris Doctor Degree in Law and a Bachelors Degree in Business and Finance.

Timothy M. Lane has been a director of our company since June 2007. Mr. Lane has been Chief Executive Officer of Everest Advisors since June 1997. Mr. Lane was with PepsiCo between 1981 and 1996, most recently as the Chief Executive Officer of PepsiCo Restaurants International for Asia and the Middle East (KFC, Pizza Hut and Taco Bell). Mr. Lane served as chairman, president and CEO of Holiday Inn Worldwide, a hotel group and division of Bass PLC in 1996. Mr. Lane received a Bachelor of Science in accounting from the University of Daytona and an MBA from the University of Chicago.

Frederick G. Ledlow has been a director of our company since December 2006. Mr. Ledlow has been a private investor since 1995. Mr. Ledlow is the retired president of Cyanamid of Canada (a subsidiary of American Cyanamid now American Home Products). Mr. Ledlow currently serves on the board of directors of Orangeville Inn & Suites, Inc. and has served as a board director and Audit Committee Chairman for National Registry Inc.

William P. Miller has been a director of our company since May 2006. Mr. Miller has been a private investor since 2000. He is a board member and Chairman of the Audit Committee of Matheson North America. He is a board member of Beth Israel Hospital, the New York Eye and Ear Infirmary and Lighthouse International.

Peter O’Gorman has been a director of our company since January 2007. Mr. O’Gorman has been a private investor since 2001. Mr. O’Gorman was a former Executive Vice President of the Great Atlantic and Pacific Tea Company.

Determination of Director Independence

The board of directors has determined that each of Joseph P. Carfora, Timothy M. Lane, Frederick G. Ledlow, William P. Miller and Peter O’Gorman, who collectively constitute a majority of the board, meets the general independence standards set forth in the Nasdaq Marketplace rules. In addition, the board has made a subjective determination as to each of the foregoing individuals that no relationships exist that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees of the Board of Directors

The board of directors currently has an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

William P. Miller, Timothy M. Lane and Peter O’Gorman are the members of the Audit Committee. Mr. Miller is the Chairman of the Audit Committee. The board of directors has determined that each member of the Audit Committee meets the Nasdaq Marketplace definition of “independent” for audit committee purposes. The board of directors has also determined that Mr. Miller meets the SEC definition of an “audit committee financial expert.” The functions of the Audit Committee are focused on three areas:

•	the adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

•	the appointment, compensation, retention, and oversight of our independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.

The Compensation Committee consists of Peter O’Gorman, Frederick G. Ledlow and William P. Miller. Mr. O’Gorman is the Chairman of the Compensation Committee. The board of directors has determined that each member of the Compensation Committee meets the Nasdaq Marketplace definition of “independent” for compensation committee purposes. The Compensation Committee has a written charter. The Compensation Committee is responsible for approving the compensation for our chief executive officer and, in consultation with our chief executive officer, approving the compensation of other executive officers and administering our 2006 Stock Plan. However, see “—Compensation Discussion and Analysis” as to the recent determination of compensation packages.

The Corporate Governance Committee, which was formed in September 2007, consists of Frederick G. Ledlow, Joseph P. Carfora and Timothy M. Lane. Mr. Ledlow is the Chairman of the Corporate Governance Committee. The board of directors has determined that each member of the Corporate Governance Committee meets the Nasdaq Marketplace definition of “independent” for compensation committee purposes. The Corporate Governance Committee has a written charter. The Corporate Governance Committee is responsible for developing and recommending to the board corporate governance principles, advising the board with respect to the structure and composition of committees of the board, recommending the compensation of the members of the board and addressing certain conflicts of interest.

Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of the board of directors or any officer of our company.

Meetings of the Board of Directors and Committees

During 2006, there were twelve meetings of the board of directors, six meetings of the Audit Committee and three meetings of the Compensation Committee. Each director, who was a director of our company at the time of the board meeting, attended all of the meetings of the board of directors. Each director attended all of the meetings of each Committee of which he was then a member.

Director Nomination Process

We do not have a nominating committee as the board has determined, given its relatively small size, that the function of a nominating committee could be performed by the board as a whole without unduly burdening the duties and responsibilities of the board members. The board does not currently have a charter or written policy with regard to the nominating process.

At this time, we do not have a formal policy with regard to the consideration of any director nominees recommended by our stockholders because historically we have not received nominations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would be unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by board members, management or other parties are evaluated. Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for board membership and should be addressed to: Stathis Kouninis, Chief Financial Officer, Tasker Products Corp., 21-00 Route 208, Fairlawn, New Jersey 07410. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the board of directors consider, among other things, an individual’s business experience, industry experience, breadth of knowledge about issues affecting us, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Code of Ethics

Effective September 2007, the board of directors adopted a revised Code of Business Conduct and Ethics and Compliance Program that applies to, among other persons, our President and Chief Executive Officer (being our principal executive officer), our Chief Financial Officer (being our principal financial and accounting officer), as well as persons performing similar functions. We have made the Code of Ethics available on our website at www.taskerproducts.com under the heading “Investor Relations.”

Stockholder Communication with Board Members

We maintain board member contact information for stockholders both telephone and email, on our website (www.taskerproducts.com) under the headings “Contact Us” and “Investor Relations,” respectively. By following the Contact Us link, a stockholder will be given access to our telephone number and mailing address and by following the Investor Relations link, a stockholder is provided our email address. Communications sent to us and specifically marked as a communication for the board will be forwarded to the board or specific members of the board as directed in the stockholder communication. In addition, communications received via telephone for the board are forwarded to the board by an officer of our company.

Board Member Attendance at Annual Meetings

The board of directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings, although all board members are encouraged to attend. Four of our then five directors attended our 2006 annual meeting of stockholders.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (the “CD&A”) is provided to generally explain the compensation awarded, earned by or paid during 2006 to our named executive officers including our Chief Executive Officer, Lanny Dacus, and Chief Financial Officer, Stathis Kouninis. In addition, the CD&A is intended to supplement the information provided in the following tables and the narrative information that accompanies them. The CD&A outlines the primary objectives and overall structure of our executive compensation program and describes the process used to establish named executive officer compensation each year. The CD&A also defines and describes the primary components of the named executive officers’ 2006 compensation.

The numerous changes in management during the past 18 months resulted in us negotiating individual compensation packages with each named executive officer. Accordingly, the Compensation Committee has not established a uniform compensation policy for the named executive officers.

The elements of our compensation program for named executive officers include salary, a discretionary bonus, and equity compensation. In addition, our named executive officers participate in the benefit plans (health, disability and group term life) that are generally available to all employees. We provide limited perquisites and fringe benefits for our named executive officers. We have no 401(k) plan, retirement plan or deferred compensation plan.

Salary - We provide salary to our named executive officers according to the employment agreement negotiated with each one of them. In the case of Mr. Dacus who has a great deal of responsibility for the performance and growth of our company, salary is modest, representing a small fraction of his total annual compensation.

Bonus - We do not have a formal bonus plan. Annual bonuses, if any, for our named executive officers are granted at the discretion of the board. No bonuses were awarded for 2006.

Equity-based compensation - A substantial portion of the compensation of our named executive officers is in the form of options and warrants, which are exercisable at specified prices into a specified number of shares of our common stock. This is intended to incentivize performance that will increase our value to our shareholders. In the case of Mr. Dacus, a large portion of the warrants he holds vest based on his ability to bring in new customers, as described more fully in note 3 to the Grants of Plan Based Awards Table. The number of warrants or options awarded to the named executive officers is determined on a case by case basis at the date of hire of the named executive officer. Any additional option or warrant awards are granted by the Compensation Committee and are based on the performance of the named executive officer. The exercise price of the award is based on the closing price of our common stock on the trading day before the day the board of directors authorized the stock option or warrant grant.

Prior to June 1, 2006, we awarded stock options as part of our equity compensation. Post June 1, 2006, we awarded warrants as part of our equity compensation to our named executive officers.

In December 2006, we cancelled a number of options previously granted to two of our named executive officers and issued new options for a like number of shares at a reduced exercise price (“repriced”). In the case of Mr. Falcone, our former President and Chief Executive Officer, we repriced all of the 2,600,000 options previously granted to him (100,000 options awarded in August 2005 at an exercise price of $2.93 per share, 300,000 options awarded in November 2005 at an exercise price of $1.50 per share and 2, 200,000 options awarded in January 2006 at an exercise price of $1.00 per share) to $0.11 per share. The new exercise price was based on the closing price of our common stock on November 30, 2006, the trading day before December 1, 2006, the day that the board of directors approved the reprice. The repricing of these options was part of the settlement relating to Mr. Falcone’s resignation as President, Chief Executive Officer and a director of our company.

Also on December 26, 2006, we repriced 450,000 options awarded to Mr. Kouninis, our Chief Financial Officer, on February 8, 2006 from $1.00 per share to $0.14 per share and we awarded to Mr. Kouninis 550,000 warrants at an exercise price of $0.14 per share in order to retain his services. The exercise price for the repriced options and the award of the warrants was based on the closing price of our common stock on December 22, 2006, the trading day before December 26, 2006, the day that the board of directors approved the reprice and the warrant grant.

Benefits - We do not have special benefits for our named executive officers. They participate in health, life, and disability benefit programs that are generally available to all of our employees.

Perquisites and fringe benefits - The named executive officers are entitled to drive a company-leased car and we reimburse the expenses of operating the car.

There is no stock ownership policy for our executive officers.

For purposes of the Summary Compensation Table, there were no named executive officers other than Messrs. Dacus, Kouninis, Burns, Falcone and Jenkins as of December 31, 2006. Messrs. Burns, Falcone and Jenkins were not employed by us on December 31, 2006. In March 2007, Greg Osborn was appointed Executive Chairman of our company.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this registration statement.

Compensation Committee of the Board of Directors as of September 30, 2007

Peter O’Gorman, Chairman

Frederick G. Ledlow

William P. Miller

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus	Stock option/warrant awards (1)	All Other Compensation		Total Compensation
Lanny Dacus (2) President and Chief Executive Officer	2006	$3,423	—	$21,894	$561		$25,878

Richard Falcone (3) Former President and Chief Executive Officer	2006	$257,544	—	$1,587,580	$173,172	(4)	$2,018,296

Stathis Kouninis (5) Chief Financial Officer, Treasurer & Secretary	2006	$145,962	—	$202,044	—		$348,006

Robert Jenkins (6) Former Chief Financial Officer, Treasurer & Secretary	2006	$20,833	—	—	$91,485	(7)	$112,318

James Burns (8) Former Executive Vice President - Business Development	2006	$156,667	—	$16,017	$15,941	(9)	$188,625

(1)
The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 (in accordance with FAS 123(R)). See Note 9 to the audited consolidated financial statements included elsewhere in this registration statement, for a discussion of the assumptions used to value the options and warrants. These amounts do not reflect the actual value that will be realized by the named executive officers.

(2)	Mr. Dacus was appointed President and Chief Executive Officer of our company on December 12, 2006 and December 14, 2006, respectively.

(3)
Mr. Falcone resigned as President and Chief Executive Officer of our company on December 12, 2006 and December 14, 2006, respectively. Mr. Falcone had been appointed President and Chief Executive Officer of our company on January 26, 2006.

(4)
Includes a payment of $150,000 related to Mr. Falcone’s resignation as President and Chief Executive Officer of our company, $19,500 for board of director fees and the value of other property transferred to Mr. Falcone based on his termination agreement. See discussion under “Termination of Employment Agreements; Severance Agreements.”

(5)	Mr. Kouninis was appointed Chief Financial Officer of our company on February 13, 2006.

(6)	Mr. Jenkins was terminated from his employment as Chief Financial Officer, Treasurer and Secretary of our company on February 8, 2006.

(7)	Represents severance related to the termination of Mr. Jenkins employment with us.

(8)	Mr. Burns was terminated from his employment as Executive Vice President - Business Development of our company effective July 11, 2006.

(9)	Includes $10,500 of board of director fees, the value of other property transferred to Mr. Burns based on his termination agreement and the value of perquisites that in aggregate is less than $10,000.

The following table summarizes the compensation paid in 2005, 2004 and 2003 to our Chief Executive Officer and our other executive officers.

Option Grants in Last Fiscal Year

The following table sets forth information concerning individual grants of stock options and warrants made during 2006 to the named executive officers in the Summary Compensation Table.

		Estimated Future Payout under Equity Incentive Plan Awards				All Other Option/ Warrant Awards		Exercise Price of Option/ Warrant Awards	Closing Price at Date of Grant (1)	Grant Date Fair Value of Option/ Warrant Awards (2)
		(# of securities underlying options/warrants)						($ per share)	($ per share)
Name	Grant Date	Target		Maximum
Lanny Dacus	12/01/06	6,000,000	(3)	6,000,000	(3)			0.12	0.17	$985,200
	12/01/06	5,569,444	(3)	5,569,444	(3)			0.18	0.17	$900,022
	12/01/06					1,652,778	(3)	0.12	0.17	$271,386
	12/01/06					4,777,778	(4)	0.11	0.17	$786,900

Richard Falcone	01/25/06					2,200,000		1.00	0.76	$1,512,720
	12/01/06	—		—		2,200,000		0.11	0.17	$58,080(5)

Stathis Kouninis	02/08/06					450,000		1.00	0.92	$348,075
	12/26/06	—		—		450,000		0.14	0.17	$11,115(6)
	12/26/06					550,000		0.14	0.17	$89,705

(1)	The exercise price of the award is based on the closing price of our common stock on the trading day before the day the board of directors authorized the stock option or warrant grant.

(2)	These values are calculated based on the FAS 123(R) aggregate fair value at the grant date. These amounts do not reflect the actual value that will be realized by the named executive officers.

(3)
Mr. Dacus was granted warrants exercisable for 13,222,222 shares of our common stock as of December 1, 2006. Warrants exercisable for 1,652,778 shares, at an exercise price of $0.12 per share, vested on March 31, 2007. The remaining warrants will vest and become exercisable, if at all, based on certain performance conditions, as follows: (i) warrants exercisable for 6,000,000 shares will vest, if at all, in three equal installments of 2,000,000 each, at an exercise price of $0.12 per share in the second, third and fourth calendar quarters of 2007, provided that, (A) in such second calendar quarter Mr. Dacus has brought one poultry or seafood plant as a customer to us and (B) for each of the third and fourth calendar quarters Mr. Dacus has brought two poultry and/or seafood plants as customers to us (it being understood that in the event that Mr. Dacus has brought at least five poultry and/or seafood plants as customers to us during calendar year 2007, all 6,000,000 of the warrants will vest on the date on which Mr. Dacus brings the fifth poultry and/or seafood plant customer to us, (ii) warrants exercisable for 4,000,000 shares will vest, at an exercise price of $0.18 per share, in the first and second calendar quarters of 2008, provided Mr. Dacus has brought two poultry and/or seafood plants as customers to us during each such calendar quarter (it being understood that in the event that Mr. Dacus has brought at least nine poultry and/or seafood plants as customers to us prior to July 1, 2008, a total of 10,000,000 warrants in aggregate will vest (to the extent not previously vested) on the date on which Mr. Dacus brings the ninth poultry and/or seafood plant customer to us) and (iii) warrants exercisable for 1,569,444 shares will vest, at an exercise price of $0.18 per share, on September 30, 2008 provided Mr. Dacus has brought two poultry and/or seafood plants as customers to us during the third calendar quarter in 2008 (it being understood that in the event that Mr. Dacus has brought at least eleven poultry and/or seafood plants as customers to us prior to October 1, 2008, all 11,569,444 warrants subject to performance-based vesting will vest (to the extent not previously vested) on the date on which Mr. Dacus brings the eleventh poultry and/or seafood plant customer to us). Notwithstanding the foregoing, all of these warrants will vest no later than the date Mr. Dacus has brought his eleventh poultry and/or seafood plant as a customer to us. Vesting of these warrants will cease if Mr. Dacus’ employment is terminated, unless termination is by us other than for Cause (as described in Note 1 to the table in “Employment Agreements - Lanny R. Dacus”), by Mr. Dacus for Good Reason, or caused by Mr. Dacus death or disability. All of the then unvested warrants will become vested and exercisable upon the occurrence of a Change in Control of our company. The warrants generally have a 10-year term and terminate immediately upon a termination of employment, except that if Mr. Dacus employment is terminated by us other than for Cause, by Mr. Dacus for Good Reason, or caused by Mr. Dacus’ death or disability, vested warrants are exercisable for five years from Mr. Dacus’ termination (but in no case after the end of the initial 10-year term). “Good Reason”, as defined in Mr. Dacus’ employment agreement, means (a) failure to remain as President or Chief Executive Officer; (b) a material diminution in the nature or scope of responsibilities, duties or authority or a request by us to engage in unlawful behavior; (c) a Change in Control; (d) failure to pay compensation and benefits; or (e) required relocation over 50 miles. “Change in Control”, as defined in Mr. Dacus’ employment agreement, means (a) shareholder approval (or the occurrence) of a merger that results in our shareholders holding less than a majority of the post-merger entity, (b) acquisition by a third party of 35% or more of our voting securities, (c) sale of all or substantially all of our assets, or (d) our dissolution or liquidation.

(4)
Mr. Dacus was granted warrants exercisable for 4,777,778 shares of the our common stock, at an exercise price of $0.11 per share as of December 1, 2006. 597,224 of these warrants vested March 1, 2007. Subject to Mr. Dacus’ employment by us on the vesting date, the remaining 4,180,554 warrants will vest in 7 equal quarterly installments of 597,222 each, ending on December 1, 2008. However, in the event Mr. Dacus’ employment is terminated by us other than for Cause, by Mr. Dacus for Good Reason, or caused by Mr. Dacus’ death or disability, the unvested warrants that would have otherwise vested in the succeeding two calendar quarters will become vested and exercisable upon termination. The warrants generally have a 10-year term and terminate immediately upon a termination of employment, except that if Mr. Dacus employment is terminated by us other than for Cause, by Mr. Dacus for Good Reason, or caused by Mr. Dacus’ death or disability, vested warrants are exercisable for 5 years from Mr. Dacus’ termination (but in no case after the end of the initial 10-year term).

(5)
Represents the incremental value for the reprice of 2,200,000 options on December 1, 2006, from $1.00 to $0.11 per share, as recognized under FAS 123(R). 25% of the options vested at the date of the original grant and the remaining 75% were scheduled to vest equally on a monthly basis over twenty four months. All of the unvested options vested at the date of Mr. Falcone’s resignation.

(6)
Represent the incremental value for the reduction in the exercise price of 450,000 options from $1.00 per share to $0.14 per share, effective December 26, 2006, as recognized under FAS 123(R). 25% of these options vested at the date of the original grant and the remaining 75% vest equally on a monthly basis over twenty four months. See discussion under “Employment Agreements—Stathis Kouninis.”

The following table sets forth information concerning individual grants of stock options made during 2005 to the named executive officers in the Summary Compensation Table.

Option Grants In Last Fiscal Year

	Individual Grants						Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Names	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)		Expiration Date	5%	10%
Richard D. Falcone	100,000	(2)	4.2%	$2.93	(3)	08/05/15	$184,266	$466,967
	300,000	(2)	12.6%	$1.50	(3)	11/17/15	$283,003	$717,184
Robert Appleby	—		—	—		—	—	—
James Burns	—		—	—		—	—	—
Robert Jenkins	—		—	—		—	—	—

(1)
This column shows the hypothetical appreciation on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(2)
All of these options were awarded to Mr. Falcone while he was serving solely as a member of our Board of Directors, prior to his appointment as President and Chief Executive Officer in January 2006. Also see “Employment Agreements” below with respect to the accelerated vesting of options in connection with certain specified corporate events, such as change of control, involving our company.

(3)	Represents the fair market value on the date of grant, based on the closing price per share of our common stock as reported on OTC Bulletin Board.

Fiscal Year-End Option Values

The following table sets forth information at December 31, 2006 concerning stock options and warrants held by the named executive officers in the Summary Compensation Table. No options or warrants held by such individuals were exercised during 2006.

Name	Exercisable (1)	Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date
Lanny Dacus	—	4,777,778	0.11		11/30/2016
	—	7,652,778	0.12		11/30/2016
	—	5,569,444	0.18		11/30/2016
Richard Falcone	2,600,000	—	0.11	(2)	11/30/2011
Stathis Kouninis	263,125	186,875	0.14	(3)	02/07/2016
	137,500	412,500	0.14		12/25/2016
Robert Jenkins	1,000,000	—	1.45		11/15/2014
James Burns	2,777,778	—	0.25		07/31/2011

(1)	All options and warrants are exercisable for shares of common stock.

(2)
Represents the reprice of 100,000 options from $2.93 per share to $0.11 per share, the reprice of 300,000 options from $1.50 per share to $0.11 per share and the reprice of 2,200,000 options from $1.00 to $0.11 per share as of December 1, 2006.

(3)	Represents the reprice of 450,000 options from $1.00 per share to $0.14 per share as of December 26, 2006.

The following table sets forth information at fiscal year-end 2005 concerning stock options held by the named executive officers in the Summary Compensation Table. No options held by such individuals were exercised during 2005.

Fiscal Year-End Option Values

Name	Number of Securities Underlying Unexercised Options At Fiscal Year-End (1)		Value of Unexercised In-the-Money Options At Fiscal Year-End (2)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard D. Falcone	400,000	—	—	—
Robert Appleby	1,611,111	—	$773,333	—
James Burns	2,611,111	388,889	$1,253,333	$186,667
Robert Jenkins	1,000,000	—	—	—

(1)	All options are exercisable for shares of common stock.

(2)
Based upon the market price of $0.73 per share, which was the closing price per share of our common stock on the OTC Bulletin Board on December 30, 2005, less the option exercise price payable per share.

Directors’ Compensation

For 2006, each of our directors received compensation for serving on the board. Each director was paid a $3,000 cash retainer for each fiscal quarter served on the board of directors and a $1,500 cash retainer for each board meeting attended. Additionally each non-employee director received an award of 250,000 stock options with exercise prices of $1.00 per share. Effective December 2006 the cash retainer was changed to a flat $3,750 per fiscal quarter regardless of the number of meetings attended. Additionally, at their date of appointment, all board members are awarded 750,000 warrants that vest immediately and have a term of ten years.

Name and Principal Position	Fees Earned or Paid in Cash	Stock option/warrant awards (1)	Total Compensation
Albert Canosa (2)	$11,000	$90,644	$101,644
Gordon Davis (3)	$9,000	$749,337	$758,337
Frederick Ledlow (4)	$—	$122,325	$122,325
James Manfredonia (5)	$3,000	$26,425	$29,425
William Miller (6)	$13,500	$276,400	$289,900
Steve Zavagli, Sr. (7)	$16,500	$161,156	$177,656

(1)
All options are exercisable for shares of common stock. The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 (in accordance with FAS 123(R)). See Note 9 to the audited consolidated financial statements included elsewhere in this registration statement, for a discussion of the assumptions used to value the options and warrants. These amounts do not reflect the actual value that will be realized by the named directors.

(2)
On September 22, 2006, Mr. Canosa resigned as a director, Chairman of the Audit Committee and a member of our Compensation Committee. Mr. Canosa had been appointed to the board on February 3, 2006 and to the Audit and Compensation Committees on May 11, 2006. At the date of his appointment to the board, Mr. Canosa was awarded 250,000 options with an exercise price of $1.00 per share. 25% of these options vested at the date of the grant and the remaining 75% vested equally on a monthly basis over twenty-four months. Mr. Canosa forfeited 132,813 options upon his resignation. The vested options may be exercised within five years after Mr. Canosa’s resignation.

(3)
On May 11, 2006, Mr. Davis resigned as a director of our company and Chairman of the board of directors. Mr. Davis had held these positions since February 2006. In January 26, 2006 Mr. Davis was awarded 1,750,000 options with an exercise price of $1.00 per share in conjunction with his entry into a consulting agreement with us. These options had a vesting period of two years. In February 2007, Mr. Davis entered into an amended consulting agreement under which all of his 1,750,000 options were repriced to $0.16 per share and any unvested portion of these options vested immediately.

(4)
On December 18, 2006, Mr. Ledlow was appointed as a director, a member of the Audit Committee and the Chairman of our Compensation Committee. On December 26, 2006 Mr. Ledlow was awarded 750,000 warrants with an exercise price of $0.14 per share. All of the warrants vested on the date of the grant.

(5)
Mr. Manfredonia resigned as a director and a member of our Compensation Committee on December 14, 2006. Mr. Manfredonia had held these positions since September 28, 2006. At the date of his appointment Mr. Manfredonia was awarded 250,000 options with an exercise price of $0.12 per share. All of the options vested on the date of the grant. The vested options may be exercised within five years after Mr. Manfredonia’s resignation.

(6)
In May 2006, Mr. Miller was appointed as a director of our company and a member of the Audit Committee and Compensation Committee. In September 2006 Mr. Miller was appointed Chairman of the Audit Committee. At the date of his appointment Mr. Miller was awarded 250,000 options with an exercise price of $1.00 per share and a vesting period of two years. Based on the FAS 123(R) calculation, the aggregate fair value of these options at the grant date was $133,050. On September 28, 2006, the exercise price of these options was reduced to $0.12 per share and all unvested options vested immediately. The amount reported under the “Stock option/warrant award” column includes a value of $21,025, which is based on the repricing of the 250,000 options and a value of $83,156, which is based on the acceleration of the vesting of 156,250 unvested options. On December 26, 2006, Mr. Miller was awarded 750,000 warrants with an exercise price of $0.14 per share. All of these warrants vested at the date of the grant.

(7)
On September 7, 2006, Mr. Zavagli, resigned as a director and a member of our Compensation Committee. Mr. Zavagli had held these positions since February 2005. In December 2004, Mr. Zavagli was awarded 500,000 options at an exercise price of $2.05 per share and a vesting period of two years. Also, in January 2006, M. Zavagli was awarded 500,000 options with an exercise price of $1.00. 25% of these options vested at the date of the grant and the remaining 75% vested equally on a monthly basis over twenty four months. Mr. Zavagli forfeited an aggregate of 432,292 options upon his resignation. In February 2007, Mr. Zavagli surrendered all of his vested options that had not been forfeited upon his resignation. In exchange, we issued 1,000,000 warrants at an exercise price of $0.14 per share.

Employment Agreements

Greg Osborn

In April 2007, we entered into an employment agreement with Greg Osborn in connection with his appointment as Executive Chairman. The agreement provides for, among other things, a term of up to 21 months, an annual salary of $60,000, an annual bonus at the discretion of the board, the grant of initial warrants for the purchase of 2,625,000 shares of common stock exercisable on a quarterly basis over the term of the agreement at an exercise price of $0.19 per share, the grant of additional warrants exercisable for 7,500,000 shares of common stock at an exercise price of $0.19 per share with vesting contingent upon achievement of contractually specified performance goals, severance payments and a cash payment of $20,000 per month for a period of nine months commencing when we reach profitability. Mr. Osborn is the Managing Partner of an affiliate of the firm that served from December 2006 to December 2007 as placement agent for the offering of the First Bridge Notes, the Second Bridge Notes, the 6% Notes and the Tender Offer.

Lanny R. Dacus

In December 2006, Lanny R. Dacus was appointed President and Chief Executive Officer of our company. In connection with this appointment, we entered into an employment agreement with Mr. Dacus. Under the terms of the agreement, Mr. Dacus will receive a base salary of $60,000 per year and the right to participate in our existing benefit plans, with bonus payments to be made at the discretion of the board of directors. We will provide Mr. Dacus with a company automobile during the term of the employment agreement. We also granted warrants to purchase 4,777,778 shares of common stock at an exercise price of $0.11 per share to Mr. Dacus in connection with this agreement. The warrants have a ten- year term and vest over a two-year period from the date of grant. We granted additional warrants to purchase 13,222,222 shares of common stock at exercise prices ranging from $0.12 to $0.18 per share, with vesting terms contingent upon Mr. Dacus’ achievement of contractually specified performance goals described in Note 3 to the Grants in 2006 Plan Based Awards Table.

The following table shows the potential payments upon termination or change of control of our company as of December 31, 2006 for Lanny Dacus, President and Chief Executive Officer.

Executive Benefits and Payments	Voluntary Resignation or Termination for Cause (1)	Termination by Us without Cause (2)	Death or Disability (3)	Change in Control (without Termination)	Upon Change in Control (with Termination)(4)
Compensation:
Base salary	$—	$116,577	$—	$—	$116,577
Benefits & Perquisites:
Health & Welfare Benefits	$—	$24,021	$—	$—	$24,021
Company Vehicle	$—	$21,127	$—	$—	$21,127
Accelerated Vesting of Option/Warrant Awards	$—	$973,611	$—	$973,611	$973,611

(1)
“Cause” for termination, as defined in Mr. Dacus’ employment agreement, includes: (i) Mr. Dacus’ conviction of a felony or conviction of any other crime involving moral turpitude (which specifically excludes all traffic violations); (ii) Mr. Dacus’ theft, embezzlement, misappropriation of or intentional and malicious infliction of material damage to our business or property; (iii) Mr. Dacus’ gross dereliction of duties or gross negligence if not cured by Mr. Dacus within 20 business days following notice from us; or (iv) Mr. Dacus’ breach of any material term under his employment agreement not cured by Mr. Dacus within 20 business days following notice from us. Upon termination for Cause or in the event of his voluntary resignation other than for Good Reason, Mr. Dacus is entitled only to (i) his base salary earned but not paid through the date of termination, (ii) any vacation time earned but not used through the date of termination, and (iii) any business expenses incurred but unreimbursed on the date of termination (collectively, the “Accrued Obligations”).

(2)
Upon termination by us other than for Cause or termination by Mr. Dacus for Good Reason (as described in Note 3 to the Grants in 2006 of Plan Based Awards table), Mr. Dacus is entitled to (i) continued payment of base salary for a period of 24 months less one month for each month after December 12, 2006 (but in no case for less than 12 months) (the “severance period”); (ii) any bonus to which he would have been entitled during the severance period; and (iii) continued health insurance coverage during the severance period at a level equivalent to that provided to Mr. Dacus by us immediately prior to the termination date. These payments and benefits are conditioned upon Mr. Dacus signing a mutually acceptable release of claims.

(3)
Death or Disability - In the event Mr. Dacus’ employment is terminated by death, his beneficiary will receive, in addition to Accrued Obligations, continued payment of base salary through the severance period, and any bonus owed to Mr. Dacus. In the event Mr. Dacus’ employment is terminated by disability (any illness, injury, accident or condition of either a physical or psychological nature the renders him unable to perform substantially all of his duties and responsibilities, for 120 consecutive days during any calendar year), Mr. Dacus will be entitled to the Accrued Obligations.

(4)
In the event of a Change in Control (as defined in Note 3 to the Grants in 2006 of Plan Based Awards Table), Mr. Dacus may terminate his employment and receive the same benefits as if he had terminated for Good Reason.

Stathis Kouninis

On February 8, 2006, we appointed Stathis Kouninis as Chief Financial Officer. On May 10, 2007, we entered into an amended and restated employment agreement, effective April 2, 2007, with Stathis Kouninis, our Chief Financial Officer, which provides for: (i) a base salary of $185,000 per year; (ii) an annual bonus payment at the discretion of our Chief Executive Officer; (iii) a bonus in the amount of $15,000 if we consummate a financing in the amount of at least $3,000,000; and (iv) eligibility to participate in our existing benefit plans. We will provide Mr. Kouninis with an automobile during the term of his employment agreement and will reimburse Mr. Kouninis for all reasonable automobile expenses. If Mr. Kouninis’ employment is terminated by us for any reason other than Cause, as defined in his employment agreement, or if he should resign for Good Reason, as defined in his employment agreement, or in the event of the death or disability of Mr. Kouninis during the term of his employment agreement, Mr. Kouninis will be entitled to a lump sum payment equal to six months of his base salary at the rate in effect on the date of termination of his employment, provided he executes a mutually agreeable release of claims against us. In the event Mr. Kouninis’ employment is terminated by us for any reason other than Cause or if he should resign for Good Reason, we will also pay the cost of Mr. Kouninis’ group family health insurance coverage for a period of six months. The employment agreement further provides that all stock options and warrants previously granted to Mr. Kouninis will fully vest upon a Change in Control, as defined in the employment agreement, or if Mr. Kouninis’ employment is terminated by us for any reason other than Cause or if he should resign for Good Reason. The term of the employment agreement is for two years with automatic renewals for successive one year periods. “Cause,” “Good Reason” and “Change of Control” as defined in Mr. Kouninis’ employment agreement have substantially the same meanings as such terms are defined in Mr. Dacus’ employment agreement. See Note 3 to the Grants in 2006 of Plan Based Awards Table and Note 1 to the table in “Employment Agreements — Lanny R. Dacus.”

The following table shows the potential payments upon termination or Change in Control of our company as of December 31, 2006 for Stathis Kouninis, Chief Financial Officer:

Executive Benefits and Payments	Voluntary Resignation or Termination for Cause	Termination by Us without Cause or Termination for Good Reason	Death or Disability	Change in Control (without Termination)	Upon Change in Control (with Good Reason Termination)
Compensation:
Base salary	$—	$82,500	$—	$—	$82,500
Benefits & Perquisites:
Accelerated Vesting of Option/Warrant Awards	$—	$50,000	$—	$50,000	$50,000

Consulting Agreement

In February 2007, the Company entered into an amendment with Mr. Gordon Davis, which amendment amends that certain Consultant Agreement dated February 2, 2006 by and between the Company and Mr. Davis dated as of January 16, 2007 which provides for among other things (i) payment to Mr. Davis of $50,000 in cash for past due amounts owed under the original consulting agreement, (ii) payment of $3,000 per month for nine months starting January 2007 and payment of $7,000 per month for sixteen months starting October 2007, (iii) repricing of stock options exercisable for 1,750,000 shares of Common Stock such that the exercise price for such stock options be reduced to an exercise price per share equal to $0.16, (iv) the right of the Corporation to terminate Davis’ consultancy other than for cause at any time upon notice to Davis (with the obligation to pay Davis consulting fees otherwise due for the remainder of the term), and (v) the granting of mutual general releases.

Termination of Employment Agreements; Severance Arrangements

Richard Falcone

On December 14, 2006, Richard Falcone resigned as Chief Executive Officer and a director of our company. In connection with his resignation Mr. Falcone entered into an agreement with us pursuant to which we agreed to pay Mr. Falcone a settlement payment of $150,000. Also under the agreement Mr. Falcone retained stock options to purchase 2,600,000 shares of our common stock, the terms of which were amended to accelerate the vesting of the 962,500 unvested options, allow for cashless exercise and reduce the exercise price to $0.11 per share. The intrinsic value of 962,500 options that were accelerated upon Mr. Falcone’s termination was $77,000. Mr. Falcone was also granted the continued use of an automobile leased by us and is entitled to reimbursement of medical insurance costs through December 31, 2007. See note 4 of the Summary Compensation Table. We entered into a mutual release agreement with Mr. Falcone.

James Burns

On August 1, 2006, we entered into a termination agreement with James Burns in connection with Mr. Burns’ termination as our Executive Vice President - Business Development. The termination agreement was effective as of July 11, 2006, and provided Mr. Burns with a company leased vehicle until August 31, 2006. The termination agreement included a release agreement and a non-compete agreement.

Robert D. Jenkins

On February 8, 2006, we entered into a separation agreement and general release with Robert D. Jenkins in connection with Mr. Jenkins’ resignation as our Chief Financial Officer, Treasurer and Secretary. Pursuant to the separation agreement and general release, we agreed to continue paying Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006. Under the terms of the agreement Mr. Jenkins was also eligible to participate in our medical and dental plans through August 31, 2006, with us continuing to pay 80% of the premiums for such coverage. In addition, we agreed that the exercise period for Mr. Jenkins’ options to purchase 1,000,000 shares of our common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

Compensation Committee Interlocks and Insider Participation

Currently, the members of the Compensation Committee of the board of directors are Messrs. Ledlow, Miller and O’Gorman. Except for Lanny Dacus and Greg Osborn, no director of our company is a current or former officer or employee of our company or any of our subsidiaries. In addition, no employee director or other executive officer of our company serves as a director of a company where a non-employee director of our company is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2004, we entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC. Under the terms of this agreement, as amended through January 23, 2007, we have granted Wynn Starr a worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr will purchase licensed products from us and will withhold up to 25% of the net sale price per gallon sold, based on different increments of achieved net sale prices. The amended agreement also includes other target performance criteria such that, if met by Wynn Starr, we will issue to Wynn Starr a warrant to purchase up to 1,300,000 shares of our common stock with an exercise price based upon the closing price of our common stock on January 23, 2007, the date of the amendment. As of September 30, 2007, we had paid $39,000 to Wynn Starr and had accrued $58,000 under this royalty agreement. Steven B. Zavagli, a former member of our board of directors who resigned in September 2006, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

We paid Gordon O. Davis, the former Chairman of the board of directors who resigned May 2006, approximately $60,000 and $6,000 for consulting services during the twelve months ended December 31, 2006 and the nine months ended September 30, 2007, respectively. In January 2007, we and Mr. Davis entered into an amendment to Mr. Davis’ consulting agreement dated February 2, 2006. The amended agreement provides for among other things (i) payment to Mr. Davis of $50,000 in cash for past due amounts owed under the original consulting agreement, (ii) payment of $3,000 per month for nine months starting January 2007 and payment of $7,000 per month for sixteen months starting October 2007, (iii) repricing of stock options exercisable for 1,750,000 shares of common stock such that the exercise price for such stock options be reduced to an exercise price per share equal to $.16, (iv) the right of the Corporation to terminate Mr. Davis’ consultancy other than for cause at any time upon notice to Mr. Davis (with the obligation to pay Davis consulting fees otherwise due for the remainder of the term). Mr. Davis is the father in law of Stathis Kouninis, our Chief Financial Officer.

In April 2007, we entered into an employment agreement with Greg Osborn in connection with his appointment as Executive Chairman, effective March 14, 2007. Mr. Osborn is the Managing Partner of Indigo Ventures, LLC, an affiliate of Indigo Securities, LLC, the firm that served as the placement agent for the offerings of our First Bridge Notes, Second Bridge Notes, 6% Notes and our Tender Offer. Mr. Osborn is also a registered representative with Indigo Securities. In connection with its services as placement agent of the First Bridge Notes, Indigo Securities received a fee of $629,509 and seven-year warrants to purchase an aggregate of approximately 8,682,884 shares of our common stock at an exercise price of $0.0725 per share. In connection with its services as placement agent of the Second Bridge Notes, Indigo Securities received a fee of $200,000 and seven-year warrants to purchase an aggregate of 2,020,202 shares of our common stock at an exercise price of $0.099 per share. In connection with its services as placement agent of the 6% Notes that were issued for cash consideration, Indigo Securities received a fee of approximately $345,000 and seven-year warrants to purchase an aggregate of approximately 3,136,364 shares of our common stock at an exercise price of $0.11 per share. In connection with its services as placement agent in the Tender Offer, Indigo Securities received a cash fee of $203,254 and seven-year warrants to purchase 2,258,382 shares of our common stock at an exercise price of $0.15 per share. Indigo Securities is entitled to a placement agent’s fee with respect to any securities purchased in any subsequent offering by any investors introduced to us by the placement agent, if such subsequent offering is consummated any time within the twelve month period following the final closing of the offering of the 6% Notes.

On December 1, 2006, Greg Osborn, Executive Chairman and a director of our company, purchased First Bridge Notes in the principal amount of $25,000, which notes were convertible into 344,828 shares of common stock, and warrants to purchase 138,888 shares of our common stock. Mr. Osborn exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $27,132, which notes are convertible into 374,234 shares of common stock, and received warrants to purchase 50,000 shares of common stock.

On December 1, 2006, January 31, 2007 and February 21, 2007, Lanny Dacus, President, Chief Executive Officer and a director of our company, purchased First Bridge Notes in the aggregate principal amount of $87,500, which notes were convertible into 1,206,897 shares of common stock, and warrants to purchase 486,111 shares of our common stock. Mr. Dacus exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $94,063, which notes are convertible into 1,297,421 shares of common stock, and received warrants to purchase 175,000 shares of common stock.

On January 25, 2007, Joseph Carfora, a director of our company, purchased First Bridge Notes in the principal amount of $20,000, which notes were convertible into 275,862 shares of common stock, and warrants to purchase 111,111 shares of our common stock. Mr. Carfora exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $21,361, which notes are convertible into 294,634 shares of common stock, and received warrants to purchase 40,000 shares of common stock. On November 29, 2007, Mr. Carfora purchased an additional $5,000 aggregate principal amount of 6% Notes for cash, which notes are convertible into 45,454 shares of common stock. In connection with his cash purchase, Mr. Carfora also received warrants to purchase 16,667 shares of common stock.

On May 1, 2007, Timothy Lane, a director of our company, purchased First Bridge Notes in the principal amount of $50,000, which notes were convertible into 689,655 shares of common stock, and warrants to purchase 69,444 shares of our common stock. Mr. Lane exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $52,069, which notes are convertible into 718,193 shares of common stock, and received warrants to purchase 100,000 shares of common stock.

On January 25, 2007, Frederick Ledlow, a director of our company, purchased First Bridge Notes in the principal amount of $12,500, which notes were convertible into 172,414 shares of common stock, and warrants to purchase 69,444 shares of our common stock. Mr. Ledlow exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $13,351, which notes are convertible into 184,152 shares of common stock, and received warrants to purchase 25,000 shares of common stock.

On January 25, 2007, Peter O’Gorman, a director of our company, purchased First Bridge Notes in the principal amount of $25,000, which notes were convertible into 344,828 shares of common stock, and warrants to purchase 344,828 shares of our common stock. Mr. O'Gorman exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $26,701, which notes are convertible into 50,000 shares of common stock, and received warrants to purchase 25,000 shares of common stock.

On February 14, 2007, Leonid Frenkel, who resigned as director of our company on June 1, 2007, purchased First Bridge Notes in the principal amount of $250,000, which notes were convertible into 3,448,276 shares of common stock, and warrants to purchase 1,388,888 shares of our common stock. On April 12, 2007, Mr. Frenkel purchased additional First Bridge Notes in the principal amount of $200,000, which notes were convertible into 2,758,621 shares of common stock, and additional warrants to purchase 1,111,111 shares of our common stock. Under the terms of the additional notes and the additional warrant agreements, Mr. Frenkel could not convert any of these additional notes or exercise any of these additional warrants if his ownership of our common stock exceeded 4.99% or 9.99% of our outstanding stock as calculated according to Section 13(d) of the Exchange Act, unless all outstanding First Bridge Notes were converted. Either of the 4.99% or 9.99% limitations could be waived by Mr. Frenkel on 61 days notice. Mr. Frenkel exchanged these First Bridge Notes and the accrued interest thereon for 6% Notes in the aggregate amount of $474,958, which notes are convertible into 6,551,149 shares of common stock, and received warrants to purchase 900,000 shares of common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of September 30, 2007 regarding the beneficial ownership of our common stock by (i) each executive officer of our company named in the Summary Compensation Table, (ii) each director of our company, (iii) each stockholder known by us to beneficially own 5% or more of our common stock and (iv) all directors and executive officers, as a group. An investor in the 6% Notes and Warrants is not entitled to convert that amount of the 6% Notes and Warrants which would result in beneficial ownership by such investor and its affiliates of more than 4.99% of our outstanding shares of common stock. An investor in the 6% Notes and Warrants may increase the permitted beneficial ownership amount up to 9.99% after 61 days’ prior written notice to us. Unless such investor is a director or executive officer of our company, investors in the 6% Notes and Warrants are not included in the following table. Except as otherwise indicated, the address of each beneficial holder of our common stock listed below is the same as our address.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (2)
Greg Osborn	19,151,536	(3)	14.8
Joseph P. Carfora	1,225,747	(4)	1.1
Lanny Dacus	7,930,555	(5)	6.7
Timothy M. Lane	1,845,971	(6)	1.7
Frederick G. Ledlow	1,028,596	(7)	*
William P. Miller	1,000,000	(8)	*
Peter O’Gorman	1,307,184	(9)	1.2
Stathis Kouninis	1,221,874	(10)	1.1
James Burns	2,834,920	(11)	2.5
Richard Falcone	2,748,570	(12)	2.5
Robert Jenkins	1,000,000	(13)	*
All directors and executive officers as a group (8 persons)	34,746,457	(14)	24.7

*	Less than 1%.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The number of shares beneficially owned by each person as of September 30, 2007 includes shares of common stock that such person had the right to acquire on or within 60 days after September 30, 2007, including, but not limited to, upon the conversion of convertible bridge notes and the exercise of warrants associated with the purchase of these convertible bridge notes and the exercise of options and warrants.

(2)	Holders of common stock are entitled to one vote per share. Percentage of beneficial ownership is based on 108,674,042 shares of common stock issued and outstanding as of September 30, 2007.

(3)
Excludes 374,234 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, and 50,000 shares upon the exercise of Warrants issued in connection with the 6% Notes. Includes 138,889 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 15,856,397 shares of common stock issuable upon the conversion of warrants issued for consulting services and placement agent warrants. Also includes 3,156,250 shares of common stock issuable upon the exercise of warrants associated with Mr. Osborn’s employment with our company.

(4)
Includes 294,635 shares of common stock issuable upon the conversion of the 6% Notes which were  received as result of the conversion of the First Bridge Notes purchased previously and 111,111 shares  upon the exercise of warrants associated with the purchase of the First Bridge Notes and 40,000 shares  upon the exercise of Warrants issued in connection with the 6% Notes. Also includes 750,000 shares of  common stock issuable upon the exercise of warrants issued as compensation to Mr. Carfora.

(4)
Excludes 1,297,421 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, and 175,000 shares upon the exercise of Warrants issued in connection with the 6% Notes. Also includes 486,111 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 7,444,444 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. Dacus.

(5)
Includes 718,193 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, 277,778 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 105,000 shares upon the exercise of Warrants issued in connection with the 6% Notes. Also includes 750,000 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. Lane.

(7)
Includes 184,152 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, 69,444 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 25,000 shares upon the exercise of Warrants issued in connection with the 6% Notes. Also includes 750,000 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. Ledlow.

(8)	Represents shares of common stock issuable upon the exercise of options and warrants issued as compensation to Mr. Miller.

(9)
Includes 368,295 shares of common stock issuable upon the conversion of the 6% Notes which were received as result of the conversion of the First Bridge Notes purchased previously, 138,889 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes and 50,000 shares upon the exercise of Warrants issued in connection with the 6% Notes. Also includes 750,000 shares of common stock issuable upon the exercise of warrants issued as compensation to Mr. O’Gorman.

(10)	Represents shares of common stock issuable upon the exercise of options and warrants issued as compensation to Mr. Kouninis.

(11)
Includes 28,571 shares issuable upon the exercise of warrants purchased in the January 2006 private placement and 2,777,778 shares of common stock issuable upon the exercise of options, issued as compensation to Mr. Burns. Based on information available to us, as of July 11, 2006, the effective date of Mr. Burns termination from his employment with our company.

(12)
Includes 64,285 shares issuable upon the exercise of warrants purchased in the January 2006 private placement and 2,600,000 shares of common stock issuable upon the exercise of options issued as compensation to Mr. Falcone. Based on information available to us as of December 14, 2006, the date of Mr. Falcone’s resignation.

(13)
Represents shares of common stock issuable upon the exercise of options issued as compensation to Mr. Jenkins. Based on information available to us as of February 8, 2006, the date of Mr. Jenkin’s resignation.

(14)
Excludes 1,671,655 shares of common stock issuable upon the conversion of the 6% Notes which were received as a result of the conversion of the First Bridge Notes purchased previously and 225,000 shares upon the exercise of warrants issued in connection with the 6% Notes. Includes 1,565,269 shares of common stock issuable upon the conversion of the 6% Notes which were received as a result of the conversion of the First Bridge Notes purchased previously, 1,222,222 shares upon the exercise of warrants associated with the purchase of the First Bridge Notes , 215,000 shares upon the exercise of Warrants issued in connection with the 6% Notes and 15,856,397 shares of common stock issued upon the conversion of consulting and placement agent warrants. Also includes 15,822,568 shares of common stock issuable upon the exercise of options and warrants issued as compensation to our directors and executive officers.

SELLING STOCKHOLDERS

This prospectus relates to our registration, for the account of the selling stockholders indicated below, of 44,614,354 shares. Of such shares, 32,749,778 shares are being offered for resale that have been issued or are issuable upon conversion of the 6% Notes held by certain of the stockholders and 9,149,553 shares are being offered for resale upon exercise of the Warrants held by those selling stockholders. An additional 2,000,000 shares of common stock and 715,023 shares of common stock underlying warrants are being offered for resale pursuant to agreements we have with three of the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the shares of common stock issuable upon conversion of the 6% Notes and Warrants and in connection with the agreements. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act.

On September 28, 2007, November 29, 2007 and December 14, 2007, we issued the 6% Notes to the selling stockholders in the aggregate principal amount of $12,654,597. The aggregate consideration of $12,654,597 was in the form of cash ($3,950,000), the conversion of the First Bridge Notes (aggregate principal amount of $6,225,091 and the accrued interest thereon of $415,617) and the conversion of the Second Bridge Notes (aggregate principal amount of $2,000,000 and the accrued interest thereon of $63,889). The 6% Notes in the aggregate are convertible into approximately 141,190,915 shares of our common stock. The Warrants entitle the holders thereof to purchase an aggregate of approximately 35,010,182 shares of our common stock. As compensation for its services, the placement agent of the 6% Notes, which were issued for cash in the aggregate principal amount of $3,950,000, received a cash fee of $395,000 and seven-year warrants to purchase 3,590,909 shares of our common stock. As indicated in the prior paragraph, a portion of the shares of common stock underlying the 6% Notes and Warrants are being offered for resale pursuant to this prospectus.

Unless otherwise stated in a footnote, we believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years. Each selling stockholder that is an affiliate of a broker-dealer has informed us that it purchased our common stock in the ordinary course of business and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute our common stock.

			Common Stock Offered by Selling Stockholder				Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned (1)		Shares Underlying 6% Notes		Shares Underlying Warrants	Total	Number(1)		Percent
Allan Alterman	527,299	(2)	39,833		5,446	45,279	482,020		*
Amy R. Daly Revocable Trust	547,989		78,226		10,892	89,118	458,871		*
Judith Anderson	1,771,519		241,689		32,676	274,365	1,497,154		*
Arbuthnot SIPP A/C S. Sanbar(3)	1,120,881		161,877		21,784	183,661	937,220		*
Ira Belsky	557,184		80,229		10,892	91,121	466,063		*
Arthur P. Bergeron	7,021,853(4)		320,917		43,568	364,485	6,657,368	(4)	4.0%
Dale Burns	1,114,368		160,458		21,784	182,242	932,126		*
Douglas L. Calcagni	1,114,368		160,458		21,784	182,242	932,126		*
Joseph P. Carfora(5)	1,287,868		74,085		12,345	86,430	1,201,438		*
Central Point Partners, LLC(6)	555,268		79,812		10,892	90,704	464,564		*
Lisa and Graham Conklin	274,904		39,311		5,446	44,757	230,147		*
CPO Interactive LLC(7)	273,994		39,113		5,446	44,559	229,435		*
Lanny & Ellen Dacus(8)	9,402,976		282,628		38,122	320,750	9,082,226		5.5%
Matt Dacus(9)	274,904		39,311		5,446	44,757	230,147		*
Melanie R. Dacus	2,241,763		323,754		43,568	367,322	1,874,441		1.1%
Amy Daly	5,618,008		812,349		108,920	921,269	4,696,739		2.8%
Damel Partners LP(10)	6,786,759		479,456		65,352	544,808	6,241,951		3.8%
E.S.P. Das	3,343,103		481,375		65,352	546,727	2,796,376		1.7%
Dialectic Capital Partners, LP(11)	5,626,295		809,216	(12)	110,227	919,443	4,706,852		2.9%

			Common Stock Offered by Selling Stockholder				Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned (1)		Shares Underlying 6% Notes		Shares Underlying Warrants	Total	Number(1)		Percent
Dialectic Offshore, Ltd(11)	1,045,353		150,361	(12)	20,477	170,838	874,515		*
Reuben S. Donnelly	807,083		116,151		15,793	131,944	675,139		*
Dale and DeEtte Duncan	2,165,625		160,208		21,784	181,992	1,983,633		1.2%
Malcolm Elvey	549,809		78,623		10,892	89,515	460,294		*
Feliks Frenkel(13)	1,110,537		159,624		100,000	259,624	850,913		*
Leon Frenkel(14)	9,105,787		1,370,369		800,000	2,170,369	6,935,418		4.2%
H. John Greeniaus	2,233,193		321,558		43,655	365,213	1,867,980		1.1%
Edward E. Hamilton	1,643,966		234,678		32,676	267,354	1,376,612		*
Harborview Investments(15)	8,461,683		1,625,448		217,839	1,843,287	6,618,396		4.0%
Harry Mittelman Revocable Living Trust	7,296,132		800,622		108,920	909,542	6,386,590		3.9%
Highpeak Holdings Limited(3)	1,095,977		156,452		21,784	178,236	917,741		*
Horizon Land 1 LLC(16)	1,319,782		160,208		21,784	181,992	1,137,790		*
Timothy Lane(17)	1,845,971		156,452		21,784	178,236	1,667,735		1.0%
Patrick Lawlor	277,634		39,906		5,446	45,352	232,282		*
Patricia E. Ledlow(18)	278,592		40,114		5,446	45,560	233,032		*
John S. Lemak(19)	1,114,368		160,458		21,784	182,242	932,126		*
Little Wing, L.P.(20)	10,075,931	(1)	1,623,750		222,127	1,845,877	8,230,054	(1)	4.9%
London Family Trust(21)	3,370,689		487,384		65,352	552,736	2,817,953		1.7%
Mark D. Martino	273,994		39,113		5,446	44,559	229,435		*
Brendan McNamee	780,057		112,321		15,249	127,570	652,487		*
MHJ Holdings Co.	5,554,598		798,535		108,920	907,455	4,647,143		2.8%
Michael E. Middleton(22)	557,184		80,229		10,892	91,121	466,063		*
Alan B. Miller	1,120,881		161,877		21,784	183,661	937,220		*
Richard Molinsky	549,809		78,623		10,892	89,515	460,294		*
Walter Daniel Neely	557,184		80,229		10,892	91,121	466,063		*
Neil V. Moody Revocable Trust dated 2/9/95	1,120,881		161,877		21,784	183,661	937,220		*
Novatrust Ltd as Trustee of the Zatar Trust(23)	4,452,873		640,831		87,136	727,967	3,724,906		2.3%
Peter O'Gorman(24)	1,307,184		80,229		10,892	91,121	1,216,063		*
Gregory Osborn(25)	19,575,770	(26)	81,523		10,892	92,415	19,483,355	(26)	11.8%
OTA Swap LLC(27)	1,099,617		157,245		100,000	257,245	842,372		*
Phillip Schwartz DMD and Michelle Schwartz	278,304		40,052		5,446	45,498	232,806		*
Phitex LLLP(28)	4,582,078		552,369		74,065	626,434	3,955,644		2.4%
Photon Global, Ltd.(29)	15,735,612		5,630,571		2,432,539	8,063,110	7,672,502		4.7%
Professional Offshore Opportunity Fund, Ltd.(30)	4,442,145		880,630		400,000	1,280,630	3,161,515		1.9%
Clay R. Querbes	547,989		78,226		10,892	89,118	458,871		*
David W. Raisbeck	4,483,525		647,509		87,136	734,645	3,748,880		2.3%
Mitchell Ratner(31)	410,992		58,670		8,169	66,839	344,153		*
RCI II Ltd(32)	7,727,614		1,107,498		152,438	1,259,936	6,467,678		3.9%
Alla Rozengurt	547,989		78,226		50,000	128,226	419,763		*
Peter Rugg	560,441		80,938		10,892	91,830	468,611		*
Alan Schrier(33)	556,609		80,104		10,892	90,996	465,613		*
Sherman W. Dreiseszun Restatement of Trust dated June 3, 1994(34)	2,228,736		320,917		43,568	364,485	1,864,251		1.1%
Stuart Sosonko	274,904		39,311		5,446	44,757	230,147		*
Joseph and C. Della Sweeney(35)	556,609		80,104		10,892	90,996	465,613		*
David Telesco	273,994		39,113		5,446	44,559	229,435		*
Tradewinds Fund Ltd.(20)	2,006,102		288,612		39,281	327,893	1,678,209		1.0%
Triage Capital Management L.P.(36)	1,099,617		157,245		100,000	257,245	842,372		*

		Common Stock Offered by Selling Stockholder				Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number of Shares Beneficially Owned (1)	Shares Underlying 6% Notes	Shares Underlying Warrants	Total		Number(1)	Percent
William J. Truxal	2,241,763	323,754	43,568	367,322		1,874,441	1.1%
Waypoint Partners LP(37)	2,287,217	323,754	43,568	367,322		1,919,895	1.2%
Larry Weitkemper and Bruce Schrier(38)	274,904	39,311	5,446	44,757		230,147	*
Wynn Starr Flavors, Inc.(39)	557,184	80,229	10,892	91,121		466,063	*
Steven B. Zavagli(40)	1,789,218	80,229	10,892	91,121		1,698,097	1.0%
Alpha Capital Anstalt(41)	6,212,121	990,178	673,671	1,663,849		4,548,272	2.8%
Chestnut Ridge(42)	3,727,273	594,107	217,839	811,946		2,915,327	1.8%
Clarion Capital Corporation(43)	4,969,697	792,143	290,452	1,082,595		3,887,102	2.4%
Clarion World Offshore Fund, Ltd(43)	1,242,424	198,036	72,613	270,649		971,775	*
Dialectic Antithesis Offshore, Ltd.(11)	3,174,767	506,041	185,548	691,589		2,483,178	1.5%
Dialectic Antithesis Partners, LP(11)	3,005,913	484,138	177,517	661,655		2,344,258	1.4%
Ellis International LP(44)	1,863,636	297,053	108,920	405,973		1,457,663	*
Iroquois Master Fund Ltd.(45)	1,863,636	297,053	108,920	405,973		1,457,663	*
Paragon Capital LP(46)	2,484,848	396,071	145,226	541,297		1,943,551	1.2%
The Black Diamond Fund, LLLP(47)	3,727,273	594,107	217,839	811,946		2,915,327	1.8%
Whalehaven Capital Fund Limited(48)	3,727,273	594,107	217,839	811,946		2,915,327	1.8%
JMW Fund LLC(49)	1,553,031	247,545	90,767	338,312		1,214,719	*
San Gabriel Fund LLC(49)	1,553,031	247,545	90,767	338,312		1,214,719	*
Agile Partners LP(50)	6,032,167	356,464	130,703	487,167		5,545,000	3.4%
Mitchell Toryetsky	248,485	39,607	14,523	54,130		194,355	*
Gregory Hach	273,485	39,607	14,523	54,130		219,355	*
Michael A Rose	273,520	39,607	14,523	54,130		219,390	*
Howard P. Klar	62,122	9,902	3,631	13,533		48,589	*
Robert Mandell	50,000	-	-	50,000	(51)	0	*
Provco Ventures I, L.P.(52)	2,531,420	-	-	2,000,000	(53)	531,420	*
Indigo Securities, LLC(54)	13,596,599	-	-	665,023	(55)	12,992,296	7.9%

* Denotes less than 1%

(1)
To the extent the amount of shares owned and the number of shares remaining would cause a Selling Stockholder to own more than 4.99% of our outstanding shares of common stock, and except for amounts held by our executive officers and directors and our placement agent, such amounts have been reduced to limit such Selling Stockholders beneficial ownership at 4.99% of our outstanding shares of common stock. Pursuant to the terms of the 6% Notes and Warrants Subscription Agreements, Selling Stockholders who purchased the 6% Notes and Warrants are not entitled to convert that amount of the 6% Notes and Warrants which would result in beneficial ownership by such Selling Stockholder and its affiliates of more than 4.99% of our outstanding shares of common stock. A Selling Stockholder that purchased the 6% Notes and Warrants may increase the permitted beneficial ownership amount up to 9.99% after 61 days’ prior written notice to us.

(2)	Includes 100,000 shares held jointly with his spouse.

(3)	S.E. Sanbar exercises sole voting and dispositive power with respect to the shares.

(4)
Includes 1,673,117 shares of common stock (of which 108,800 shares issued jointly with his spouse), 1,523,056 shares of common stock underlying warrants, 1,473,180 shares of common stock underlying convertible notes, options to purchase 2,000,000 shares of our common stock, warrants (held by Mr. Bergeron’s Revised and Restated Profit Sharing Plan) to purchase 202,500 shares of our common stock, and warrants (held by members of Mr. Bergeron’s household) to purchase 150,000 shares of our common stock.

(5)	Mr. Carfora is currently serving as a director on our board of directors.

(6)	David Wollmuth exercises sole voting and dispositive power with respect to the shares.

(7)	Kenneth Osborn exercises sole voting and dispositive power with respect to the shares. Kenneth Osborn is the brother of Gregory Osborn, our executive chairman.

(8)	Lanny Dacus is our president and chief executive officer and a member of our board of directors.

(9)	Matt Dacus is the son of Lanny Dacus, our president and chief executive officer.

(10)	Peter Brennan exercises sole voting and dispositive power with respect to the shares. Mr. Brennan is affiliated with Matrix Capital Market Groups, Inc., a broker-dealer.

(11)	Luke and John Fichthorn exercise voting and dispositive power with respect to the shares.

(12)	These shares were converted to common stock on November 16, 2007.

(13)	Feliks Frenkel is a registered representative of OTA, LLC, a registered broker-dealer.

(14)	Leonid Frenkel was a member of our board of directors until June 1, 2007.

(15)	Steve Berger exercises voting and dispositive power with respect to the shares.

(16)	Dale Duncan exercises voting and dispositive power with respect to the shares.

(17)	Timothy Lane is a current member of our board of directors.

(18)	Patricia and Frederick Ledlow share voting and dispositive power with respect to the shares. Federick Ledlow is a current member of our board of directors.

(19)	John Lemak is an affiliate of WFG Investments, Inc., a registered broker-dealer.

(20)	Parker L. Quillen exercises sole voting and dispositive power with respect to the shares.

(21)	Robert London, TTEE exercises sole voting and dispositive power with respect to the shares.

(22)
Michael Middleton and Ellen Dacus exercise voting and dispositive power with respect to the shares. Michael Middleton is a relative, by marriage, of Lanny Dacus, our current president and chief executive officer.

(23)	Christelle Theurilliat exercises voting and dispositive power with respect to the shares.

(24)	Peter O’Gorman is a current member of our board of directors.

(25)
Greg Osborn is currently the executive chairman and a member of our board of directors and is an affiliate of, and a registered representative with, Indigo Securities, LLC which served as our placement agent in connection with the First and Second Bridge Note financings, the 6% Notes and Warrants and the December 6% Notes and December Warrants issued in connection with our Tender Offer.

(26)	Includes shares held by Indigo Securities, LLC, granted as compensation for its services as placement agent in connection with our First Bridge Note, Second Bridge Note and 6% Note offerings.

(27)	Ira Leventhal and Richard Cayne exercise voting and dispositive power with respect to the shares. OTA Swap LLC is an affiliate of OTA LLC, a registered broker-dealer.

(28)	David Dickinson exercises voting and dispositive power with respect to the shares.

(29)	Rene de Villiers of Lionhart Investments Ltd. exercises sole voting and dispositive power with respect to the shares.

(30)	Marc Swickle exercises sole voting and dispositive power with respect to the shares.

(31)	Mitchell Ratner is a registered representative with T.R. Winston & Company, LLC, a broker-dealer.

(32)	Jonathan Segal exercises sole voting and dispositive power with respect to the shares.

(33)	Alan Schrier is a relative, by marriage, of Lanny Dacus, our current president and chief executive officer.

(34)	Sherman W. Dreiseszun, TTEE, exercises sole voting and dispositive power with respect to the shares.

(35)	Joseph Sweeney is a registered representative with Oppenheimer & Co., Inc., a broker-dealer.

(36)	Leon Frenkel exercises sole voting and dispositive power with respect to the shares.

(37)	David Barrata exercises voting and dispositive power with respect to the shares.

(38)	Bruce Schrier is a relative, by marriage, of Lanny Dacus, our current president and chief executive officer.

(39)	Steven B. Zavagli and Gary Raff share voting and dispositive power with respect to the shares. Mr. Zavagli is a former member of our board of directors. He resigned on September 6, 2006.

(40)	Steven B. Zavagli and Dorothy Fisher share voting and dispositive power with respect to the shares.

(41)	Konrad Ackerman exercises sole voting and dispositive power with respect to the shares.

(42)	Kenneth Holz and Kenneth Pasternak exercise voting and dispositive power with respect to the shares.

(43)	Morton A. Cohen exercises sole voting and dispositive power with respect to the shares.

(44)	Martin Chopp exercises sole voting and dispositive power with respect to the shares.

(45)	Joshua Silverman exercises sole voting and dispositive power with respect to the shares.

(46)	Allan P. Donenfeld exercises sole voting and dispositive power with respect to the shares.

(47)	Brandon Goulding exercises sole voting and dispositive power with respect to the shares.

(48)	Brian Mazzella exercises sole voting and dispositive power with respect to the shares.

(49)	Justin Yorke exercises sole voting and dispositive power with respect to the shares.

(50)	Scott H. Cummings exercises voting and dispositive power with respect to the shares.

(51)	These shares are being registered pursuant to an agreement between us and the selling stockholder.

(52)	Gary DiLella and Richard Caruso exercise voting and dispositive power with respect to the shares.

(53)	These shares are being registered pursuant to an agreement between us and the selling stockholder.

(54)
Gregory Osborn exercises voting and dispositive power with respect to the shares. Indigo Securities LLC is a broker-dealer registered pursuant to Section 15 of the Exchange Act and was the placement agent of the 6% Notes and Warrants and the December 6% Notes and December Warrants issued in connection with our Tender Offer.

(55)	These shares are being registered pursuant to an agreement between us and the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any United States stock exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law, which method has been disclosed in a post-effective amendment to the registration statement of which this prospectus forms a part.

A selling stockholder may transfer shares to its partners, members, stockholders and other equity holders. In addition, the selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of common stock then outstanding, which equals 1,202,961 shares of common stock as of the date of this prospectus. Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Since our common stock is subject to the penny stock rules promulgated under the Exchange Act, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks,” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in “penny stock” can be completed.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

If a selling security holder enters into an agreement, after the effectiveness of our registration statement, to sell its shares to a broker-dealer as principal and that broker-dealer is acting as an underwriter, we will be required to file a post-effective amendment to the registration statement of which this prospectus forms a part identifying the broker-dealer, providing the required information on the plan of distribution, revising the appropriate disclosures in the registration statement, and filing the agreement as an exhibit to the registration statement. Additionally, prior to any involvement of any broker-dealer in this offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 of the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations adopted pursuant to the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF OUR SECURITIES

Common Stock

Our authorized capital stock consists of 450,000,000 shares of common stock, $0.001 par value. As of December 31, 2007, 121,624,322 shares of our common stock were issued and outstanding, and held of record by approximately 89 persons. Because many of the shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of individual stockholders represented by these holders of record.

The holders of the issued and outstanding shares of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of any funds lawfully available therefor. The Board of Directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of common stock are entitled to vote at all meetings of such stockholders for the election of directors and for other purposes. Such holders have one vote for each share of common stock held by them.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock, par value of $0.001 per share, with such designation, rights and preferences as may be determined from time to time by our board of directors. As of December 31, 2007, there are no shares of our preferred stock issued and outstanding.

Our board of directors has authority to issue, from time to time, the preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of preferred stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of preferred stock may provide that such series will be superior to, rank equally with, or be junior to any other series of preferred stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of this corporation will be required in connection with the creation or issuance of any shares of any series of preferred stock authorized by and complying with the conditions of our certificate of incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of our capital stock.

Transfer Agent

Effective August 28, 2006, the transfer agent of our common stock is Mellon Investor Services LLC.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tasker Products Corp. as of December 31, 2006, December 31, 2005 and December 31, 2004 and for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Rothstein, Kass & Company, P.C., our current independent registered public accounting firm, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. The consolidated financial statements of Tasker Products Corp. as of December 31, 2003 and for the year ended December 31, 2003 and for the period from inception, May 13, 1996 to December 31, 2003 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Morgan & Company our prior independent registered public accounting firm, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing. The consolidated financial statements of the pHarlo Group as of December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004 and December 31, 2003 included in this prospectus, to the extent and for the period indicated in its report, have been audited by Rothstein, Kass & Company, P.C., our current independent registered public accounting firm, and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act and, under the Exchange Act, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. This registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC’s site on the Internet, located at: http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Tasker Products Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Tasker Products Corp. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tasker Products Corp. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred negative cash flow from operations and net losses since inception and has a working capital deficiency. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey March 19, 2007 [except for Note 1A, as to which the date is May 31, 2006]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of
Tasker Products Corp.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Tasker Products Corp. (a development stage company) as at December 31, 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and for the period from inception, May 13, 1996, to December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and the results of its operations and its cash flows for the year ended December 31, 2003 and for the period from inception, May 13, 1996, to December 31, 2003, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Morgan & Company

Chartered Accountants

Vancouver, Canada
March 24, 2004

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$932	$1,037
Accounts receivable, net of allowance for doubtful accounts of $24 and $80, respectively	176	155
Notes receivable	50	654
Inventories, net of reserve of $-0- and $75, respectively	300	1,351
Prepaid expenses	268	192
Deferred financing costs	501	—
Total current assets	2,227	3,389

Notes receivable, net of current portion	669	—
Property and equipment, net	1,311	1,525
Equity investment	—	665
Intangible assets, net	7,887	21,562
Goodwill	9,835	41,677
Deposit, net	38	36

Total assets	$21,967	$68,854

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,227	$1,740
Other accrued liabilities	2,509	1,612
Convertible debentures	—	194
Notes payable - acquisition of IRL	679	446
Notes payable - convertible bridge note, net of discount	320	—
Warrants payable - placement agent	409	—
Notes payable - shareholders	564	—
Total current liabilities	5,708	3,992

Long-term liabilities:
Notes payable - shareholders	—	444
Notes payable - acquisition of IRL	—	1,077
Other long-term liabilities	30	53
Total long-term liabilities	30	1,574

Total liabilities	5,738	5,566

Stockholders’ equity:
Common stock, $0.001 par value; 300,000 shares authorized; 106,340 and 89,167 shares issued and outstanding, respectively	106	89
Additional paid-in capital	105,131	89,265
Accumulated deficit	(89,008)	(26,066)
Total stockholders’ equity	16,229	63,288

Total liabilities and stockholders’ equity	$21,967	$68,854

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004

Revenues	$1,486	$705	$—
Cost of goods sold	937	1,308	—
Gross margin	549	(603)	—

Operating expenses:
Selling, general & administrative (1)	13,751	11,905	1,964
Product development (1)	1,803	3,356	1,375
Depreciation and amortization	1,703	1,100	29
Impairment of goodwill and intangible assets	44,081	—	—
Write-off of raw materials	839	—	—
Litigation settlement	423	—	—
Total operating expenses	62,600	16,361	3,368

Loss from operations	(62,051)	(16,964)	(3,368)

Other income (expense):
Interest expense, net	(392)	(85)	(2,730)
Loss on equity investee	(665)	(53)	—
Liquidated damages	(178)	(286)	—
Gain on extinguishment of obligations	175	—
Other	168	(881)	26
Other income (expense), net	(892)	(1,305)	(2,704)

Net loss	$(62,943)	$(18,269)	$(6,072)

Net loss per common share, basic and diluted	$(0.60)	$(0.25)	$(0.26)

Weighted average common shares outstanding, basic and diluted	104,081	73,549	23,597

	Fiscal Year Ended December 31,
	2006	2005	2004
(1) Stock-based compensation is allocated as follows:

Selling, general & administrative	$4,625	$485	$—
Product development	239	—	—

Total	$4,864	$485	$—

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	COMMON STOCK
	NUMBER OF		ADDITIONAL PAID-IN	COMMON STOCK	ACCUMULATED
	SHARES	AMOUNT	CAPITAL	SUBSCRIBED	DEFICIT	TOTAL

Balance, December 31, 2003	14,511	15	1,704	28	(1,726)	21

Private placement, net of costs	—	—		13,868		13,868
Warrants and embedded conversion option associated with debentures	—	—	2,185			2,185
Debentures and accrued interest converted to common stock	18,162	18	1,998			2,016
Exercise of warrants	14,491	14	1,153			1,167
Stock-based compensation	—	—	373			373
Common stock, warrants and options issued for services	1,700	2	702	(19)		685
Net loss					(6,072)	(6,072)

Balance, December 31, 2004	48,864	49	8,115	13,877	(7,796)	14,243

Shares issued for prior year private placement	9,406	9	13,918	(13,877)		50
Private placement, net of costs	2,948	3	6,431			6,434
Debentures and accrued interest converted to common stock	4,090	4	239			243
Note payable and accrued interest converted to common stock	32	—	32			32
Exercise of warrants and stock options	4,835	5	230			235
Stock-based compensation	—	—	485			485
Common stock, warrants and options issued for services	—	—	3,101			3,101
Shares issued as part consideration for assets acquired	18,992	19	56,958			56,977
Registration rights derivative liability	—	—	(244)			(244)
Net loss	—	—	—		(18,269)	(18,269)

Balance, December 31, 2005	89,167	$89	$89,265	$—	$(26,065)	$63,287

Private placement, net of costs	13,336	13	8,729			8,742
Debentures and accrued interest converted to common stock	2,095	2	192			194
Share subscriptions				6		6
Exercise of warrants and stock options	1,613	2	71	(6)		67
Stock-based compensation	—	—	4,864			4,864
Common stock, warrants and options issued for services	129	—	90			90
Fair value of warrants issued with Dec 06 private placement	—	—	539			539
Beneficial conversion of notes issued Dec 06 private placement	—	—	1,381			1,381
Net loss	—	—	—		(62,943)	(62,943)

Balance, December 31, 2006	106,340	$106	$105,131	$—	$(89,008)	$16,229

The accompanying notes are an integral part of these consolidated financial statements.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	December 31
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(62,943)	$(18,269)	$(6,072)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,703	1,100	29
Noncash interest and liquidated damages	264	85	2,661
Impairment of goodwill and intangibles	44,081	—	—
Noncash loss on disposal of assets	70	—	—
Write-down of raw materials and finished goods	997	—	—
Stock-based compensation	4,864	484	373
Allowance for uncollectible accounts receivable	55	80	—
Allowance for uncollectible note receivable	—	890	—
Loss on equity investee	665	53
Inventory reserve	75	—	—
Litigation settlement	489	—	—
Amortization of discount on convertible bridge notes	320	—	—
Fair value adjustment for registration rights derivative liability	—	(9)	—
Common stock, warrants and options for services	90	3,080	686
Amortization of deferred financing cost	100	—	—
Changes in operating assets and liabilities:
Accounts receivable	(76)	(227)
Inventories	(21)	(1,210)	(100)
Prepaid expenses	(79)	(276)	(442)
Accounts payable	(513)	1,592	63
Other accrued liabilities	189	781	424
Net cash used in operating activities	(9,670)	(11,846)	(2,378)
Cash flows from investing activities:
Cash payments made as part consideration for assets acquired	—	(2,582)
Purchases of property and equipment	(123)	(824)	(112)
Advances pursuant to notes	—	(3,511)	(400)
Investment in equity investee	—	(718)
Payments for deposits and other	—	(19)	(18)
Net cash used in investing activities	(123)	(7,654)	(530)
Cash flows from financing activities:
Proceeds from private placements, net of issue costs	10,560	6,435	13,867
Deferred financing costs	(90)	—	—
Proceeds from convertible debentures, net	—	—	2,066
Exercise of warrants/options	73	286	1,168
Repayment of auto loan	(11)
Repayments on note payable - IRL	(844)	(409)
Net cash provided by financing activities	9,688	6,311	17,100
Net decrease in cash and cash equivalents	(105)	(13,188)	14,192
Cash and cash equivalents, beginning of period	1,037	14,225	33
Cash and cash equivalents, end of period	$932	$1,037	$14,225
Supplemental disclosures of cash flow information:
Interest paid	$38	$186	$27
Supplemental disclosures of noncash investing and financing activities:
Conversion of debt and accrued interest into common stock	$194	$29	$2,016
Warrants issued and embedded conversion feature associated with debt financing	$1,920	$—	$2,185
Warrants payable - placement agent	$409	$—	$—
Vehicle purchased via note payable		$$57	$—
Payment of deferred financing costs	$121	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Tasker Products Corp. (formerly known as Tasker Capital Corp.) and its subsidiaries (collectively, “the Company” or “Tasker”) was formed on May 13, 1996 and was in the development stage through December 31, 2005. The quarterly period ended March 31, 2006 is the first period during which Tasker is considered an operating company. The Company manufactures, distributes and markets products using pHarlo technology, a process that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets, Unifresh® Footbath, a grooming aid for dairy cows; Tasker Blue, an antimicrobial aid in the scalder (which is a method of loosening feathers so that they can be picked and removed mechanically) and post-feather picker process (the method used in chicken processing that receives chickens immediately after the scalder and mechanically removes feathers) sections of poultry processing; and Tasker Pacific Blue™ Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and reduce or eliminate odors. In August 2005, we began the in-plant commercial verification process for United States Department of Agriculture (USDA) approval to use the pHarlo technology in the scalder process of poultry processing.

As a result of the acquisition (the “2005 Acquisition”) by the Company of certain assets of pHarlo Citrus Technologies, Inc. (“PCTI”), Indian River Labs, LLC (“IRL”), pHarlo Citrus Properties Partnership, LLLP (“PCPP”), and Coast to Coast Laboratories, LLC (“C2C,” and together with PCTI, PCPP and IRL, the “Selling Entities”) in July 2005 (see Note 12), the Company now owns the utility patent applications and provisional patent applications associated with the pHarlo technology in the Company’s field of use, and has entered into a new sub-license agreement for the base patents associated with the pHarlo technology.

In June 2006 the shareholders of Tasker approved an amendment to Tasker’s articles of incorporation to change Tasker’s name to Tasker Products Corp. The name change became effective on June 28, 2006.

1A. RESTATEMENT

The Company has restated its consolidated financial statements, as previously reported in its Form 10-KSB filed on March 31, 2006, for the error described below. In June 2006, management discovered a mathematical error within the selling, general and administrative, product development, depreciation and amortization, interest expense, net and liquidated damages classifications reported in the Inception to Date column of the consolidated financial statements. The mathematical error did not affect the years ended December 31, 2005, 2004, or 2003, nor did affect the subtotals and totals of the Inception to Date column. Specifically, total expenses, loss from operations, net loss and net loss per share data as previously reported in the Inception column were not affected by the mathematical error.

Following is a reconciliation of selling, general and administrative, product development, depreciation and amortization, interest expense, net and liquidated damages accounts as previously reported in the Company’s Form 10-KSB for the year ended December 31, 2005, filed on March 31, 2006 2004, to selling, general and administrative, product development, depreciation and amortization, interest expense, net and liquidated damages accounts as reported in the accompanying condensed consolidated statement of operations:

	“As Reported” May 13, 1996 (inception) to December 31, 2005	Adjustments	“Restated” May 13, 1996 (inception) to December 31, 2005
Revenues	$705,467	$—	$705,467
Cost of goods sold	1,308,111	—	1,308,111
Gross margin	(602,644)	—	(602,644)
Expenses
Selling, general & administrative	12,104,870	3,264,100	15,398,970
Product development	3,685,662	1,134,355	4,820,017
Depreciation and amortization	1,366,066	(223,721)	1,142,345
Total Expenses	21,331,332	—	21,331,332
Loss From Operations	(21,933,976)	—	(21,933,976)
Other income (expense):
Interest expense, net	(85,333)	(2,865,491)	(2,950,824)
Loss on equity investee	(53,263)	—	(53,263)
Liquidated damages	(3,151,197)	2,865,491	(285,706)
Other	(842,128)	—	(842,128)
Total other expense, net	(4,131,921)	—	(4,131,921)
Net loss	$(26,065,897)	—	$(26,065,897)
Net loss per common share, basic and diluted	$(1.42)	—	$(1.42)
Weighted average common shares outstanding, basic and diluted	18,329,000	—	18,329,000

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of Tasker and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial instruments:

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their fair values because of their short-term nature.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with maturity of three months or less at date of purchase to be cash equivalents. The Company maintains its cash primarily in one financial institution which, at times, exceeds Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not incurred any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Going Concern and Management’s Response:

The Company has continued to sustain losses from operations and for the years ended December 31, 2006, 2005 and 2004 it has incurred losses of approximately $62,943,000, $18,269,000, and $6,072,000 respectively. In addition, the Company has not generated positive cash flows from operations for the years ended December 31, 2006, 2005 and 2004.

As of December 31, 2006, the Company received cash in the amount of $1,920,000 from several investors. In exchange for the cash received the Company issued to the investors 10% Secured Convertible Bridge Notes (the “Convertible Bridge Notes”) that are convertible to purchase approximately 26,482,759 shares of common stock at a conversion price of $0.0725 per share. As an inducement for the investors to purchase the Convertible Bridge Notes, the Company issued to these investors four-year warrants, which entitle them to purchase an aggregate of approximately 10,666,656 shares of the Company’s common stock based on 50% of the principal amount of the notes purchased by the investor and divided by the per share exercise price of $0.09. As compensation for serving as placement agent, Indigo Securities, LLC received cash of approximately $192,000 and seven-year warrants purchasing an aggregate of approximately 2,648,276 shares of the Registrant’s common stock at an exercise price of $0.0725 per share. These warrants contain a “cashless exercise” option. Between January 1, 2007 and March 2007, the Company received additional cash of approximately $3,079,000 and issued additional Convertible Bridge Notes that are convertible to purchase approximately 42,468,966 shares of commons stock at a conversion price of $0.0725 per share. In conjunction with these Convertible Bridge Notes the Company issued to the investors warrants, to purchase an aggregate of approximately 17,105,556 shares of our common stock at an exercise price of $0.09 per share. Indigo Securities, LLC received cash of approximately $307,900 and seven-year warrants to purchase an aggregate of approximately 4,246,897 shares of the Registrant’s common stock at an exercise price of $0.0725 per share. These warrants contain a “cashless exercise” option.

Based upon the Company’s forecast of future revenues from its products in conjunction with the cash on hand, cash expected to be generated from operations will not provide adequate funding for the Company’s working capital over the next twelve months. The Company’s cash resources and its ability to continue to operate and grow its business are dependent upon obtaining new financing and/or generating revenue growth from operations. While the Company has been in the process of aggressively developing, marketing and selling its products, there can be no assurance that those efforts will be met with success in the marketplace or that the timing of the Company’s efforts will be consistent with its cash availability and burn rate. If the Company is unable to arrange new financing and/or generate sufficient revenue growth from existing and new business arrangements, the Company will not have sufficient cash to support its operations and meet its obligations. The Company anticipates that it will need approximately an additional $4 million to support its operations and meet its obligations over the next twelve months. To raise additional cash, the Company is currently in the process of securing alternative methods of financing, including the exercise of warrants by current investors, private issuances of debt and/or equity.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue as a going concern.

Allowance for Doubtful Accounts:

Estimates are used to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to the estimated net realizable value. These estimates are made by analyzing the status of significant past-due receivables and by establishing general provisions for estimated losses by analyzing current and historical bad debt trends. Actual collection experience has not varied significantly from estimates. Receivables that are ultimately deemed uncollectible are charged off as a reduction of receivables and the allowance for doubtful accounts. Accounts receivable balances are not collateralized.

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment and Other Assets:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to ten years. Repairs and maintenance costs are charged to expense as incurred. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in operations.

Goodwill and Other Intangible Assets:

In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), the Company does not amortize goodwill, but instead tests goodwill for impairment at least annually or whenever events or changes in circumstances indicate that impairment may have occurred. In accordance with SFAS No. 142, the Company tests for potential impairment of goodwill by comparing the carrying amount of the reporting unit to its fair value. If the carrying amount of the reporting unit is greater than the fair value, goodwill impairment may be present. The Company measures the goodwill impairment, if any, based upon the fair value of the underlying assets and liabilities of the reporting unit, including any unrecognized intangible assets, and estimates the implied fair value of goodwill. An impairment charge is recognized to the extent the recorded goodwill exceeds the implied fair value of goodwill.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets.

As discussed more fully in Note 6, the Company tested goodwill and intangible assets for impairment at both June 30 and December 31, 2006, and recorded impairment charges of $31,842 for goodwill and $12,239 for intangible assets for the year ended December 31, 2006.

Income Taxes:

The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes,” (SFAS No. 109) which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. SFAS No. 109 requires that a valuation allowance be established against recorded deferred tax assets recorded if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has concluded that it is more likely than not that it will not be able to realize its deferred tax assets as of December 31, 2006 and, accordingly, a valuation allowance has been recorded against those assets.

In September 2005, the FASB ratified EITF Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature” (“EITF No. 05-8”), which addresses tax consequences of the accounting treatment of convertible debt issued with a beneficial conversion feature. As a result, a deferred tax liability should be recognized for the temporary difference between the carrying value of debt with a beneficial conversion feature for book and tax reporting purposes. The tax-effected difference should be recognized as an adjustment of additional paid-in capital. Entities were required to apply the guidance in EITF No. 05-8 in the first interim or annual reporting period that begins after December 15, 2005. The provisions are to be applied retrospectively under the guidance in SFAS 154 to all convertible debt instruments with a beneficial conversion feature accounted for under the guidance in EITF No. 00-27 “Application of EITF Issue No. 98-5 `Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.’“ We have applied the requirements of EITF No. 05-8 to all previously existing convertible debt instruments with a beneficial conversion feature and will apply the requirements of EITF No. 05-8 for all new convertible debt instruments with a beneficial conversion feature. Because we have recorded a valuation allowance against our deferred tax assets, the adoption of this pronouncement for new convertible debt instruments with a beneficial conversion feature did not have an impact on our consolidated financial position, results of operations or cash flows.

Share-Based Compensation:

Prior to January 1, 2006, the Company accounted for its stock-based compensation using the intrinsic value method of accounting under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). The Company’s stock-based compensation awards have generally been granted with an exercise price equal to the estimated fair value of the underlying common stock on the grant date, and accordingly, any stock-based compensation related to stock option grants was not material under APB No. 25. The Company applied the disclosure provisions under SFAS No. 123, Accounting for Stock-Based Compensation and related interpretations (SFAS No. 123) as if the fair value had been applied in measuring compensation expense. As a result, stock-based compensation expense, based upon the fair value method was included as a pro forma disclosure in the notes to the Company’s financial statements.

The following illustrates the effect on the Company’s net loss as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation during 2005 and 2004 (in thousands, except per share data):

	2005	2004
Net loss, as reported	$(18,269)	$(6,072)
Add: Stock -based compensation included in net loss, as reported	484	373
Less: Stock -based compensation expense determined under the fair value method	(6,252)	(2,671)
Net loss, pro-forma	$(24,037)	$(8,370)
Basic and diluted loss per share, as reported	$(0.25)	$(0.26)
Basic and diluted loss per share, pro-forma	$(0.33)	$(0.35)

The following assumptions were used in calculating the pro forma stock-based compensation expense:

	2005	2004
Risk-free interest rate	2.10 - 3.80%	2.10 - 3.18%
Expected option term	2.5 - 5 years	2.5 - 3 years
Stock price volatility	140%	197%
Dividend yield	—	—

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), utilizing the modified prospective method whereby prior periods were not restated for comparability. SFAS No. 123R requires recognition of stock-based compensation expense in the statement of operations over the vesting period based on the fair value of the award at the grant date. The Company recorded approximately $4.9 million of stock based compensation expense for the year ended December 31, 2006, with approximately $3.7 million of this expense attributable to employee stock options and warrants and the remainder, approximately $1.2 million, attributable to stock options and warrants awarded to consultants and non-employee board members. The compensation cost associated with these awards is recorded as an expense within the same functional expense category as cash compensation for the respective grantee. No tax benefit has been recognized with respect to this expense.

Derivative Instruments:

Since inception, the Company has entered into several debt and equity transactions to fund its operations. A number of these transactions involved the issuance of convertible debt and warrants. These transactions also included registration rights agreements that impose significant penalties on the Company if certain conditions are not met.

The Company has issued and outstanding several financial instruments with embedded-derivative features, consisting of convertible debt and warrants. The Company analyzes these financial instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, Emerging Issues Task Force (EITF) Issue, No. 00−19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19) and No. 05−2 “The Meaning of ‘Conventional Convertible Debt Instruments’ in Issue No. 00-19” (EITF 05-2) to determine if these hybrid contracts have embedded derivatives that must be bifurcated and accounted for at fair value. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF 00−19.

EITF Issue No. 05−4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00−19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock’” (EITF 05-4) addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00−19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement and that includes a liquidated damages clause. We have adopted View C as described in the EITF Issue No. 05-4 Issue Summary No. 1. Under View C, registration rights agreements and the associated financial instruments are accounted for as separate instruments. Accordingly, we have given only prospective application to this guidance. On December 21, 2006, the Financial Accounting Standards Board issued FASB Staff Position (FSP) EITF No. 00-19-2 which is effective for fiscal years beginning after December 15, 2006. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration rights agreement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. Our treatment of the registration rights agreement as separate instruments is consistent with this FSP.

In connection with our examination of past transactions for application of EITF 05-4, we noted that for the period from entering into the April 2004 Securities Purchase Agreement until we increased our authorized shares in August 2004, we had insufficient shares to meet all potential obligations to issue shares under our convertible notes and exercisable warrants and options. Under EITF 00-19, a liability should have been recognized upon issuance, with any changes in the fair value of the liability recognized in earnings. The Company has determined that the impact on earnings was not material.

In April 2004 and July 2004, we entered into private placement agreements, including registration rights agreements for convertible debentures and warrants. Based on the interpretive guidance in EITF 05−4, due to an uncapped liquidated damages provision in the registration rights agreements, the registration rights represent derivative liabilities and are to be from the related financial instruments and accounted for at fair value. Accordingly, the estimated fair value of the registration rights derivative of $244,000 was recorded as a liability on October 1, 2005, the beginning of the first fiscal period after September 15, 2005, the date that EITF postponed further deliberations. Subsequently, changes in the estimated fair value of the derivative liability were recorded in the consolidated statement of operations. As of December 31, 2006, the full amount of the derivative liability balance was reversed since the shares purchased under the April 2004 and July 2004 private placements could be sold under Rule 144(k) of the Securities Act of 1933. Conversely, as of December 31, 2006, we had recorded approximately $441,000, the full and maximum potential amount of the actual incurred liquidated damages associated with the April 2004 and the July 2004 registration rights agreements.

In December 2004 and January 2006 we entered into private placements agreements, including registration rights agreements. The estimated fair values of the related registration rights derivatives were not material, either at issuance or at subsequent reporting dates and, accordingly, the liabilities were not recorded. With the adoption of the FSP effective January 1, 2007, we will assess our exposure to liquidated damages in connection with the registration rights and if determined to be probable, the Company will record a liability at that time.

In September 2005 we entered into a private placement agreement, including a registration rights agreement. The estimated fair value of the registration rights derivative was not material at the time of issuance, and accordingly, a liability was not recorded. Subsequently, in connection with the January 2006 private placement, we amended our September 2005 agreement such that the rights holder waived the liquidated damages relating to our inability to have such registration statement declared effective by May 23, 2006. On April 26, 2006, we filed a registration statement registering for resale the securities purchased in the September 2005 and January 2006 private placements. The Company believes, that as it relates to the September 2005 private placement, we have used our best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, we are not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute our position, and should they prevail, the estimated maximum amount of liquidated damages for which we could be liable, assuming (i) ineffectiveness from May 23, 2006 to the end of the period covered by the registration agreement and (ii) a stock price of $0.37 for periods subsequent to July 26, 2006, is approximately $270,000.

As it relates to the January 2006 private placement, the Company, despite using its best efforts, failed to have the registration statement declared effective by the SEC on or before October 26, 2006. Consequently, as of December 31, 2006 the Company is required to issue to each holder of the January 2006 private placement, shares and warrants equal to one percent of the respective number of shares and warrants purchased by each holder or an aggregate of 138,859 shares of common stock and warrants to purchase 138,859 shares of common stock and recorded liquidated damages expense of $23,000.

We have not incurred any liquidated damages liabilities related to any of our other registration rights agreements.

Revenue Recognition:

The Company recognizes revenues from the sale of its products based on the provisions of SEC Staff Accounting Bulletin No. 104, “Revenue Recognition”. The Company recognizes revenue when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the risk of loss and title to the product transfers to the customer;

•	the collection of the fees is reasonably assured and

•	the amount of fees to be paid by the customer is fixed or determinable.

The Company’s arrangements do not contain general rights of return or warranty provisions.

Advertising Costs:

Advertising costs are charged to operations as incurred and were $111,000, $177,000 and $-0- for the years ended December 31, 2006, 2005 and 2004, respectively.

Product Development:

Product development expenditures are expensed as incurred.

Basic and Diluted Net Loss Per Common Share:

Basic and diluted earnings per common share are computed in accordance with SFAS No. 128, “Earnings per Share”. Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share is computed similarly to basic loss per common share except that the denominator is increased to include common share equivalents. Diluted net loss per common share does not differ from basic net loss per common share since potential common shares from the exercises of stock options and warrants and the conversion of debt are anti-dilutive for all periods presented The following common share equivalents were excluded from the calculation of net loss per common share at December 31, (in thousands):

	2006	2005	2004
Stock Options	20,611	16,541	15,650
Warrants	54,842	7,361	10,242
Convertible Debentures	—	2,095	6,190
Convertible Bridge Notes	26,483	—	—
	101,936	25,997	32,082

Reclassifications:

Certain prior period amounts have been reclassified to conform to current year presentation.

Recent Accounting Pronouncements:

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company is currently evaluating the effect, if any, the adoption of SFAS No. 155 will have on our financial statements.

In July 2006, the Financial Accounting Standards Board issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 creates a single accounting and disclosure model for uncertain tax positions, provides guidance on the minimum threshold that a tax uncertainty is required to meet before it can be recognized in the financial statements and applies to all tax positions taken by a company; both those deemed to be routine as well as those for which there may be a high degree of uncertainty.

FIN 48 establishes a two-step approach for evaluating tax positions. The first step, recognition, occurs when a company concludes (based solely on the technical aspects of the tax matter) that a tax position is more likely than not to be sustained on examination by a taxing authority. The second step, measurement, is only considered after step one has been satisfied and measures any tax benefit at the largest amount that is deemed more likely than not to be realized upon ultimate settlement of the uncertainty. Tax positions that fail to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, when they are resolved through negotiation or litigation with the taxing authority or upon the expiration of the statute of limitations. Derecognition of a tax position previously recognized would occur when a company subsequently concludes that a tax position no longer meets the more likely than not threshold of being sustained. FIN 48 also significantly expands the financial statement disclosure requirements relating to uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. Differences between the amounts recognized in the balance sheet prior to adoption and the amounts recognized in the balance sheet after adoption will be accounted for as a cumulative effect adjustment to the beginning balance of retained earnings. We do not believe that the adoption of FIN 48 will have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effect, if any, the adoption of SFAS No. 157 will have on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides guidance for quantifying financial statement misstatements. The Company adopted the provisions of SAB 108 in 2006. The adoption of SAB 108 did not have a material effect on the Company’s consolidated financial statements.

In December 2006, the FASB issued FSP EITF No. 00-19-2, “Accounting for Registration Payment Arrangements” (FSP 00-19-2) which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. We do not believe that the adoption of FSP 00-19-2 will have a material effect on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS No. 159 applies to reporting periods beginning after November 15, 2007. The Company is currently evaluating the effect, if any, the adoption of SFAS No. 159 will have on its financial statements.

3. INVENTORIES

Inventory consisted of the following (in thousands):

	December 31,
	2006	2005
Raw materials	$89	$956
Finished goods	211	470
	300	1,426
Less Inventory Reserve	—	(75)
	$300	$1,351

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following (in thousands):

		December 31,
	Estimated Useful Life	2006	2005

Machinery and equipment	5-10 years	$1,114	$1,062
Office furniture, fixtures and capitalized software	1-5 years	541	466
Vehicles	5 years	62	165
		1,717	1,693
Less Accumulated depreciation		(406)	(168)
		$1,311	$1,525

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was approximately $267,000, $157,000 and $29,000, respectively.

5. NOTES RECEIVABLE

On March 28, 2005, pursuant to the 2005 acquisition we issued to David Creasey, a principal of pHarlo Citrus Technologies and Indian River Labs, in the amount of $625,000. This loan is evidenced by a promissory note and secured by options and stock that Mr. Creasey holds in our company. As of December 31, 2006, the balance of this note is approximately $719,000 including accrued interest of approximately $94,000.

6. GOODWILL AND INTANGIBLE ASSETS:

The Company accounts for goodwill and other intangible assets at their estimated fair values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. Goodwill is tested annually for impairment, or more frequently when indicators of impairment are present. The impairment test for goodwill involves a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including the goodwill allocated to each reporting unit. If the carrying amount is in excess of the fair value, SFAS No. 142 requires performance of the second step of the impairment testing for the reporting unit. The second step requires the comparison of the implied fair value of the reporting unit goodwill with the carrying value of the reporting unit goodwill. Any excess of the carrying value of the goodwill over the implied fair value will be recorded as an impairment loss. The implied fair value of goodwill is determined in the same manner as would occur in a purchase transaction, treating the fair value of the reporting unit as the equivalent of the purchase price and deducting from that amount, the fair value of the net assets assigned to the reporting unit. The Company, in its entirety, comprises a single reporting unit for the purpose of this impairment calculation.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets.

In June 2006 and again in December 2006, based on the following impairment indicators, the Company tested goodwill and intangible assets for impairment:

•	an expectation that third and fourth quarter 2006 revenue projections would not be attained;

•	a decrease in expected future cash flows; and

•	a decline in the market price of the Company’s common stock

The Company considered these impairment indicators and, determined the fair value of the Company’s single reporting unit utilizing the discounted cash flow method in June 2006 and a weighted average income approach in December 2006. The analysis indicated that the carrying amount of the reporting unit exceeded its fair value. Accordingly, the second step was performed. The combined results of the June and December impairment tests resulted in the recognition of non-cash impairment charges to identifiable intangible assets and goodwill of $12.2 million and $31.8 million, respectively.

The Company’s specifically identifiable intangible assets, which consist exclusively of utility patents, are reported at cost, net of accumulated amortization. These intangible assets are being amortized using the straight-line method over their estimated useful lives of 10.5 years.

The net carrying values of goodwill and other intangible assets at December 31, 2006 were as follows (in thousands):

	Gross Carrying Amount	Impairment Charges	Accumulated Amortization	Net Carrying Amount/ Adjusted Basis

Amortizable utility patents	$22,500	$12,239	$2,374	$7,887

Goodwill	$41,677	$31,842	$—	$9,835

The net carrying values of goodwill and other intangible assets at December 31, 2005 were as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount/ Adjusted Basis

Amortizable utility patents	$22,500	$938	$21,562

Goodwill	$41,677	$—	$41,677

The Company recorded amortization expense of $1,436,000 and $938,000 related to the other intangible assets for the years ended December 31, 2006 and 2005, respectively.

Future expected amortization of intangible assets at December 31, 2006 was as follows (in thousands):

2007	$827
2008	827
2009	827
2010	827
2011 and thereafter	$4,579

7. OTHER ACCRUED LIABILITIES

Other accrued liabilities consisted of the following (in thousands):

	December 31,
	2006	2005
Accrued wages	$90	$162
Accrued interest	148	119
Liquidated damages	464	286
Accrued legal and accounting fees	240	322
Accrued consulting	198	173
Registration rights liability	—	235
Litigation settlement	423	—
Accrued purchases	99	—
Other	847	315
	$2,509	$1,612

8. STOCKHOLDERS’ EQUITY

December 2004, the Company completed the private placement of 9,406,250 shares of its common stock with several accredited investors for an aggregate purchase price of $13,868,000, net of issuance costs. Since the common shares related to this private placement were not issued until 2005, the net proceeds from this offering were classified as common stock subscribed at December 31, 2004.

During the year ended December 31, 2004, stockholders’ equity was also increased as a primary result of (i) the allocation of proceeds to the approximate 19.5 million warrants and embedded conversion features associated with the issuance of convertible debentures , (ii) the conversion of approximately $2.0 million of debentures into approximately 18.2 million shares of common stock, (iii) the exercise of approximately 14.5 million warrants generating cash proceeds of approximately $1.2 million, (iv) stock -based compensation of approximately $373,000 and (v) the issuance of common stock, warrants and options for services of approximately $685,000.

In February 2005, a secured promissory note holder exchanged his note in the amount of $49,950, plus interest and services rendered over the past two years, for 32,272 restricted common shares at $1.65, or $2.30 less than the market value of the stock on the date of the exchange. In connection with the exchange, the Company recognized approximately $74,000 of consulting fees during the year ended December 31, 2005.

In July 2005, the Company executed an Asset Purchase Agreement whereby the Company issued 18,992,388 shares of its common stock valued at $56,977,164 (see Note 12).

In September 2005, the Company completed the private placement of 2,947,545 shares of its common stock with several accredited investors for an aggregate purchase price of approximately $6,485,000 or $2.20 per share. As part of the private placement, the Company also (i) issued 1,473,769 warrants to purchase the Company’s common stock at $3.00 per share and (ii) entered into a Registration Rights Agreement (as discussed in more detail in Note 2).

During the year ended December 31, 2005, stockholders’ equity was also increased as a result of (i) the issuance of options for vendor services of approximately $3.1 million, (ii) employee stock-based compensation of approximately $484,000, (iii) the conversion of approximately $243,000 of convertible debentures and accrued interest into approximately 4,090,000 shares of common stock and (iv) the exercise of approximately 4.8 million options and warrants generating cash proceeds of approximately $285,000.

On January 26, 2006, the Company issued to accredited investors 13,335,925 units consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit, with net proceeds of $8.7 million. In connection with this private placement, the Company entered into a Registration Rights Agreement with the investors pursuant to which the Company agreed to register common shares issued, as well as the shares underlying the warrants. The Company filed the registration statement in April 2006. The Company incurred issuance costs of approximately $4.6 million, including cash payments and warrants issued to the placement agent.

During the year ended December 31, 2006, stockholders’ equity was also increased as a result of (i) the issuance of options for vendor services of approximately $90,000, (ii) the recording of employee stock-based compensation of approximately $4.9 million, (iii) the conversion of approximately $194,000 of convertible debentures and accrued interest into approximately 2,095,000 shares of common stock, (iv) the exercise of warrants and stock options for approximately 1,613,000 shares of common stock generating cash proceeds of approximately $73,000, and (v) the allocation of value to warrants to purchase approximately 13,315,000 shares of common stock and the recording of beneficial conversion features associated with the December 2006 convertible debt offering.

9. WARRANTS AND STOCK OPTIONS

Warrants:

Outstanding warrants were as follows at December 31, 2006:

•	Warrants to purchase 524,850 shares of common stock issued with notes payable in November 2002. The warrants have a five year term and were issued with an exercise price of $2.00 per share.

•
Warrants to purchase 300,000 shares of common stock issued to pHarlo in connection with a license agreement in November 2002. The warrants have a five year term and were issued with an exercise price of $0.25 per share.

•	Warrants to purchase 3,100,000 shares of common stock issued to consultants in November 2002. The warrants have a five year term and were issued with an exercise price of $0.25 per share.

•	Warrants to purchase 400,000 shares of common stock issued to a consultant in May 2005. The warrants have a five year term and were issued with an exercise price of $0.25 per share.

•
Warrants to purchase 562,500 shares of common stock issued to a placement agent in connection with the December 2004 private placement. The warrants have a five year term and were issued with an exercise price of $2.00 per share.

•
Warrants to purchase 1,473,770 shares of common stock issued to investors in connection with the September 2005 private placement. The warrants have a five year term and were issued with an exercise price of $1.00 per share.

•
Warrants to purchase 13,335,925 shares of common stock issued to investors in connection with the January 2006 private placement. The warrants have a five year term and were issued with an exercise price of $1.00 per share.

•
Warrants to purchase 800,155 shares of common stock issued to a placement agent in connection with the January 2006 private placement. The warrants have a five year term and were issued with an exercise price of $1.00 per share.

•
Warrants to purchase 10,666,656 shares of common stock issued to lenders in connection with the December 2006 convertible debt offering. The warrants have a four year term and were issued with an exercise price of $0.09 per share.

•
Warrants to purchase 2,648,277 shares of common stock issued to a placement agent in connection with the December 2006 convertible debt offering. The warrants have a four year term and were issued with an exercise price of $0.0725 per share.

•
Warrants to purchase 3,030,000 shares of common stock issued to employees and consultants in December 2006. The warrants have a five year term and were issued with an exercise price of $0.14 per share.

•
Warrants to purchase 18,000,000 shares of common stock issued to our President and Chief Executive Officer in December 2006. The warrants have a ten-year term and were issued with exercise prices of $0.11-$0.18 per share. (See Note 14, Employment Agreements.)

The following table summarizes the Company’s warrant activity for the years ended December 31, 2004, 2005 and 2006:

	Number of shares	Exercise Price per share	Weighted average exercise price per share	Future Compensation expense
Outstanding, January 1, 2004	4,284,850	$0.25 - $2.00	$0.46
Granted	20,424,000	$0.10 - $2.00	$0.22
Exercised	(14,466,500)	$0.05 -$ 0.25	$0.08
Outstanding, December 31, 2004	10,242,350	$0.05 - $2.00	$0.37
Granted	1,473,770	$1.00	$1.00
Exercised	(4,355,000)	$0.01 - $0.25	$0.07
Outstanding, December 31, 2005	7,361,120	$0.05 - $2.00	$0.63
Granted	48,481,013	$0.0725 - $1.00	$0.37
Exercised	(1,000,000)	$0.01	$0.01
Outstanding, December 31, 2006	54,842,133	$0.0725 - $2.00	$0.41	$1,222,435

The Warrants granted pursuant to the April 2004 Private Placement originally had exercise prices of $0.10 and $0.20. However, in accordance with the terms of the agreement and upon specified events the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005. All of the warrants issued in connection to the April 2004 Private Placement were exercised during 2006.

The Warrants granted pursuant to the July 2004 Private Placement originally had an exercise price of $0.25. However, in accordance with the terms of the agreement and upon specified events the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005. All of the warrants issued in connection to the July 2004 Private Placement were exercised during 2006.

The Warrants granted pursuant to the September 2005 Private Placement originally had an exercise price of $3.00. In January 2006, in connection with an amendment to the agreement the exercise price of the warrants was reduced from $3.00 to $1.00 per share.

As of December 31, 2006, the weighted average contractual life of warrants outstanding is approximately 5.8 years.

Stock Options:

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R requiring the recognition of compensation expense based upon the grant date fair value of its stock-based compensation awards. The effect of adopting SFAS No. 123R was an increase in net loss per share of $0.05 for the year ended December 31, 2006.

In accordance with SFAS No. 123R, the Company uses the Black-Scholes option pricing model to measure the fair value of its option awards granted after January 1, 2006. The Black-Scholes model requires the input of highly subjective assumptions including volatility, expected term, risk-free interest rate and dividend yield. The stock options were valued taking into consideration forfeiture rates ranging from 6.6% to 14.5%. The estimated forfeiture rate is determined quarterly for unvested options based on the historical rates of forfeiture. The resulting fair value is recorded as compensation cost on a straight-line basis over the option vesting period. The fair value of options granted during the year ended December 31, 2006 was estimated using the Black-Scholes model and the following assumptions: risk-free rate of return ranging from 4.61% to 5.01%; zero estimated dividend yield; expected terms ranging from 2.12 years to 6.07 years and volatility ranging from 132% to 139%.

The Company’s estimate of an expected option term was derived based on the average of the sum of the vesting term and the original contract term. The estimated stock price volatility was derived based on a review of the Company’s actual historic volatility for a period equal to the expected term of its stock options awarded in the year ended December 31, 2006, by reference to actual stock prices during this period and historic stock prices over the past five years. The risk free interest rate was based on the rate of a Constant Maturity Treasury note for a period approximating the expected term, as available.

A summary of stock option activity is as follows:

	Number of shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding, January 1, 2004	2,400,000	$0.25
Granted	13,250,000	$0.58
Outstanding, December 31, 2004	15,650,000	$0.53
Granted	4,084,999	$2.30
Exercised	(480,000)	$0.25
Cancelled	(2,714,222)	$0.97
Outstanding, December 31, 2005	16,540,777	$0.91
Granted (1)	6,425,000	$0.96
Exercised	(883,333)	$0.25
Cancelled	(1,471,743)	$1.37
Outstanding, December 31, 2006	20,610,701	$0.66	7.89	$326,950

Options exercisable at December 31, 2004	9,244,438	$0.37
Options exercisable at December 31, 2005	13,774,886	$0.82
Options exercisable at December 31, 2006	19,149,504	$0.63	7.83	$307,825

The following table summarizes additional information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
	Outstanding as of December 31, 2006	Weighted- Average Remaining Contractual Term (years)	Weighted-Average Exercise Price	Exercisable as of December 31, 2006	Weighted- Average Exercise Price
$0.11 - $0.14	5,310,000	8.46	$0.12	4,885,001	$0.12
$0.25	8,192,223	7.11	$0.25	8,192,223	$0.25
$0.67 - $1.00	3,287,813	8.64	$0.90	2,518,281	$0.87
$1.45 - $1.75	1,866,666	7.88	$1.47	1,866,666	$1.47
$2.01 - $2.47	899,999	8.35	$2.26	899,999	$2.26
$2.70 - $3.14	976,000	8.40	$2.97	709,334	$2.96
$3.32 - $4.70	78,000	8.24	$3.96	78,000	$3.96
	20,610,701			19,149,504

The weighted average grant date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $0.68, $2.62 and $0.51 per share, respectively. The aggregate intrinsic value represents the difference between the exercise price of the underlying awards and the quoted closing price of the Company’s common stock at December 31, 2006 multiplied by the number of shares that would have been received by the option holders had all option holders exercised their options on December 31, 2006. During the year ended December 31, 2006, 2005 and 2004, the aggregate intrinsic value of options exercised was $168,357, $1,531,800 and $-0-, respectively.

As of December 31, 2006, future compensation cost related to non-vested stock options, less estimated forfeitures, is approximately $1,098,576 and will be recognized over an estimated weighted average period of 0.83 years. The total fair value of shares vested during the year ended December 31, 2006, 2005 and 2004 was $3,851,852, $8,050,433 and $3,442,459, respectively. During the year ended December 31, 2006, 5,060,000 options to 13 grantees with a weighted average exercise price of $1.17 were repriced to $0.11 to $0.14 (a weighted average exercise price of $0.12) resulting in additional compensation cost over the vesting terms of the options of approximately $120,000. In addition, the remaining vesting period of 1,118,750 of these options was accelerated from a weighted average of 1.07 years to immediate. The Company currently expects to amortize the following amounts of stock-based compensation related to stock options outstanding as of December 31 2006 as follows:

2007	$1,031,347
2008	67,229
2009 and thereafter	—

10. EQUITY INVESTMENT

In April 2005, the Company purchased a 27% equity interest in Biofilm Strategies Corporation (“Biofilm”) from Electric Aquagenics Unlimited, Inc. The Company concluded that the 27% equity interest in Biofilm was a significant variable interest, as defined by FIN No. 46(R) “Consolidation of Variable Interest Entities”; however, since the Company is not the primary beneficiary of Biofilm, the Company was not required to consolidate the accounts of Biofilm. Accordingly, the 27% interest was accounted for under the equity method. In the fourth quarter of 2006, negotiations to license the Biofilm product from the owner and inventor of the product failed and the Company is currently exploring all legal remedies. The value assigned to the Biofilm investment was based on the commercialization potential of the Biofilm product. In absence of this license and in absence of any revenues expected to be realized by Biofilm from other sources, the Company concluded that the investment in Biofilm is other than temporarily impaired. Consequently, during 2006, the Company wrote-off the balance of the investment in Biofilm of approximately $665,000.

11. NOTES RECEIVABLE

From time to time and prior to the 2005 acquisition of the pHarlo assets, the Company made loans to PCTI and affiliated parties to finance a production facility to produce the products that the Company was licensing from PCTI. All of the loans were cancelled on July 15, 2005 upon the completion of the 2005 Acquisition, with the exception of the March 28, 2005 note with one of the former owners of PCTI in the amount of $625,000, which remains due and bears interest at 10% per annum. The balance outstanding including accrued interest as of December 31, 2006 is approximately $719,000 of which $ 50,000 is current. The Company is continuing to negotiate formal repayment terms on this note and expects that the note will be fully repaid by the end of 2008.

12. NOTES PAYABLE

Convertible Debentures:

In April 2004, the Company entered into a Securities Purchase Agreement with several investors by which the Company issued and sold $800,000 of convertible debentures and issued warrants to purchase 16,000,000 shares of common stock. The April 2004 debentures were payable three years from issuance, bore interest at 7% per annum and were convertible into shares of common stock at a price of $0.05 per share. At December 31, 2005, there remained $75,000 outstanding under this agreement. The outstanding balance was converted to 1,500,000 shares of common stock during 2006.

In July 2004, the Company entered into another Securities Purchase Agreement with several investors under which the Company issued and sold in a private placement $1,647,674 of convertible debentures, at a discount of $263,074, for a net amount of $1,384,600 and issued warrants to purchase 3,461,500 shares of common stock at a price of $0.20 per share. The July 2004 Debentures were payable two years from issuance, bore interest at 7% per annum and were convertible into shares of common stock at a price of $0.20 per share. At December 31, 2005, there remained $119,000 outstanding under this agreement. The outstanding balance was converted into 595,000 shares of common stock during 2006.

The following tables summarize the conversion activity of the April 2004 Debentures and the July 2004 Debentures:

	April 2004 Debentures	July 2004 Debentures	Total

Principal amount	$800,000	$1,647,674	$2,447,674
2004 conversion (excludes accrued interest of $5,673)	(533,000)	(1,477,694)	(2,010,694)
Principal outstanding at December 31, 2004	267,000	169,980	436,980
2005 conversion	(192,000)	(50,980)	(242,980)
Principal outstanding at December 31, 2005	$75,000	$119,000	$194,000
2006 conversion	(75,000)	(119,000)	(194,000)
Principal outstanding at December 31, 2006	$—	$—	$—

Notes Payable to Shareholders:

During the year ended December 31, 2002, the Company completed a private placement offering for cash proceeds of $524,850. The Company issued 524,850 shares of common stock, issued warrants to purchase 524,850 shares of common stock at a price of $2.00 per share and issued 5% promissory notes with a face value of $524,325, to the investors. The principal amount and accrued interest are due on November 26, 2007.

	December 31,
	2006	2005
Notes payable, with interest at 5%, fair value	$524,325	$524,325
Less: Discount to record note at fair value	(224,149)	(224,149)
	300,176	300,176

Less: Note converted into equity	(49,950)	(49,950)
Amortization of discount to December 31, 2006	216,835	193,564
	467,061	$443,790

The fair value attributed to the notes is based upon the fair value of the underlying financial instruments. The discount resulting from recording the notes at fair value is being amortized using the effective interest method over the five-year term of the notes.

Note Payable IRL:

As partial consideration for the purchase of the pHarlo assets (see Note 12), Tasker issued a promissory note in the amount of $1,931,973 to IRL. The promissory note bears interest of 3.4% per annum and is payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007. The following schedule outlines the activity for this note during 2006 and 2005:

	December 31,
	2006	2005
Note payable, with interest at 3.4%, fair value	$1,931,973	$1,931,973
Principal repayments	(1,252,944)	(408,686)
	679,029	1,523,287

Current portion—Note payable—Acquisition of IRC	679,029	445,840
Non-current portion—Note payable—Acquisition of IRC	—	1,077,447
	$679,029	$1,523,287

Convertible Bridge Notes:

In December 2006, as amended in February 2007, the Company began a Convertible Bridge Note Offering in which the Company agreed to issue and sell up to $5,500,000 of convertible bridge notes and warrants to purchase approximately 30.6 million shares of common stock at $0.09 per share. The warrants expire in seven years from the date of issuance. The Convertible Bridge Notes mature six months from issuance and have various maturity dates starting June 1, 2007, bear interest at 10% per annum and are convertible into shares of common stock at a price of $0.0725 per share, including interest, for an aggregate of approximately 79.7 million shares of common stock.

As of December 31, 2006, the Company had sold $1,920,000 of the Convertible Bridge Notes and issued 10,666,656 warrants. All of the proceeds were allocated to the warrants and embedded beneficial conversion feature (see discussion below). The combined discount is being amortized as additional (non cash) interest expense with a corresponding increase to the Convertible Bridge Notes over the six-month term of the notes using the effective interest method. As of December 31, 2006, the Company had amortized $320,000 of the combined discount to interest expense.

In recording the Convertible Bridge Notes, the Company first allocated the proceeds from the sale of the Convertible Bridge Notes between the Convertible Bridge Notes and the warrants based upon their relative fair values, resulting in the recognition of a discount of $539,221. The value of the warrants was computed using the Black-Scholes option pricing model. Second, in accordance with EITF No. 00-27, “Application of Issue 98-5 to Certain Convertible Instruments,” after allocating a portion of the Convertible Bridge Note proceeds to the warrants, the Company calculated the value of the embedded beneficial conversion feature in the note by comparing the carrying value of the proceeds, net of the warrant discount, to the fair value of the shares issuable upon conversion of the debentures. If there is a beneficial conversion, it is recognized, as an additional discount to the extent of the remaining proceeds. The Company recognized an additional discount of $1,380,777 for the embedded beneficial conversion feature.

In addition, the Company paid cash of $192,000 and issued warrants to purchase 2,648,277 shares of common stock at $0.0725 per share to a placement agent. The total fee of $600,690, including the fair value of the warrants issued, has been recorded as deferred financing costs and is being amortized as additional (non cash) interest expense over the life of the notes using the effective interest method.

13. ACQUISITION OF PHARLO ASSETS

On July 15, 2005, the Company executed an asset purchase agreement (the “Asset Purchase Agreement”) whereby the Company purchased all of the assets that relate to the Company’s product applications and fields of use (the “pHarlo assets”) from the Selling Entities, including, but not limited to, utility patent applications, equipment, inventories and existing contracts for a purchase price of $64.3 million. In consideration of the purchase price the Company issued 18,992,388 shares of common stock valued at approximately $56.98 million, issued a promissory note in the approximate amount of $1,932,000, cancelled notes receivable totaling $2,543,000, paid cash of $1,428,000 and incurred acquisition costs of approximately $1,421,000.

The acquisition of the pHarlo assets was accounted for as a business combination in accordance with SFAS No. 141 “Business Combinations” and accordingly, the tangible and intangible assets acquired and liabilities assumed have been recorded at their estimated fair values as of the date of the acquisition, with the resulting excess purchase price being recorded as goodwill. As a result of the acquisition, the Company owns the utility patent applications and provisional patent applications associated with the pHarlo technology in the Company’s field of use. In addition to the acquisition of these patent applications, the Company received the right of first refusal to purchase any other utility patent applications that may be developed by a third party based on the pHarlo technology. The acquisition of these patents will allow the Company to manufacture its products at a lower cost than it would otherwise have incurred by licensing the underlying technology.

The purchase price was allocated to assets acquired and liabilities assumed, as follows:

Property and equipment	$703,000
Other assets	49,000
Other liabilities	(629,000)

Net assets acquired	123,000
Identifiable intangible assets acquired	22,500,000
Goodwill	41,677,000
Total cost of acquisition	$64,300,000

The results of operations of the Selling Entities have been included in the Company’s Consolidated Statements of Operations since July 15, 2005, the acquisition date.

The following unaudited proforma information gives effect to the acquisition as if it had occurred on the first day of each of the periods ended:

	December 31,
	2005	2004
Total revenues	$705,467	$—
Net loss	(20,033,116)	(7,713,589)
Loss per share, basic and diluted	$(0.24)	$(0.33)

14. INCOME TAXES

A reconciliation of income tax expense to the benefit computed at the statutory rate of 34% for the years ended December 31, 2006, 2005 and 2004 is approximately as follows:

	2006	2005	2004
Benefit at statutory rate	$(21,400,000)	$(6,211,000)	$(2,064,000)
Non-cash interest on Convertible Debentures	—	—	832,000
Stock-based compensation	—	165,000	188,000
Beneficial conversion feature	92,000	—	—
State and local taxes, net of federal benefit	(3,777,000)	(1,096,000)	(364,000)
Adjustment of prior year accrual	(324,000)	—	—
Change in valuation allowance	25,390,000	367,000	(248,000)
Other	19,000	36,000	(100,000)
	$—	$—	$—

Significant components of the Company’s deferred income tax assets and liabilities at December 31, 2006 and 2005 are approximately as follows:

	2006	2005
Deferred tax assets:
Net operating losses	$13,355,000	$7,215,000
Intangible assets	16,038,000
Stock -based compensation	3,409,000	1,464,000
Reserves	1,236,000	553,000
Valuation allowance	(33,566,000)	(8,637,000)
Net deferred tax assets	$472,000	$595,000
Deferred tax liabilities:
Depreciation & Amortization	$(12,000)	(595,000)
Beneficial Conversion	(460,000)
Total deferred tax liabilities	(472,000)	(595,000)
Net deferred tax assets	$—	$—

As of December 31, 2006, the Company has a U.S. Federal net operating loss carry forward of approximately $33.1 million, which will expire commencing 2019 through 2026, if not utilized. Under Internal Revenue Code Section 382, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events that cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined over a three year period. The amount of such limitation, if any, has not been determined.

Management of the Company has decided to record a valuation allowance for its full net deferred tax asset, as it is more likely than not that the Company will not be able to utilize these deferred tax assets against future income, in addition to possible limitations of the net operating losses due to various changes in ownership over the past year. Our valuation allowance increased $24,929,000 and $6,775,000 during the years ended December 31, 2006 and 2005, respectively.

15. COMMITMENTS AND CONTINGENCIES

Patent and Technology Sub-License Agreement with pHarlo IP

In connection with the 2005 Acquisition, the Company entered into a Patent and Technology Sub-License Agreement with pHarlo IP, LLC (“pHarlo IP”), in which pHarlo IP has agreed to provide to the Company technical assistance necessary to implement, refine and exploit the base patents to the pHarlo technology in the Company’s fields of use. In consideration for the technical assistance, the Company agreed to pay to pHarlo IP certain research and development fees (“R&D Fees”). The R&D Fees may be subject to recovery by the Company in certain circumstances described below.

On January 26, 2006 the Patent and Technology Sub-License Agreement was amended to restructure the R&D Fees payable to pHarlo IP, eliminating the requirement for advance payments of contractually specified amounts in lieu of quarterly payments in arrears based on actual sales of products using the pHarlo technology. The amended Sub-License Agreement provided for minimum fees of $150,000, capped at $500,000, for fiscal 2006. There are no other minimum R&D Fees payable after 2006, although R&D Fees for all subsequent years are capped at specified rates.

Wynn Starr Agreement

In 2004 the Company entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC. Under the terms of this agreement, as amended through January 23, 2007, the Company has granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr will purchase licensed products from the Company and will withhold up to 25% of the net sale price per gallon sold, based on different increments of achieved net sale prices. The Amended agreement also includes other target performance criteria such that, if met by Wynn Starr, the Company will issue to Wynn Starr a warrant to purchase up to 1,300,000 shares of our common stock with an exercise price based upon the closing price of our common stock on January 23, 2007, the date of the amendment. As of December 31, 2006 no royalties were due and none had been paid to us under this royalty arrangement. Steven B. Zavagli, a former member of our board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

Agreement with Richard Kirby

In 2004, and prior to the 2005 acquisition of the pHarlo assets, the Company entered into a Settlement Agreement and General Release, effectively purchasing the exclusive rights of first refusal to applications of the pHarlo technology from Richard J. Kirby, a developer who had purchased the rights in 2002. Under the terms of the settlement agreement, Mr. Kirby assigned and granted all his rights, titles and interests in his license agreements with pHarlo Citrus Technologies to the Company in exchange for a fee equal to one half of one percent (0.5%) of net revenues generated from products using the pHarlo technology, in an amount not to exceed $400,000 in any one calendar year. In January 2006, the Settlement Agreement and General Release was amended to reduce the maximum annual fee payable to Mr. Kirby to sixty-five percent of one half of one percent, or 0.325% of net revenues generated from products using the pHarlo technology, not to exceed $260,000 in any one calendar year. The amendment also provided for payment of a fee equal to thirty five percent of one half of one percent or 0.175% of net revenues generated from products using the pHarlo technology, not to exceed $140,000 in any one calendar year to be paid to Mr. Tri Van To. As of December 31, 2006 , under this agreement, the Company had paid fees to Mr. Kirby and Mr. To of approximately $76,000 and $8,000, respectively, in excess of the of the amounts earned under the agreement. In February 2007, Mr. Kirby agreed to forego any future fees in exchange for the forgiveness of any previous overpayments and a lump sum payment of $95,000. The agreement, as it relates to Mr. To, continues until the termination of or expiration of pHarlo Citrus Technologies’ patent to the licensed technology.

Consulting Agreement with Gordon Davis

In February 2007, the Company entered into an amendment with Mr. Gordon Davis, which amendment amends that certain Consultant Agreement dated February 2, 2006 by and between the Company and Mr. Davis dated as of January 16, 2007 which provides for among other things (i) payment to Mr. Davis of $50,000 in cash for past due amounts owed under the original consulting agreement, (ii) payment of $3,000 per month for nine months starting January 2007 and payment of $7,000 per month for sixteen months starting October 2007, (iii) repricing of stock options exercisable for 1,750,000 shares of Common Stock such that the exercise price for such stock options be reduced to an exercise price per share equal to $0.16, (iv) the right of the Corporation to terminate Davis’ consultancy other than for cause at any time upon notice to Davis (with the obligation to pay Davis consulting fees otherwise due for the remainder of the term), and (v) the granting of mutual general releases.

Litigation and Claims

The Company is involved in certain legal proceedings and is subject to certain lawsuits, alleged claims and regulations in the ordinary course of its business. Although the ultimate effect of these matters is often difficult to predict, the Company believes that their resolution will not have a material adverse effect on the Company’s financial statements.

The following is a list of the Company’s litigation matters:

On October 26, 2005, a civil action captioned The BOC Group, Inc. v. Tasker Capital Corp., Randy Cable, and Shaun Porter was filed in the United States District Court for the District of Connecticut. In the complaint, The BOC Group alleges that Mr. Porter and Mr. Cable, employees of Tasker, have breached certain restrictive covenants contained in their employment agreements with The BOC Group, and that the Company tortuously interfered with The BOC Group’s agreements with Mr. Porter and Mr. Cable. The BOC Group also claimed that the Company, Mr. Porter and Mr. Cable violated Connecticut’s statutes governing trade secrets and unfair trade practices. In July 2006, the matter was resolved by payment of $50,000 to The BOC Group.

On January 5, 2006, a civil action captioned Robert L. Mandell, D.M.D., and Anthony M. Boschetti, D.M.D. v. Tasker Products Corp., Arthur P. Bergeron and Richard J. Kirby was filed in the Middlesex Superior Court in Massachusetts. In the complaint, the plaintiffs allege that the Company, our former President, Mr. Bergeron, and our alleged former agent, Mr. Kirby, breached an agreement to pay for a study regarding our Breath Rephresh™ product, a mouthwash predecessor to Close Call. The plaintiffs seek recovery of $100,000 in connection with the breach of contract claim. In March 2007 the Company reached an agreement in principle to resolve this matter by the payment of $40,000 and the issuance of a warrant for the purchase of 50,000 shares of our common stock at an exercise price of $0.15 per share.

On January 18, 2006, a civil action captioned Dallas XXIX Corporate Square, L.P., v. Coast to Coast Laboratories and Tasker Capital Corp. was filed in the Circuit Court of Pinellas County, Florida. The plaintiff alleged that Coast to Coast Laboratories Corp., a wholly owned subsidiary of the Company, breached a lease agreement and that the Company breached a guaranty. In June 2006 the matter was resolved by payment of $25,000 to Dallas XXIX Corporate Square, L.P. The settlement and the stipulation of dismissal with prejudice were filed with the Court.

On May 25, 2006, a civil action captioned James Collins v. Tasker Products Corp. was filed in the Connecticut Superior Court for the Judicial District of Stamford. In the complaint, Mr. Collins alleged that Tasker breached his employment agreement with the Company. Specifically, Mr. Collins alleged that he was due severance compensation pursuant to the employment agreement. On June 29, 2006, the Company filed an answer to the complaint. The answer also alleged numerous counterclaims against Mr. Collins, including a violation of Connecticut’s Uniform Trade Secrets Act, breach of duty of loyalty and various computer related offenses. In February 2007 the Company entered into a settlement agreement with Mr. Collins. The settlement agreement provides for among other things, payment to Mr. Collins of $400,000 in cash, acceleration of stock options exercisable for 1,000,000 shares of common stock, registration of the shares of common stock underlying such stock options, granting of mutual general releases and withdrawal by Mr. Collins of the lawsuit with prejudice as soon as all other terms of the settlement agreement have been satisfied.

On January 2006, the Company received correspondence from Provco Ventures I, LP, an investor in our September 2005 private placement, alleging potential securities law claims in connection with the September 2005 private placement. On March 6, 2007, the Company paid Provco Ventures $50,000 in settlement of its claim.

Employment Agreements

In February 2006, the Company entered into an employment agreement with Stathis Kouninis in connection with his appointment as Chief Financial Officer. Under the terms of the agreement, Mr. Kouninis will receive a base salary of $165,000 per year and the right to participate in the Company’s existing benefit plans, with bonus payments to be made at the discretion of the Board of Directors. The Company also granted stock options to purchase 450,000 shares of common stock at an exercise price of $1.00 per share to Mr. Kouninis in connection with this agreement. The options have a ten-year term, less one day and vest over a two- year period from the date of grant. The employment agreement will have a term of three years with provision for automatic renewal for successive one-year terms and provides for severance payments under certain conditions.

In December 2006, Lanny R. Dacus was appointed President and Chief Executive Officer of the Company. In connection with this appointment, the Company entered into an employment agreement with Mr. Dacus. Under the terms of the agreement, Mr. Dacus will receive a base salary of $60,000 per year and the right to participate in the Company’s existing benefit plans, with bonus payments to be made at the discretion of the Board of Directors. The Company will provide Mr. Dacus with a Company automobile during the term of the employment agreement. The Company also granted warrants to purchase 4,777,778 shares of common stock at an exercise price of $0.11 per share and 1,652,778 shares of common stock at an exercise price of $0.12 per share to Mr. Dacus in connection with this agreement. The warrants have a ten- year term and vest over a two-year period ($0.11 per share options) and on March 31, 2007 ($0.12 per share options) from the date of grant. The Company granted additional warrants to purchase 11,569,444 shares of common stock, with exercise prices of $0.12 to $0.18 and vesting terms contingent upon Mr. Dacus’ achievement of contractually specified performance goals.

16. OPERATING LEASE

On April 19, 2005, the Company entered into a five -year lease effective May 1, 2005, for executive office at an annual base rent of $173,660, subject to modest annual increases thereafter. As part of the 2005 Acquisition, the Company assumed a five-year lease for manufacturing, warehousing and office space at an annual base rent of $114,000.

Future aggregate minimum annual rental payments under these facility leases for the next five years is shown in the schedule below. In addition, the annual lease expense for leased vehicles is approximately, $60,000, $12,000 and $1,000 for the years ended December 31, 2007, 2008 and 2009, respectively.

Future Minimum Facility Lease Payments
2007	$301
2008	301
2009	272
2010	47
Total	$921

Rent expense for the years ended December 31, 2006, 2005 and 2004 was approximately $304,000, $340,000 and $57,000, respectively.

17. RELATED PARTY TRANSACTIONS

In 2004, the Company entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC. Under the terms of this agreement, as amended through January 23, 2007, the Company has granted Wynn Starr the exclusive, worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr will purchase licensed products from the Company and will withhold up to 25% of the net sale price per gallon sold, based on different increments of achieved net sale prices. The Amended agreement also includes other target performance criteria such that, if met by Wynn Starr, the Company will issue to Wynn Starr a warrant to purchase up to 1,300,000 shares of our common stock with an exercise price based upon the closing price of our common stock on January 23, 2007, the date of the amendment. As of December 31, 2006, no royalties were due and none had been paid to us under this royalty arrangement. Steven B. Zavagli, a former member of our board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

The Company paid Mr. Gordon O. Davis, the former Chairman of the Board of Directors, approximately $60,000 for consulting services during the twelve months ended December 31, 2006.

The following table summarizes related party transactions during the years ended December 31, 2006 and 2005. There were no payments to related parties in 2004:

	2006	2005
Remuneration paid and payable to a director	$110,000	$318,000
Rent reimbursed to a director	—	$35,000

In March 2007, the Company’s board of directors approved that the Company enter into an employment agreement with Mr. Greg Osborn in connection with his appointment as Director and Chairman of the Board of Directors. Mr. Osborn is the Managing Partner of the placement agent for the Convertible Bridge Notes (see Note 21).

18. SEVERANCE PAYMENTS

On February 8, 2006, the Company entered into a Separation Agreement and General Release with Robert D. Jenkins in connection with Mr. Jenkins’ resignation as the Company’s Chief Financial Officer, Treasurer and Secretary. Pursuant to the Separation Agreement and General Release, the Company agreed to continue paying Mr. Jenkins at his current annual base salary rate of $200,000 through June 28, 2006. Under the terms of the agreement Mr. Jenkins was also eligible to participate in the Company’s medical and dental plans thru August 31, 2006, with the Company continuing to pay eighty percent (80%) of the premiums for such coverage. In addition, the Company agreed that the exercise period for Mr. Jenkins’ options to purchase 1,000,000 shares of the Company’s common stock would be reduced from 10 years from the grant date to 5 years from the grant date.

As of December 14, 2006, Richard Falcone resigned as Chief Executive Officer and a director of the Company. In connection with his resignation Mr. Falcone entered into an agreement with the Company pursuant to which the Company agreed to pay Mr. Falcone a settlement payment of $150,000. Also under the Agreement Mr. Falcone retained stock options to purchase 2,600,000 shares of the Company’s common stock, the terms of which were amended to accelerate the vesting, allow for cashless exercise and reduce the exercise price to $0.11 per share. Mr. Falcone was also granted the continued use of an automobile leased by the Company and is entitled to reimbursement of medical insurance costs through December 31, 2007.

19. SEGMENTS - ENTERPRISE WIDE DISCLOSURES

The Company owns several utility patents that allow it to produce, market and distribute certain product applications related to these utility patents. In 2005, the Company began selling two product applications, Unifresh® Footbath and Close Call™ and then added Tasker Pacific Blue™ Seafood Wash and Unifresh® Pen Spray products. The Chief Operating Decision Maker (CODM) of the Company is the President and CEO. The operating results of each product application, other than for revenues, are not separately tracked or reported. Operating results by product application are not reviewed by the CODM because discrete financial information is not available. Consequently, as permitted by the provisions of SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information,” the Company has one reportable segment for financial statement purposes.

Revenue by Product

The Company’s revenue by product is as follows for each of the periods ended (in thousands):

	December 31,
	2006	2005

Unifresh Footbath®	$1,147	$202
Close Call™	174	503
Tasker Pacific Blue™ Seafood Wash	5	—
Unifresh® Pen Spray products	160	—
	$1,486	$705

Dependence on Certain Customers

For the years ended December 31, 2006 and 2005, there were three customers and one customer, respectively that accounted for 10% or more of the Company’s consolidated revenue.

	2006	2005
Customer A	27%	—
Customer B	14%	—
Customer C	11%	—
Customer D	—	18%

20. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations:

	Quarter Ended
(in thousands, except per share amounts)	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenues	$221	$537	$531	$197
Gross margin	153	392	297	(293)
Net loss	(4,925)	(33,688)	(3,651)	(20,679)
Net loss per share - basic and dilutive	$(0.05)	$(0.32)	$(0.03)	$(0.20)

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenues	$61	$244	$1,128	$(728)
Gross margin	36	160	800	(1,597)
Net loss	(3,284)	(3,713)	(4,208)	(7,064)
Net loss per share - basic and dilutive	$(0.06)	$(0.06)	$(0.05)	$(0.08)

21. SUBSEQUENT EVENTS

Employment agreement:

In March 2007, the Company’s board of directors approved that the Company enter into an employment agreement with Mr. Greg Osborn in connection with his appointment as Director and Chairman of the Board of Directors. The agreement provides for, among other things, a term of up to 21 months, an annual salary of $60,000, an annual bonus at the discretion of the Board, the grant of initial warrants for the purchase of 2,625,000 shares, of common stock, exercisable on a quarterly basis over the term of the agreement at an exercise price of $0.19 per share, the grant of additional warrants exercisable for 7,500,000 shares of common stock at an exercise price of $0.19 per share with vesting contingent upon achievement of contractually specified performance goals (the fair value and the term over which it will be recognized it has not been determined yet), severance payments and a cash payment of $20,000 per month for a period of nine months commencing when the Company reaches profitability. Mr. Osborn is the Managing Partner of the firm that served as placement agent for the Convertible Bridge Notes.

Convertible Bridge Notes

From January 1, 2007, through March 19, 2007 and in connection with the Company’s Convertible Bridge Notes, the Company closed on an additional $3,079,000 of Convertible Bridge Notes that are convertible to purchase approximately 42,468,966 shares of commons stock at a conversion price of $0.0725 per share. In conjunction with these Convertible Bridge Notes the Company issued additional warrants to purchase 17,105,556 shares of common stock with an exercise price of $0.09 per share. The Company also issued warrants to purchase 4,246,897 shares of common stock at an exercise price of $0.0725 per share to the placement agent in connection with the issuance of the notes. The warrants issued and the beneficial conversion feature resulted in a debt discount which will be amortized over the various maturities of the notes.

Warrant and Common stock issuances

•
Between December 1, 2006 and March 12, 2007, the Company issued to accredited investors Convertible Bridge Notes in the aggregate principal amount of $4,999,000. These notes are convertible into 68,951,724 shares of common stock at a conversion price of $0.0725 per share, subject to adjustment. As an inducement for the investors to purchase the Convertible Bridge Notes, the Company issued to these investors four-year warrants to purchase an aggregate of 27,772,222 shares of common stock at an exercise price of $0.09 per share.

•
Between December 1, 2006 and March 12, 2007, the Company issued to the placement agent of the Convertible Bridge Notes four-year warrants to purchase an aggregate of 6,895,172 shares of common stock at an exercise price of $0.0725 per share in consideration for its services as placement agent.

•	In March 2007, the Company issued 2,000,000 shares of its common stock to its placement agent, pursuant to the cashless exercise of 2,983,051 warrants resulting in no cash proceeds to the Company.

TASKER PRODUCTS CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except per share data)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,594	$932
Accounts receivable, net of allowance for doubtful accounts of $91 and $24, respectively	356	176
Notes receivable	95	50
Inventories	259	300
Prepaid expenses and other current assets	178	268
Deferred financing costs	1,364	501
Total current assets	4,846	2,227

Notes receivable, net of current portion	691	669
Property and equipment, net	1,165	1,311
Intangible assets, net	7,292	7,887
Goodwill	9,835	9,835
Deposits, net	44	38
Total assets	$23,873	$21,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$791	$1,227
Other accrued liabilities	2,802	2,509
Notes payable - acquisition of IRL	—	679
Convertible bridge notes, net of discount of $11,651 and $1,600, respectively	533	320
Derivative liabilities	45,140	—
Warrants payable - placement agent	1,501	409
Notes payable - shareholders	589	564
Total current liabilities	51,356	5,708

Long-term liabilities:
Other long-term liabilities	23	30
Commitments (See Note 11)
Stockholders’ equity:
Preferred Stock, $0.001 par value;15,000 shares authorized; none issued and Outstanding	—	—
Common stock, $0.001 par value; 450,000 shares authorized; 109,446 and 106,340 shares issued and outstanding, respectively	109	106
Additional paid-in capital	113,632	105,131
Accumulated deficit	(141,247)	(89,008
Total stockholders’ (deficit) equity	(27,506)	16,229
Total liabilities and stockholders’ equity	$23,873	$21,967

See accompanying notes

TASKER PRODUCTS CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Nine Months Ended September 30,
	2007	2006

Revenues	$1,750	$1,289
Cost of goods sold	392	447
Gross margin	1,358	842

Operating expenses
Selling, general & administrative (1)	10,137	9,542
Product development (1)	1,123	1,447
Write-off of raw material	128	582
Impairment of goodwill and intangible assets	—	30,152
Depreciation and amortization	838	1,430
Total operating expenses	12,226	43,153

Loss from operations	(10,868)	(42,311

Other income (expense):
Interest expense	(510)	(69
Finance costs related to long-term debt	(7,364)	—
Interest income	48	190
Amortization of debt discount	(6,520)	—
Amortization of deferred financing costs	(2,527)	—
Liquidated damages	—	(155
Gain on extinguishment of vendor obligations	55	—
Loss on extinguishment of debt	(16,630)	—
Change in value of derivative liabilities	(7,902)	—
Other	—	81
Total other income (expense), net	(41,350)	47

Net loss before taxes	(52,218)	(42,264
Provision for income tax	21	—
Net loss	$(52,239)	$(42,264
Net loss per common share, basic and diluted	$(0.48)	$(0.41
Weighted average common shares outstanding, basic and diluted	108,444	103,577

(1) Includes stock-based compensation as follows:

	Nine Months Ended September 30,
	2007	2006
Selling, general & administrative	$3,717	$3,098
Product development	187	214
Total	$3,904	$3,312

See accompanying notes

TASKER PRODUCTS CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(52,239)	$(42,264)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash items
Depreciation and amortization	838	1,430
Liquidated damages	—	156
Write-off of raw materials	129	582
Non cash consulting fees	83	—
Stock-based compensation	3,904	3,312
Impairment of goodwill and intangible assets	—	30,152
Allowance for uncollectible accounts receivable	67	19
Loss on equity investee and asset disposal	—	66
Noncash financing costs	7,364	24
Amortization of debt discount	6,520	—
Amortization of deferred financing costs	2,527	—
Noncash interest income on note receivable	(68)	(37)
Gain on settlement of vendor obligations	(55)	(63)
Loss on change in fair value of derivative liabilities	7,902	—
Loss on extinguishment of debt	16,630	—
Changes in operating assets and liabilities:
Accounts receivable	(246)	(204)
Inventories	(87)	36
Prepaid expenses and other current assets	83	(74)
Accounts payable	(389)	(558)
Other accrued liabilities	826	(263)
Net cash used in operating activities	(6,211)	(7,686)

Cash flows from investing activities:
Purchases of available-for-sale securities	—	(18,100)
Purchases of property and equipment and intangible assets	(96)	(121)
Proceeds from available-for-sale-securities	—	16,850
Payments for deposits and other	—	(3)
Net cash used in investing activities	(96)	(1,374)

Cash flows from financing activities:
Proceeds from private placements, net of issue costs	9,825	9,335
Deferred financing costs	(1,250)	(593)
Exercise of warrants /options	3	63
Repayments on notes payable	(609)	(706)
Net cash provided by financing activities	7,969	8,099
Net increase (decrease) in cash and cash equivalents	1,662	(961)
Cash and cash equivalents, beginning of period	932	1,037
Cash and cash equivalents, end of period	$2,594	$76

Supplemental disclosures of cash flow information:
Interest paid	$10	$32
Taxes paid	$21	—
Supplemental disclosures of non-cash investing and financing activities:
Fair value of warrants issued as private placement fees	$1,123	$593
Recognition of debt discounts related to warrants , beneficial conversion and derivative liabilities	$15,805	$—
Conversion of debt and accrued interest into long-term debt	$8,194	$—
Conversion of debt and accrued interest into common stock	$—	$194
Conversion of note payable and accounts payable into common stock	$116	$—

See accompanying notes

TASKER PRODUCTS CORP. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

Tasker Products Corp. (formerly known as Tasker Capital Corp.) was formed on May 13, 1996 and was in the development stage through December 31, 2005. The quarterly period ended March 31, 2006 is the first period during which Tasker Products Corp. is considered an operating company.

Tasker Products Corp. and its subsidiaries (collectively, the "Company") manufacture, distribute and market products using pHarlo technology, a process that enables copper sulfate, a compound with bacteriostatic properties, to remain active throughout a wide range of pH values. The Company currently markets the following: Unifresh Footbath, a grooming aid for dairy cows; Tasker Blue, an antimicrobial aid in the scalder (a stage in poultry processing designed to loosen feathers so that they can be picked and removed mechanically) and the post-feather picker process (the method used in chicken processing that receives chickens immediately after the scalder and mechanically removes feathers) sections of poultry processing; and Tasker Pacific Blue Seafood Wash, a product used in commercial and retail seafood processing to extend shelf life and reduce or eliminate odors.

The accompanying unaudited condensed consolidated financial statements of the Company as of September 30, 2007 and December 31, 2006 and for the nine month period ended September 30, 2007 and 2006 reflect all adjustments of a normal and recurring nature to present fairly the consolidated financial position, results of operations and cash flows for the interim periods. These unaudited condensed, consolidated financial statements have been prepared by the Company pursuant to Article 10 of Regulation S-X. Pursuant to Article 10, certain financial information and footnote disclosures normally included in such financial statements have been condensed or omitted.

These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto, together with management’s discussion and analysis or plan of operations, contained in Amendment No. 1 to the Company’s annual report on Form 10-K for the year ended December 31, 2006. The results of operations for the nine month period ended September 30, 2007 are not necessarily indicative of the results that may occur for the year ending December 31, 2007.

Certain prior period amounts have been reclassified to conform to the current year presentation.

2. Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 creates a single accounting and disclosure model for uncertain tax positions, provides guidance on the minimum threshold that a tax uncertainty is required to meet before it can be recognized in the financial statements and applies to all tax positions taken by a company, both those deemed to be routine as well as those for which there may be a high degree of uncertainty.

FIN 48 establishes a two-step approach for evaluating tax positions. The first step, recognition, occurs when a company concludes (based solely on the technical aspects of the tax matter) that a tax position is more likely than not to be sustained on examination by a taxing authority. The second step, measurement, is only considered after step one has been satisfied and measures any tax benefit at the largest amount that is deemed more likely than not to be realized upon ultimate settlement of the uncertainty. Tax positions that fail to qualify for initial recognition are recognized in the first subsequent interim period that they meet the more likely than not standard, when they are resolved through negotiation or litigation with the taxing authority or upon the expiration of the statute of limitations. Derecognition of a tax position previously recognized would occur when a company subsequently concludes that a tax position no longer meets the more likely than not threshold of being sustained. FIN 48 also significantly expands the financial statement disclosure requirements relating to uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows. During the quarter ended September 30, 2007, the Company recognized no adjustments for uncertain tax provisions.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other existing accounting pronouncements that require or permit fair value measurements, as the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. However, the application of this statement may change the Company’s current practice for fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact this statement will have on its financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected are recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact this statement will have on its financial position, results of operations and cash flows.

3. Liquidity

Going Concern

The Company has incurred losses in its operations in each quarter since it changed its business direction in late 2002. For the nine months ended September 30, 2007, the Company has incurred a net loss of approximately $52.2 million. The Company has not generated positive cash flow from operating activities for the nine months ended September 30, 2007 and 2006. The Company expects to continue to incur losses for at least the next six months. We anticipate operating expenses will increase as we attempt to build our brands, expand our customer base and develop new products. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability. If we are not able to achieve profitability, our results of operations and financial condition will be materially and adversely affected.

At September 30, 2007, the Company had a total of approximately $2,594,000 of cash and cash equivalents.

On September 28, 2007, the Company issued 6% Secured Convertible Promissory Notes (the “6% Notes”) to accredited investors in the aggregate principal amount of $11,643,624. The aggregate consideration of $11,643,624 was in the form of cash ($3,450,000), the conversion of notes issued by the Company between December 1, 2006 and April 23, 2007 (aggregate principal amount of $5,755,091 (the “First Bridge Notes”) and the accrued interest thereon of $374,645) and the conversion of notes issued by the Company on June 4, 2007 (aggregate principal amount of $2,000,000 (the “Second Bridge Notes”) and the accrued interest thereon of $63,888).

The Company believes that it will have adequate working capital to fund its operations during the next twelve months based upon:

•	The Company’s projections of future revenues from our products;

•	cash and cash equivalents as of September 30, 2007 including the $3.5 million received in September 2007 from the sale of its 6% Secured Convertible Promissory Notes;

•	an estimated $2.5 million expected to be received from the exercise of certain outstanding warrants; and

•	available cash from a proposed $3 million credit facility, which is currently being negotiated.

The Company can give no assurance that any outstanding warrants will be exercised or that it will obtain the $3 million credit facility.

The Company’s ability to continue to operate and grow its business is dependent upon obtaining the proposed credit facility and/or generating revenue growth from operations. While the Company has been in the process of aggressively developing, marketing and selling its products, there can be no assurances that those efforts will be met with success in the marketplace or that the timing of its efforts will be consistent with its cash availability and burn rate. If the Company does not obtain the contemplated credit facility and/or generate sufficient revenue growth from existing and new business arrangements, it will not have sufficient cash to support its continued operations and meet its obligations.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Registration Rights Agreements

Since the Company’s inception, the Company has funded operations and investing activities through the sale of common stock, warrants and convertible debt under several private placements. Requirements for liquidated damages under some of these private placements may have an impact on the Company’s future liquidity. To date, the Company has satisfied and/or received waivers for the provisions of a majority of the agreements that would have otherwise required the Company to pay liquidated damages.

At September 30, 2007, there was no derivative liability balance related to the April 2004 and July 2004 registration rights agreements, since the shares purchased under the April 2004 and July 2004 private placements could be sold under Rule 144(k) of the Securities Act of 1933. Conversely, as of September 30, 2007, we had recorded approximately $441,000, the full and maximum potential amount of the actual incurred liquidated damages associated with the April 2004 and the July 2004 registration rights agreements.

On April 26, 2006, the Company filed a registration statement registering resale of securities purchased in the September 2005 and January 2006 private placements. This registration statement was declared effective by the SEC on October 31, 2006. As it relates to the September 2005 private placement, the Company believes that it has used its best efforts to cause the registration statement to be declared effective and, therefore, pursuant to the terms of the September 2005 registration rights agreement, the Company believes that it is not currently liable for liquidated damages as a result of the registration statement not being declared effective by May 23, 2006. Should the rights holders dispute that the Company used its best efforts, and the Company either accedes to their assertion or is found to not have used its best efforts, the estimated maximum amount of liquidated damages for which the Company would be liable, assuming ineffectiveness from May 23, 2006 to October 31, 2006 and for illustration purposes only, from October 1, 2007 to the end of the period covered by the registration agreement is approximately $43,000.

As it relates to the January 2006 private placement, the Company, despite using its best efforts, failed to have the registration statement declared effective by the SEC on or before October 26, 2006. Consequently, as of December 31, 2006, the Company is required to issue to each holder of the January 2006 private placement, shares and warrants equal to one percent of the respective number of shares and warrants purchased by each holder or an aggregate of 133,359 shares of common stock and warrants to purchase 133,359 shares of common stock. As of September 30, 2007, the Company had not issued these shares and warrants.

As it relates to the September 2007 private placement, we are required to file a series of registration statements covering the resale of the shares of common stock underlying the 6% Notes and Warrants and the warrants issued to the placement agent in connection with the issuance of the First Bridge Notes, Second Bridge Notes and 6% Notes issued for cash. In the event we fail to file or cause these registration statements to become effective within specified time periods, we will be required to pay liquidated damages (except with respect to warrants issued to the placement agent) equal to 1% of the principal amount of the affected notes and the purchase price of the shares of common stock issued on conversion of these notes and exercise of related warrants for each 30-day delay in the effectiveness of such registration statement (or such lesser pro-rata amount for any period of less than 30 days).

4. Notes Receivable

On March 28, 2005, in connection with the 2005 acquisition of the pHarlo Assets, the Company issued to David Creasey, a principal of pHarlo Citrus Technologies and Indian River Labs, a loan of $625,000. This loan is secured by options and stock that Mr. Creasey holds in the Company. As of September 30, 2007, the balance of this loan is approximately $751,000 including accrued interest of approximately $126,000.

5. Goodwill and Other Intangible Assets

The net carrying values of goodwill and other intangible assets at September 30, 2007 were as follows (in thousands):

	Carrying Amount	Additions	Accumulated Amortization	Net Carrying Amount
Amortizable utility patents	$7,887	$25	$620	$7,292

Goodwill	$9,835	$—	$—	$9,835

The net carrying values of goodwill and other intangible assets at December 31, 2006 were as follows (in thousands):

	Gross Carrying Amount	Impairment Charges	Accumulated Amortization	Net Carrying Amount/ Adjusted Basis
Amortizable utility patents	$22,500	$12,239	$2,374	$7,887

Goodwill	$41,677	$31,842	$—	$9,835

The Company recorded amortization expense of approximately $621,000 related to the other intangible assets for the nine months ended September 30, 2007. The Company recorded amortization expense of $1.2 million related to the other intangible assets for the nine months ended September 30, 2006.

Future expected amortization expense of intangible assets for the remaining quarter of the current fiscal year and the subsequent fiscal years is as follows (in thousands):

2007	$208
2008	829
2009	829
2010	829
2011	829
2012	829
2013 and thereafter	2,939

6. Warrants and Stock Options

Warrants:

Outstanding warrants (excluding warrants issued for compensation subsequent to adoption of SFAS 123R included below under share-based payments) at September 30, 2007, were as follows:

•	Warrants to purchase 524,850 shares of common stock issued with notes payable in November 2002. The warrants have a five-year term and were issued with an exercise price of $2.00 per share.

•
Warrants to purchase 375,000 shares of common stock issued to pHarlo in connection with a license agreement in November 2002. The warrants have a five-year term and were issued with an exercise price of $0.25 per share.

•	Warrants to purchase 3,025,000 shares of common stock issued to consultants in November 2002. The warrants have a five-year term and were issued with an exercise price of $0.25 per share.

•	Warrants to purchase 400,000 shares of common stock issued to a consultant in May 2004. The warrants have a five-year term and were issued with an exercise price of $0.25 per share.

•
Warrants to purchase 562,500 shares of common stock issued to a placement agent in connection with the December 2004 private placement. The warrants have a five-year term and were issued with an exercise price of $2.00 per share.

•
Warrants to purchase 1,473,770 shares of common stock issued to investors in connection with the September 2005 private placement. The warrants have a five-year term and were issued with an exercise price of $1.00 per share.

•
Warrants to purchase 13,335,925 shares of common stock issued to investors in connection with the January 2006 private placement. The warrants have a five-year term and were issued with an exercise price of $1.00 per share.

•
Warrants to purchase 800,155 shares of common stock issued to a placement agent in connection with the January 2006 private placement. The warrants have a five-year term and were issued with an exercise price of $1.00 per share.

•
Warrants to purchase 34,972,728 shares of common stock issued to lenders in connection with the sale of the First Bridge Notes between December 1, 2006 and May 1, 2007. The warrants have a four-year term and were issued with an exercise price of $0.09 per share.

•
Warrants to purchase 8,682,894 shares of common stock issued to a placement agent in connection with the sale of the First Bridge Notes between December 1, 2006 and May 1, 2007. The warrants have a seven-year term and were issued with an exercise price of $0.0725 per share. On March 6, 2007, we issued 2,000,000 shares of our common stock to our placement agent pursuant to the cashless exercise of 2,983,051 of these warrants.

•
Warrants to purchase 1,000,000 shares of common stock issued to a lender in connection with the sale of the Second Bridge Notes on June 4, 2007. The warrants have a four-year term and were issued with an exercise price of $0.20 per share.

•
Warrants to purchase 2,020,202 shares of common stock issuable to a placement agent in connection with the sale of the Second Bridge Notes on June 4, 2007. The warrants have a seven-year term and contain a "cashless exercise" option.

•
Warrants to purchase 32,343,515 shares of our common stock issued to lenders in connection with the sale of the 6% Notes on September 28, 2007. The warrants have a four-year term and were issued with an exercise price of $0.15.

•
Warrants to purchase 3,136,364 shares of our common stock were issued to a placement agent in connection with the sale of the 6% Notes. The warrants have a seven- year term and were issued with an exercise price of $0.11 per share.

The following table summarizes the Company’s warrant activity (excluding warrants issued for compensation subsequent to adoption of SFAS 123R included below under share-based payments) for the quarter ended September 30, 2007:

	Number of warrants	Exercise Price per warrant	Weighted average exercise price per warrant share
Outstanding, January 1, 2007	33,812,133	$0.0725 - $2.00	$0.59
Granted	21,351,919	$0.0725 - $0.09	$0.09
Exercised	(2,983,051)	$0.0725	$0.07
Outstanding, March 31, 2007	52,181,001	$0.0725 - $2.00	$0.42
Granted	11,806,957	$0.0725 - $0.20	$0.10
Exercised	—	—	—
Outstanding, June 30, 2007	63,987,958	$0.0725 - $2.00	$0.34
Granted	35,479,879	$0.11 - $0.15	$0.15
Exercised	—	—	—
Outstanding, September 30, 2007	99,467,837	$0.0725 - $2.00	$0.28

The Warrants granted pursuant to the April 2004 Private Placement originally had exercise prices of $0.10 and $0.20. However, in accordance with the terms of the agreement and upon specified events the exercise prices of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005. All of the warrants issued in connection to the April 2004 Private Placement were exercised during 2006.

The Warrants granted pursuant to the July 2004 Private Placement originally had an exercise price of $0.25. However, in accordance with the terms of the agreement and upon specified events the exercise price of all warrants issued in this placement were modified to $0.05 per share in September 2004 and further modified to $0.01 per share in May 2005. All of the warrants issued in connection to the July 2004 Private Placement were exercised during 2006.

The Warrants granted pursuant to the September 2005 Private Placement originally had an exercise price of $3.00. In January 2006, in connection with an amendment to the agreement the exercise price of the warrants was reduced from $3.00 to $1.00 per share.

In September 2007 we modified the expiration period of certain warrants and recorded a compensation expense of approximately $84,000 related to this revaluation of these warrants.

As of September 30, 2007, the weighted average contractual life of warrants outstanding (excluding warrants issued for compensation subsequent to adoption of SFAS 123R included below under share-based payments) is approximately 3.9 years.

Share-based payments:

On January 1, 2006, the Company adopted the provisions of SFAS No. 123R “Share-Based Payment” using the modified prospective transition method. The total expense associated with non-plan warrant and stock option based employee compensation was approximately $3,904,000 and $3,312,000 for the nine months ended September 30, 2007 and 2006, respectively.

The aggregate intrinsic value in the tables below represent the total intrinsic value (the difference between the closing stock price on the last trading day of the quarter ended September 30, 2007 and the exercise price, multiplied by the number of in-the-money options and warrants) that holders would have received had all such holders exercised their options and warrants on September 30, 2007. This amount changes each reporting period based on changes in the fair market value of the Company’s common stock. Total intrinsic value of options exercised for the nine months ended September 30, 2007 was $1,000. Total intrinsic value of options exercised for the nine months ended September 30, 2006 was $217,000.

At September 30, 2007, future compensation cost related to non-vested stock options and warrants, less estimated forfeitures, is approximately $3,729,000 and will be recognized over an estimated weighted average period of 8.68 years.

A summary of stock option and warrants activity is as follows:

	Number of options and warrants	Weighted Average Exercise Price per option and warrant	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding, January 1, 2007	41,640,701	$0.40
Granted	21,138,333	$0.17
Cancelled/forfeited	(673,490)	$1.46
Outstanding, March 31, 2007	62,105,544	$0.25	8.47	$2,531,000
Granted	6,620,000	$0.18
Exercised	(10,000)	$0.25
Cancelled/forfeited	(1,000,000)	$0.40
Outstanding, June 30, 2007	67,715,544	$0.25	8.5	$3,454,000
Granted	2,120,000	$0.18
Exercised	—
Cancelled/forfeited	(1,889,334)	$1.19
Outstanding September 30, 2007	67,946,210	$0.21	8.7	$8,120,000

Options and warrants exercisable at September 30, 2007	44,138,145	$0.24	8.3	$5,067,000

The following table summarizes additional information about stock options and warrants granted during the nine months ended September 30:

	2007	2006
Weighted-average fair value of grants	$0.17	$0.65
Risk-free interest rate	4.19%-4.92%	4.63%-5.04%
Expected option term	4.0-6.1 years	6 years
Stock price volatility	130%-141%	132%-135%
Dividend yield	—	—

Outstanding stock options and warrants issued for compensation at September 30, 2007, were as follows:

•
Warrants to purchase 18,000,000 shares of common stock issued to our President and Chief Executive Officer on December 1, 2006, as part of his compensation. The warrants have a ten-year term and were issued with exercise prices ranging from $0.11 to $0.18 per share.

•
Warrants to purchase 3,030,000 shares of common stock issued to employees, directors and consultants on December 26, 2006, as part of their compensation. The warrants have a ten-year term and were issued with an exercise price of $0.14 per share.

•
Warrants to purchase 750,000 shares of common stock issued to a director on January 11, 2007, as part of his compensation. The warrants have a ten-year term and were issued with an exercise price of $0.15 per share.

•
Warrants to purchase 9,010,000 shares of common stock issued to employees, directors and consultants on February 5, 2007, as part of their compensation. The warrants have a ten-year term and were issued with an exercise price of $0.14 per share.

•
Warrants to purchase 870,000 shares of common stock issued to employees, directors and consultants on March 14, 2007, as part of their compensation. The warrants have a ten -year term and were issued with an exercise price of $0.19 per share.

•
Warrants to purchase 50,000 shares of common stock issued to a former consultant to settle a pending litigation matter on March 14, 2007. The warrants have a five -year term and were issued with an exercise price of $0.15 per share.

•
Warrants to purchase 10,125,000 shares of common stock issued to our Executive Chairman on March 14, 2007, as part of his compensation. The warrants have a ten-year term and were issued with exercise prices of $0.19 per share.

•
Warrants to purchase 200,000 shares of common stock issued to two consultants on April 13, 2007, as part of their compensation. The warrants have a ten-year term and were issued with exercise prices of $0.33 per share.

•
Warrants to purchase 1,420,000 shares of common stock issued to employees, directors and consultants on June 29, 2007, as part of their compensation. The warrants have a ten -year term and were issued with an exercise price of $0.20 per share.

•
Warrants to purchase 5,000,000 shares of common stock issued to the placement agent on June 29, 2007, as a fee for various consulting services provided. The warrants have a ten-year term and were issued with an exercise price of $0.19 per share.

•
Warrants to purchase 2,170,000 shares of common stock issued to employees, directors and consultants on September 19, 2007, as part of their compensation. The warrants have a ten-year term and were issued with an exercise price of $0.18 per share.

7. Net Loss Per Common Share

The following tables set forth the computation of basic and diluted net loss per common share for the nine months ended September 30, 2007 and 2006, respectively:

	Nine Months Ended September 30, (in thousands except per share data)
	2007	2006
Numerator for basic and diluted net loss per share:
Net loss	$(52,239)	$(42,264)

Denominator:
Denominator for basic and diluted net loss per share - weighted-average shares	108,444	103,577

Basic and diluted net loss per common share:	$(0.48)	$(0.41)

As of September 30, 2007, 17,672,148 compensatory options, 50,274,062 compensatory warrants, 35,972,728 non-compensatory warrants issued on connection with the First and Second Bridge Notes, 35,479,880 warrants issued in connection with the 6% Notes, 7,888,735 shares of common stock issuable upon the conversion of outstanding First Bridge Notes and 136,759,081 shares of common stock issuable upon the conversion of the 6% Notes were excluded from the computation of net loss per share because their effect would be anti-dilutive. As of September 30, 2006, 20,977,368 options and 21,497,200 warrants were excluded from the computation of net loss per share because the effect would be anti-dilutive.

8. Inventories

Inventories consisted of the following:

	September 30,	December 31,
	2007	2006
	(in thousands)
Raw Materials	$113	$89
Finished Goods	146	211
	$259	$300

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

9. Other Accrued Liabilities

Other accrued liabilities consisted of the following (in thousands):

	September 30, 2007	December 31, 2006
Accrued wages	$235	$90
Employee reimbursable expenses	60	—
Accrued interest	185	148
Liquidated damages	464	464
Accrued legal and accounting fees	224	240
Accrued consulting	258	198
Litigation settlement	—	423
Accrued purchases	71	99
Office lease termination	263	—
Deferred revenue	41	—
Other	1,001	847
	$2,802	$2,509

10. Notes Payable

November 2002 Notes Payable

During the year ended December 31, 2002, the Company completed a private placement offering for cash proceeds of $524,850. The Company issued 524,850 shares of common stock, issued warrants to purchase 524,850 shares of common stock at a price of $2.00 per share and issued 5% promissory notes with a face value of $524,325, to the investors. The principal amount and accrued interest are due on November 26, 2007.

	September 30, 2007	December 31, 2006
	(in thousands)
Notes payable, with interest at 5%, fair value	$524	$524
Less: Discount to record note at fair value	(224)	(224)
	300	300
Less: Note converted into equity	(50)	(50)
Amortization of discount to September 30, 2007 and December 31, 2006, respectively	224	217
	$474	$467

The fair value attributed to the notes is based upon the fair value of the underlying financial instruments. The discount resulting from recording the notes at fair value is being amortized using the effective interest method over the five-year term of the notes. As of September 30, 2007 and December 31, 2006 we have accrued interest related to these notes of approximately $115,000 and $97,000, respectively.

Note Payable to IRL

As partial consideration for the purchase of the pHarlo assets in 2005, Tasker issued a promissory note in the amount of $1,931,973 to Indian River Labs, LLC (“IRL”). The promissory note bears interest of 3.4% per annum and is payable in equal bi-weekly principal installments of $37,153, plus interest, through July 2007. On May 22, 2007 we issued 761,963 shares of our common stock, in lieu of cash for two installments of this note payable. This note was paid in full in July 2007.

The following schedule outlines the activity for this note through September 30, 2007 and December 31, 2006:

	September 30, 2007	December 31, 2006
	(in thousands)
Note payable, with interest at 3.4%, fair value	$1,932	$1,932
Principal repayments	(1,932)	(1,253)
	$—	$679

Short-Term Convertible Bridge Notes

Between December 1, 2006 and May 1, 2007 the Company issued 10% Convertible Promissory Notes (“First Bridge Notes”) and received cash in the amount of $6,295,091. The First Bridge Notes had maturities six months from issuance and had various maturity dates starting June 1, 2007, had interest at 10% per annum and were convertible into shares of common stock at a price of $0.0725 per share, including interest, or other securities pursuant to the terms of the First Bridge Notes. The related discounts and deferred financing fees were fully amortized through the maturity dates and interest continued to accrue at an annual interest rate of 10%.

As discussed below, First Bridge Notes in the aggregate principal amount of $6,193,625, as well as interest thereon, were exchanged for 6% Notes which are convertible into 85,429,310 shares of common stock at a conversion price of $0.0725 per share. As of September 30, 2007, First Bridge Notes in the aggregate principal and accrued interest amount of $576,795 had matured and remained outstanding, but no demand for payment has been made by the holders. These outstanding notes are convertible into 7,955,793 shares of common stock at a conversion price of $0.0725 per share. The Company is in discussions with the note holders of the remaining First Bridge Notes to convert these notes and accrued interest into new notes and/or equity.

In connection with the sale of the First Bridge Notes, the Company also issued to these investors four-year warrants with an exercise price of $0.09 per share. These warrants entitle the investors to purchase an aggregate of 34,972,728 shares of common stock, which number of shares is based on 50% of the principal amount of the notes purchased by the investor and divided by the per share exercise price of $0.09.

All of the proceeds of the First Bridge Notes were allocated to the warrants and embedded beneficial conversion feature. The combined discount was amortized as additional (noncash) interest expense with a corresponding increase to the First Bridge Notes over the six-month term of the notes using the effective interest method. For the nine months ended September 30, 2007, the Company had amortized $6,124,000 of the combined discount to interest expense.

In recording the First Bridge Notes, the Company first allocated the proceeds from the sale of the First Bridge Notes between the First Bridge Notes and the warrants based upon their relative fair values, resulting in the recognition of a discount of approximately $1,666,000. The value of the warrants was computed using the Black-Scholes option pricing model. Second, in accordance with EITF No. 00-27, “Application of Issue 98 - 5 to Certain Convertible Instruments” after allocating a portion of the First Bridge Note proceeds to the warrants, the Company calculated the value of the embedded beneficial conversion feature in the note by comparing the carrying value of the proceeds, net of the warrant discount, to the fair value of the shares issuable upon conversion of the debentures. If there is a beneficial conversion, it is recognized, as an additional discount to the extent of the remaining proceeds. The Company recognized an additional discount of $4,629,000 for the embedded beneficial conversion feature.

As compensation for its services as placement agent, Indigo Securities, LLC received cash in the amount of approximately $629,500 and seven-year warrants to purchase an aggregate of approximately 8,682,894 shares of the Company’s common stock at an exercise price of $0.0725 per share. These warrants contain a "cashless exercise" option. The total fee of $1,721,000, including the fair value of the warrants issued, has been recorded as deferred financing costs and is being amortized as additional (noncash) interest expense over the life of the notes using the effective interest method. On March 6, 2007, the Company issued 2,000,000 shares of its common stock to this placement agent pursuant to the cashless exercise of 2,983,051 of these warrants.

In June 2007, the Company received cash in the amount of $2,000,000 from one investor. In exchange for the cash received, the Company issued to the investor 10% Convertible Promissory Notes (the “Second Bridge Notes”), which were convertible into shares of common stock at a conversion price of the lower of $0.16 per share or 90% of the per share amount of a subsequent private placement or if such private placement was not completed by July 4, 2007, the lower of $0.16 per share or 80% of the per share amount of a subsequent private placement. In conjunction with these Second Bridge Notes, the Company issued to the investor four-year warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.20 per share. These warrants were valued at $155,000. The subsequent private placement was completed on September 28, 2007 with the issuance of the 6% Notes and the related warrants. Even though the Company did not complete the subsequent private placement before July 4, 2007, the Company did not issue to the holder of the Second Bridge Notes additional warrants and did not issue to such holder in exchange for the Second Bridge Note a 6% Note at a conversion price of 80% of the per share amount of the subsequent private placement but issued such 6% Note at a conversion price of 90% of the per share amount of the subsequent private placement. In exchange for these concessions by the investor, the Company issued to the investor a higher number of warrants in connection with this investor’s participation in the subsequent private placement as compared to warrants issued to other investors.

As compensation for its services as placement agent, Indigo Securities, LLC received cash in the amount of $200,000 and will receive seven-year warrants to purchase 2,020,202 shares of common stock at an exercise price of $0.099 valued at $214,000. The placement agent warrants also contain a “cashless exercise” option. Because the terms of the warrants issued may cause the potential number of shares issuable on conversion to be indeterminable (due to an anti-dilution provision in the event the Company does a subsequent financing), the conversion option and warrants are required to be recorded as derivative liabilities (See Note 14). At September 30, 2007 the investor and the placement agent warrants were valued at $263,000 and $568,000. As discussed below, Second Bridge Notes in the aggregate principal amount of $2,000,000, as well as interest thereon, were exchanged for 6% Notes. As of September 30, 2007, no Second Bridge Notes remained outstanding.

	September 30, 2007	December 31, 2006
	(in thousands)
Convertible Bridge Notes, with interest at 10%	$8,295	$1,920
Less: Discount to warrants and beneficial conversion features	(7,011)	(1,920)
	1,284	—
Amortization of discount to September 30, 2007	6,840	320
Less Convertible Bridge Notes converted into 6% Notes	(7,591)	—
	$533	$320

Long-term 6% Convertible Notes

On September 28, 2007, the Company issued 6% Secured Convertible Promissory Notes (the “6% Notes”) to accredited investors in the aggregate principal amount of $11,643,624. The aggregate consideration of $11,643,624 was in the form of cash of $3,450,000, convertible at $0.11 per share, the conversion of First Bridge Notes with an aggregate principal amount of $5,755,000, net of unamortized debt discount of $164,000 and the accrued interest thereon of $375,000 convertible at $0.0725 per share and the conversion of Second Bridge Notes with an aggregate principal amount of $2,000,000 and the accrued interest thereon of $64,000, convertible at $0.099 per share. The principal amount of the 6% Notes is due three years from the date of issuance, maturing on September 27, 2010. Interest is payable quarterly in cash or by issuance of new notes. Each investor of the 6% Notes received four-year warrants at an exercise price of $0.15 per share (the “Warrants”) to purchase shares of the Company common stock; the number of which is based on the form of consideration used to purchase the 6% Notes. The 6% Notes in the aggregate are convertible at conversion prices as noted above into approximately 136,759,081 shares of the Company common stock. The Warrants entitle the holders thereof to purchase an aggregate of approximately 32,343,515 shares of the Company common stock. The placement agent of the 6% Notes which were issued for cash consideration received, in the aggregate, a cash fee of approximately $345,000 and seven-year warrants to purchase an aggregate of approximately 3,136,364 shares of the Company common stock at an exercise price of $0.11 per share. Because the terms of the instruments cause the potential number of shares issuable on conversion to be indeterminable (due to an anti-dilution provision in the event the Company does a subsequent financing) which is not limited by the terms of the agreement, and the Company is unable to assure it will have sufficient available shares to issue upon conversion of all convertible instruments, the conversion option and warrants are required to be recorded as derivative liabilities (See Note 14). The initial amounts recorded for these derivative liabilities are approximately $8,351,000 for the warrants and approximately $35,049,000 for the conversion option, which result in a debt discount of $11,644,000, extinguishment of a derivative conversion liability related to the Second Bridge Notes of approximately $8,002,000, remaining unamortized deferred financing costs of approximately $63,000, resulting expenses recorded as a financing cost of approximately $7,364,000 and a loss on refinancing of existing debt of approximately $16,618,000. The net carrying amount of the 6% Notes at September 30, 2007 is $0.

	September 30, 2007	December 31, 2006
	(in thousands)
Convertible Bridge Notes, with interest at 6%	$11,644	$—
Less: Discount to warrants and beneficial conversion features	(11,644)	—
	$—	$—

11. Contractual Obligations and Commitments

The Company has the following off-balance sheet commitments as of September 30, 2007, which are comprised primarily of a research and development fee contract, consulting and employment contracts, vendor agreements, notes payable, as well as numerous operating leases.

	(in thousands)
	Payments Due by
	Period	Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Research & development (“R&D”) fees (1)	$—	$—	$—	$—	$—
Consulting agreements	112	84	28	—	—
Employment agreements (2)	862	501	361	—	—
Vendor agreements	34	34	—	—	—
Operating leases	866	365	501	—	—
Total	$1,874	$984	$890	$—	$—

(1)
On January 26, 2006, R&D fees payable under a Patent and Sub-License Agreement with pHarlo IP were amended so as to have no minimum amounts payable after 2006; however, they are capped at $2,000,000 for 2007, $4,000,000 for 2008, $8,000,000 for 2009 and $10,000,000 for 2010 and beyond. During the nine months ended September 30, 2007, we paid approximately $53,000 and accrued $34,000 R&D fees.

(2)
As of September 30, 2007 the estimated future minimum annual compensation under these employment agreements, for 2007, 2008 and 2009, 2010 and beyond is approximately $149,000, $464,000 and $212,000, and $37,000 respectively.

12. Related Party Transactions

Greg Osborn

In April 2007, the Company entered into an employment agreement with Greg Osborn in connection with his appointment as Executive Chairman, effective March 14, 2007. The agreement provides for, among other things, a term of up to 21 months, an annual salary of $60,000, an annual bonus at the discretion of the board, the grant of initial warrants for the purchase of 2,625,000 shares of common stock exercisable on a quarterly basis over the term of the agreement at an exercise price of $0.19 per share, the grant of additional warrants exercisable for 7,500,000 shares of common stock at an exercise price of $0.19 per share with vesting contingent upon achievement of contractually specified performance goals, severance payments and a cash payment of $20,000 per month for a period of nine months commencing when we reach profitability. Mr. Osborn is the Managing Partner of Indigo Ventures, LLC, an affiliate of Indigo Securities, LLC, the firm that served as the placement agent for the offerings of our First Bridge Notes, Second Bridge Notes and 6% Notes. Mr. Osborn is also a registered representative with Indigo Securities. In connection with its services as placement agent of the First Bridge Notes, Indigo Securities received a fee of $629,509 and seven-year warrants to purchase an aggregate of approximately 8,682,884 shares of our common stock at an exercise price of $0.0725 per share. In connection with its services as placement agent of the Second Bridge Notes, Indigo Securities received a fee of $200,000 and seven-year warrants to purchase an aggregate of 2,020,202 shares of our common stock at an exercise price of $0.099 per share. In connection with its services as placement agent of the 6% Notes that were issued for cash consideration, Indigo Securities received a fee of approximately $345,000 and seven-year warrants to purchase an aggregate of approximately 3,136,364 shares of our common stock at an exercise price of $0.11 per share. Indigo Securities is entitled to a placement agent’s fee with respect to any securities purchased in any subsequent offering by any investors introduced to us by the placement agent, if such subsequent offering is consummated any time within the twelve month period following the final closing of the offering of the 6% Notes. Warrants to purchase 5,000,000 shares of common stock issued to the placement agent on June 29, 2007, as a fee for various consulting services provided. The warrants have a ten-year term and were issued with an exercise price of $0.19 per share.

Wynn Starr

In 2004, the Company entered into an Exclusive Field of Use License Agreement and Product Sale Agreement with Wynn Starr Special Products, LLC. Under the terms of this agreement, as amended through January 23, 2007, the Company has granted Wynn Starr a worldwide right to market and distribute products used as post-harvesting processing aids for the poultry industry based on the pHarlo technology. In return for this license, Wynn Starr will purchase licensed products from the Company and will withhold up to 25% of the net sale price per gallon sold, based on different increments of achieved net sale prices. The amended agreement also includes other target performance criteria such that, if met by Wynn Starr, the Company will issue to Wynn Starr a warrant to purchase up to 1,300,000 shares of the Company’s common stock with an exercise price based upon the closing price of the Company’s common stock on January 23, 2007, the date of the amendment. As of September 30, 2007, the Company had paid $39,000 to Wynn Starr and had accrued $58,000 under this royalty arrangement. Steven B. Zavagli, a former member of the Company’s board of directors, is the founder, Chairman and the Chief Executive Officer of Wynn Starr and Wynn Starr’s ultimate parent company, Wynn Starr Flavors, Inc.

13. Segments — Enterprise Wide Disclosures

The Company owns several utility patents and patent applications that cover certain products applications that are marketed and sold by the Company. The Chief Operating Decision Maker (CODM) of the Company is the President and CEO. The operating results of each product application, other than for revenue, are not separately tracked or reported. Operating results by product application are not reviewed by the CODM because discrete financial information is not available. Consequently, as permitted by the provisions of SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information,” the Company has one reportable segment for financial statement purposes.

Revenue by Product

The Company’s revenue by product is as follows:

	Nine Months Ended September 30,
	2007	2006
	(in thousands)
Unifresh® Footbath	$897	$1,094
Tasker Blue Poultry Processing	841	23
Close Call™	—	172
Other	12	—
	$1,750	$1,289

Dependence on Certain Customers

The Company’s dependence on certain customers as a percentage of total revenue is as follows:

	Nine Months Ended September 30,
	2007	2006
Customer A	6%	32%
Customer B	3%	—%
Customer C	10%	18%
Customer D	34%	—%
Customer E	14%	—%

Accounts Receivable Concentration

	Nine Months Ended September 30,
	2007	2006
Customer A	4%	47%
Customer B	3%	5%
Customer C	9%	22%
Customer D	21%	—%
Customer E	38%	—%

14. Derivative Instruments

The Company has issued and outstanding financial instruments with embedded derivative features consisting of convertible debt and warrants. The Company analyzes these financial instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133 and Emerging Issues Task Force (“EITF”) Issue No. 00-19 to determine if these hybrid contracts have embedded derivatives that must be bifurcated. In addition, free standing warrants are accounted for as either equity or liabilities in accordance with the provisions of EITF Issue No. 00-19.

Under EITF 00-19, instruments that are issued when there are insufficient shares to satisfy their conversion are required to be recorded as derivative liabilities and are then required to be adjusted to fair value at each reporting period with changes in fair value being recorded in the statement of operations. Currently, the Company has available sufficient authorized and unissued shares of common stock to effect all possible conversions, however, because the conversion price of the Second Bridge Notes was based upon a formula, the number of shares which would ultimately be issued was indeterminable and the Company could not therefore be assured of having sufficient shares available in the future to satisfy all potential conversions. Additionally, the Company is no longer able to assert that it would not trigger anti-dilution provisions in other instruments related to subsequent financings which would cause us to be required to potentially issue more shares than we have available. Also as a result, other issuances subsequent to this transaction, such as the warrants issued with the Second Bridge Notes, are also required to be reported as derivative liabilities even though the number of such instruments is fixed. Although the Second Bridge Note was converted in the financing for the 6% Notes, the anti-dilution provision in other instruments, as well as the 6% Notes, is still outstanding, resulting in subsequent convertible issuances being required to be reported as derivative liabilities.

At the inception of the respective instruments the Company recorded a derivative liability. At each reporting period, the Company calculates the estimated fair value of the derivative liability and adjusts its carrying value to the estimated fair value. Changes in the estimated fair value of the derivative liabilities are recorded in the consolidated statement of operations. The change in the fair value of the derivative liabilities from issuance to September 30, 2007 was $7,902,000 due to the adjustment of derivatives associated with the Second Bridge Note which was marked to market prior to the extinguishment of the debt and the issuance of the 6% Notes. At September 30, 2007, the derivative liabilities totaled approximately $45,140,000.

Although generally accepted accounting principles required the Company to record derivative liabilities totaling $43.4 million with respect to the warrants issued in connection with the 6% Notes, as well as the embedded conversion feature of the 6% Notes, such amount does not represent the cash amounts the Company is required to pay in the future. The Company does not expect to pay more than $11.6 million with respect to the principal of the 6% Notes and $2.1 million with respect to the accrued interest due over the life of the 6% Notes. The cash amount to repay principal and interest of the 6% Notes may be reduced further if the holders of the 6% Notes elect to convert their Notes, prior to their maturity, into shares of common stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth estimates of the various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$356
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	12,750
Printing Expenses	2,975
Miscellaneous Expenses	3,919
Total	$70,000

Item 14.	Indemnification of Directors and Officers

The Registrant’s certificate of incorporation provides that:

The Registrant shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware and as further provided in the Registrant’s by-laws, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Registrant of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Registrant shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

The indemnification rights provided in the Registrant’s certificate of incorporation (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Registrant may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Registrant or other persons serving the Registrant and such rights may be equivalent to, or greater or less than, those set forth in the Registrant’s certificate of incorporation.

Item 15.	Recent Sales of Unregistered Securities

Since April 26, 2003, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

In June 2003, the Registrant issued to several accredited investors 660,000 shares of the Registrant’s common stock for an aggregate purchase price of $165,000. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act of 1933 (the “Securities Act”).

In July 2003, the Registrant issued to several accredited investors 1,383,940 shares of the Registrant’s common stock for an aggregate purchase price of $352,235. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act.

On September 15, 2003, the Registrant issued to an accredited investor 155,000 shares of the Registrant’s common stock in consideration for the cancellation of an aggregate amount of debt that was due and owing of $123,105. These securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act.

On January 10, 2004, the Registrant entered into a Consulting agreement with Thomas Brazil to provide advisory services with respect to global strategic planning in connection with the marketing and sale of the Registrant’s products. Under the terms of the agreement, the Registrant issued Mr. Brazil 250,000 shares of the Registrant’s common stock. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

On January 20, 2004, the Registrant entered into a Consulting agreement with Stuart McPherson to provide advisory services with respect to conducting market research in Canadian markets in connection with the marketing and sale of the Registrant’s products. Under the terms of the agreement, the Registrant issued Mr. McPherson 1,150,000 shares of the Registrant’s common stock. The agreement terminated on September 30, 2004. These securities were issued in a transaction exempt from registration by reason of Section 4(2) of the Securities Act.

In April 2004, the Registrant sold $800,000 of 7% convertible debentures, convertible into common shares at $0.05 per share; warrants to purchase 8,000,000 shares at $0.10 per share (subsequently modified to $0.05 per share), which expire five years from the date of issuance and 8,000,0000 shares of common stock at $0.20 per share (subsequently modified to $0.05 per share). These securities were issued to accredited investors pursuant to Rule 506 of Regulation D as promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

In July 2004, the Registrant completed a private placement of $1,647,674 worth of convertible debentures, which were convertible into 8,238,370 common shares at $0.20 per share, and warrants to purchase 3,461,500 of its common shares at $0.25 per share (subsequently modified to $0.05 per share), which expire five years from the date of issuance. These securities were issued to accredited investors pursuant to Rule 506 of regulation D as promulgated under the Securities Act and/or Section 4(2) of the Securities Act.

On December 27, 2004, the Registrant entered into an agreement with Avanti HR Placement & Consulting, Inc. to provide various human resource functions, including the recruitment of personnel and development of policies and procedures. Under the terms of the agreement, the Registrant shall pay a minimum of $2,000 per month. The Registrant also issued 50,000 stock options vesting over two years at an exercise price of $2.01. The agreement terminates on November 30, 2006. This transaction is exempt from registration by reason of Section 4(2) of the Securities Act.

On December 29, 2004, the Registrant closed a transaction pursuant to a Securities Purchase Agreement dated as of December 23, 2004 with several accredited investors pursuant to which those accredited investors purchased 9,406,250 shares of the Registrant’s common stock for an aggregate purchase price of $15,050,000. Emerging Growth Equities Ltd. as placement agent received a cash payment of 6% and a warrant to purchase 562,500 shares exercisable at $2.00 per common share. The warrant is exercisable for three years. The aforementioned securities were issued by the Registrant pursuant to Rule 506 of Regulation D as promulgated under the Securities Act, as amended, and/or Section 4(2) of the Act. A Form S-2/A was filed with the Securities and Exchange Commission on February 10, 2005 (file number 333-122383) to register these shares for resale.

In connection with our purchase of assets on July 15, 2005 from Indian River Labs, LLC (“IRL”), pHarlo Citrus Technologies, Inc. (“PCTI”), pHarlo Citrus Properties Partnership, LLLP (“PCPP”) and Coast to Coast Laboratories, LLC (“C2C” and together with IRL, PCTI and PCPP, the “Selling Entities”), the Registrant issued 18,792,388 shares of its common stock to the Selling Entities (the “Consideration Shares”) and were obligated to issue an additional 200,000 shares of our common stock (the “Additional Shares”) to a third party designated by PCTI in connection with certain claims against the assets of PCTI. The Additional Shares were issued to White Sales and Marketing Inc. (“WSMI”) on July 21, 2005 pursuant to a Settlement and Registration Rights Agreement dated the same date (the “Settlement Agreement”). The Consideration Shares and the Additional Shares were issued in transactions exempt from registration under the Securities Act, by reason of Section 4(2) and/or Regulation D of the Securities Act. Pursuant to the terms of the Purchase Agreement and the Settlement Agreement, the Registrant was able to rely upon the representations and warranties provided by the Sellers and WSMI contained therein in connection with the issuance of the Consideration Shares and the Additional Shares without registration.

On September 21, 2005, the Registrant entered into a Securities Purchase Agreement with several accredited investors pursuant to which the Registrant sold 2,947,545 shares of its common stock at a purchase price of $2.20 per share together with warrants exercisable for 1,473,769 shares of its common stock at an exercise price of $3.00 per share. The gross proceeds to the Registrant at the closing from the sale of common stock, exclusive of the exercise price of the warrants, were $6,484,599. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, the Registrant was able to rely upon the representations and warranties provided by the investors contained therein in connection with the issuance of the aforementioned securities without registration.

On January 26, 2006, the Registrant entered into a Securities Purchase Agreement with several accredited investors pursuant to which the Registrant sold 13,335,925 units, each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock at an exercise price of $1.00 per share for $0.70 per unit. The gross proceeds to us at the closing of this private placement, exclusive of the exercise price of the warrants, were $9,335,151. Emerging Growth Equities, Ltd. served as placement agent for the transaction. As compensation for serving as placement agent, Emerging Growth Equities, Ltd. received a cash payment equal to 6% of the gross proceeds from the private placement, and also received a warrant exercisable for shares of common stock in an amount equal to 6% of the gross proceeds from the sale of the shares and warrants divided by $0.70. The warrant to Emerging Growth Equities has an exercise price of $1.00 and is exercisable immediately for a term of five years. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) and/or Rule 506 of Regulation D of the Securities Act. Pursuant to the terms of the Securities Purchase Agreement, the Registrant was able to rely upon the representations and warranties provided by the investors contained therein in connection with the issuance of the aforementioned securities without registration.

Between December 1, 2006 and May 1, 2007, the Registrant issued 10% Convertible Promissory Notes (the “First Bridge Notes”) to accredited investors in the aggregate principal amount of $6,295,091. The First Bridge Notes were convertible into an aggregate of 86,828,841 shares of common stock at a conversion price of $0.0725 per share. As an inducement for the investors to purchase the First Bridge Notes, the Registrant issued to these investors four-year warrants, which entitle them to purchase an aggregate of 34,972,728 shares of common stock. As compensation for its services as placement agent, Indigo Securities, LLC received cash in the amount of approximately $629,500 and seven-year warrants to purchase an aggregate of 8,682,894 shares of common stock at an exercise price of $0.0725 per share. The placement agent warrants contain a “cashless exercise” option. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) of the Securities Act.

On March 6, 2007, the Registrant issued 2,000,000 shares of common stock to Indigo Securities, LLC pursuant to the cashless exercise of warrants to purchase 2,983,051 of common stock, which warrants were issued to the placement agent pursuant to the immediately prior paragraph. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 3(a)(9) of the Securities Act.

On June 4, 2007, the Registrant issued 10% Convertible Promissory Notes (the “Second Bridge Notes”) to one accredited investor in the aggregate principal amount of $2,000,000. The Second Bridge Notes were convertible into shares of common stock at a conversion price of the lower of $0.16 per share or 90% of the per share amount of a subsequent financing or if such subsequent financing had not been completed by July 4, 2007, the lower of $0.16 per share or 80% of the per share amount of a subsequent financing. As an inducement for the investor to purchase the Second Bridge Notes, the Registrant issued to this investor four-year warrants, which entitle it to purchase an aggregate of 1,000,000 shares of common stock. As compensation of its services as placement agent, Indigo Securities, LLC received cash in the amount of $200,000 and seven-year warrants to purchase an aggregate of 2,020,202 shares of common stock at an exercise price of $0.099 per share. The placement agent warrants also contain a “cashless exercise” option. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) of the Securities Act.

On September 28, 2007, November 29, 2007 and December 14, 2007, the Registrant issued 6% Secured Convertible Promissory Notes (the “6% Notes”) to accredited investors in the aggregate principal amount of $12,654,597. The aggregate consideration of $12,654,597 was in the form of cash ($3,950,000), the conversion of the First Bridge Notes issued by the Registrant between December 1, 2006 and April 23, 2007 (aggregate principal amount of $6,225,091 and the accrued interest thereon of $415,617) and the conversion of the Second Bridge Notes (aggregate principal amount of $2,000,000 and the accrued interest thereon of $63,889). The 6% Notes mature on September 27, 2010. Each investor of the 6% Notes also received four-year warrants (the “Warrants”) to purchase a certain number of shares of the Registrant’s common stock with such number based on the form of consideration used to purchase the 6% Notes. As compensation for its services, the placement agent of the 6% Notes, which were issued for cash in the aggregate principal amount of $3,950,000, received an aggregate cash fee of $395,000 and seven-year warrants to purchase 3,590,909 shares of the Registrant’s common stock. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) of the Securities Act.

As of December 20, 2007, the Registrant issued 6% Secured Convertible Promissory Notes due December 2010 (the “December 6% Notes”) in an aggregate principal amount of $2,032,546 (convertible into 22,583,844 shares of our common stock at an initial conversion price of $0.09 per share) and warrants to purchase an aggregate of 2,710,061 shares of the Registrant’s common stock at an exercise price of $0.15 per share (the “December Warrants”). The Registrant issued these securities in connection with its solicitation of the exercise of warrants to purchase common stock at an exercise price of $0.09 per share (the “Tender Offer”). The gross proceeds from the warrant exercise (approximately $2.0 million) were released from escrow on December 31, 2007. The placement agent received a cash fee of $203,254 and seven-year warrants to purchase 2,258,382 shares of our common stock in connection with the Tender Offer. The aforementioned securities were issued by the Registrant in transactions exempt from the registration requirements under the Securities Act, by reason of Section 4(2) of the Securities Act.

On April 16, 2007, the Registrant issued 334,067 shares of common stock to a vendor in lieu of cash payment for services previously provided to the Registrant. On May 22, 2007, the Registrant issued 761,963 shares of common stock in lieu of cash payment on two installments of a note payable. The April 16 and May 22, 2007 issuances of shares of common stock were not registered under the Securities Act because such issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as they were transactions by an issuer that did not involve a public offering of securities.

Stock Option Grants

•
On December 29, 2003, the Registrant issued ten-year stock options to purchase an aggregate of 900,000 shares of common stock, at an exercise price of $0.25 per share, to one executive officer (who was also a director) and two non-employee directors of the Registrant.

•
On March 31, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,000,000 shares of common stock, at an exercise price of $0.25 per share, to two executive officers (who were also directors) of the Registrant.

•
On May 11, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,000,000 shares of common stock, at an exercise price of $0.25 per share, to two executive officers (who were also directors) of the Registrant.

•
On May 31, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,000,000 shares of common stock, at an exercise price of $0.25 per share, to one non-executive employee and one non-employee director of the Registrant.

•	On July 1, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 1,000,000 shares of common stock, at an exercise price of $0.25 per share, to consultants of the Registrant.

•
On July 16, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $0.25 per share, to one non-employee director of the Registrant.

•
On August 25, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,100,000 shares of common stock, at an exercise price of $0.25 per share, to one non-executive employee and two executive officers (who were also directors) of the Registrant.

•
On August 26, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $0.25 per share, to one non-executive employee of the Registrant.

•
On November 1, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 1,000,000 shares of common stock, at an exercise price of $0.67 per share, to one non-executive employee of the Registrant.

•
On November 15, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 2,000,000 shares of common stock, at an exercise price of $1.45 per share, to one non-executive employee and one executive officer of the Registrant.

•
On November 23, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 400,000 shares of common stock, at an exercise price of $1.75 per share, to one non-executive employee of the Registrant.

•
On December 17, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $2.05 per share, to one non-employee director of the Registrant.

•
On December 27, 2004, the Registrant issued ten-year stock options to purchase an aggregate of 50,000 shares of common stock, at an exercise price of $2.01 per share, to one non-executive employee and one consultant of the Registrant.

•
On January 3, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 1,000,000 shares of common stock, at an exercise price of $1.62 per share, to one consultant of the Registrant.

•
On February 1, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $1.50 per share, to one non-executive employee of the Registrant.

•
On February 11, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 800,000 shares of common stock, at an exercise price of $2.20 per share, to six non-executive employees of the Registrant.

•
On February 18, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $4.00 per share, to one non-executive employee of the Registrant.

•
On March 5, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 20,000 shares of common stock, at an exercise price of $4.70 per share, to one non-executive employee of the Registrant.

•
On April 1, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $3.05 per share, to one non-executive employee of the Registrant.

•
On April 4, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 124,999 shares of common stock, at an exercise price of $2.74 per share, to two non-executive employees of the Registrant.

•
On April 11, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $3.14 per share, to one non-executive employee of the Registrant.

•
On June 1, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 25,000 shares of common stock, at an exercise price of $3.32 per share, to one non-executive employee of the Registrant.

•
On June 21, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 15,000 shares of common stock, at an exercise price of $2.70 per share, to one non-executive employee of the Registrant.

•
On August 5, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 100,000 shares of common stock, at an exercise price of $2.93 per share, to one non-employee director of the Registrant.

•
On September 1, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 300,000 shares of common stock, at an exercise price of $2.75 per share, to one consultant of the Registrant.

•
On October 7, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 600,000 shares of common stock, at an exercise price of $2.47 per share, to two non-executive employees of the Registrant.

•
On November 16, 2005, the Registrant issued ten-year stock options to purchase an aggregate of 300,000 shares of common stock, at an exercise price of $1.50 per share, to one non-employee director of the Registrant.

•
On January 25, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 4,450,000 shares of common stock, at an exercise price of $1.00 per share, to three non-employee directors of the Registrant.

•
On February 3, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 1,050,000 shares of common stock, at an exercise price of $1.00 per share, to one non-executive employee, one executive officer and one non-employee director of the Registrant.

•	On March 3, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 125,000 shares of common stock, at an exercise price of $1.00 per share, to one consultant of the Registrant.

•
On March 5, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 20,000 shares of common stock, at an exercise price of $1.00 per share, to one non-executive employee of the Registrant.

•
On May 11, 2006, the Registrant issued ten-year stock options to purchase an aggregate of 530,000 shares of common stock, at an exercise price of $1.00 per share, to six non-executive employees and one non-employee director of the Registrant.

•
On February 16, 2007, the Registrant issued stock options to purchase an aggregate of 333,333 shares of common stock, at an exercise price of $0.40 per share, with a contract term of ninety days and immediate vesting, as a settlement to a former employee.

The grants of stock options were not registered under the Securities Act because such grants were exempt from registration pursuant to Section 4(2) of the Securities Act, as they were transactions by an issuer that did not involve a public offering of securities.

Warrant Grants

•
Warrants to purchase 3,030,000 shares of common stock issued to employers, directors, and consultants on December 26, 2006, as part of their compensation. The warrants have a ten-year term and were issued with an exercise price of $0.14 per share.

•
Warrants to purchase 18,000,000 shares of common stock issued to our President and CEO on December 26, 2006, as part of his compensation. The warrants have a ten-year term and were issued with an exercise price ranging from $0.11 to $0.18 per share.

•
Warrants to purchase 750,000 shares of common stock issued to a director on January 11, 2007, as part of his compensation. The warrants have a ten-year term and were issued with an exercise price of $0.15 per share.

•
Warrants to purchase 9,010,000 shares of common stock issued to employees, directors and consultants on February 5, 2007, as part of their compensation. The warrants have a ten-year term and were issued with an exercise price of $0.14 per share.

•
Warrants to purchase 870,000 shares of common stock issued to employees, directors and consultants on March 14, 2007, as part of their compensation. The warrants have a ten -year term and were issued with an exercise price of $0.19 per share.

•
Warrants to purchase 50,000 shares of common stock issued to a former consultant to settle a pending litigation matter on March 14, 2007. The warrants have a five -year term and were issued with an exercise price of $0.15 per share.

•
Warrants to purchase 10,125,000 shares of common stock issued to our Executive Chairman on March 14, 2007, as part of his compensation. The warrants have a ten-year term and were issued with exercise prices of $0.19 per share.

•
Warrants to purchase 1,000,000 shares of common stock issued to lenders in connection with the sale of the Second Bridge Notes on June 4, 2007. The warrants have a four-year term and were issued with an exercise price of $0.20 per share.

•
Warrants to purchase 2,020,202 shares of common stock issued to the placement agent in connection with the sale of the Second Bridge Notes on June 4, 2007. The warrants have a seven- year term and were issued with an exercise price of $0.099 per share.

•
Warrants to purchase 200,000 shares of common stock issued to consultants on April 13, 2007, as part of their compensation. The warrants have a ten-year term and were issued with an exercise price of $0.33 per share.

•
Warrants to purchase 1,420,000 shares of common stock issued to employees, directors and consultants on June 29, 2007, as part of their compensation. The warrants have a ten -year term and were issued with an exercise price of $0.20 per share.

•
Warrants to purchase 5,000,000 shares of common stock issued to the placement agent on June 29, 2007, as a fee for various consulting services. The warrants have a ten-year term and were issued with an exercise price of $0.19 per share.

•
Warrants to purchase 2,170,000 shares of common stock issued to employees, directors and consultants on September 19, 2007, as part of their compensation. The warrants have a ten-year term and were issued with an exercise price of $0.18 per share.

•
Warrants to purchase 1,100,000 shares of common stock issued to employees, on November 8, 2007, as part of their compensation. The warrants have a ten-year term and were issued with an exercise price of $0.26 per share.

•
Warrants to purchase 1,750,000 shares of common stock issued to consultant, on November 8, 2007, as part of their compensation. The warrants have a four-year term and was issued with an exercise price of $0.001 per share.

The issuances of warrants were not registered under the Securities Act because such issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as they were transactions by an issuer that did not involve a public offering of securities.

Item 16.	Exhibits and Financial Statement Schedules

(a)	The following is a list of Exhibits filed herewith as part of the registration statement:

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1
Asset Purchase Agreement by and among the Registrant and Tasker Products IP Holdings Corp. (as “Buyers”) and Indian River Labs, L.L.C., pHarlo Citrus Technologies, Inc., pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (as “Sellers”) dated July 15, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on July 21, 2005)

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit B to the Registrant’s definitive Proxy Statement on Form S-8 filed May 29, 2007)

3.2	By-Laws of the Registrant (incorporated by reference to Exhibit B to the Registrant’s definitive Proxy Statement on Form S-8 filed May 29, 2007)

4.1	Cummins Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 21, 2005)

4.2	Creasey Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on July 21, 2005)

4.3	Dickinson Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on July 21, 2005)

4.4	Smith Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on July 21, 2005)

4.5	Form of Warrant from the September 2005 Private Placement (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 8-K filed on September 26, 2005)

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP

10.1	April 5, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.2	April 5, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.3	May 11, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.4	May 11, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.5	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Barbara Longchamp (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.6	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Gordon Davis (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.7	August 25, 2004 Employee Non-Statutory Stock Option Agreement with Robert Appleby (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.8	August 25, 2004 Employee Non-Statutory Stock Option Agreement with James Burns (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.9	January 1, 2005 Executive Employment Agreement with Robert P. Appleby (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.10	January 1, 2005 Executive Employment Agreement with James Burns (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.11	November 1, 2004 Executive Employment Agreement with Dennis Smithyman (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.12	November 15, 2004 Executive Employment Agreement with James Collins (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.13	November 15, 2004 Executive Employment Agreement with Robert D. Jenkins (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.14
Securities Purchase Agreement dated as of April 30, 2004, Registration Rights Agreement dated as of April 30, 2004, Form of Common Stock Purchase Warrant and Form of 7% Convertible Debenture for the April 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on May 5, 2004)

10.15
Securities Purchase Agreement dated as of July 21, 2004, Registration Rights Agreement dated as of July 21, 2004, Form of Common Stock Purchase Warrant and Form of Convertible Debenture for the July 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on July 22, 2004)

10.16
Securities Purchase Agreement dated as of December 23, 2004, Registration Rights Agreement dated as of December 23, 2004, and Warrant issued to Emerging Growth Equities, Ltd. for the December 2004 private placement (Equity financing that closed on 12/29/04) (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Registrant’s Form 8-K filed on January 5, 2005)

10.17
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 20, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.18
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 16, 2004 (incorporated by reference to Exhibit 10.18 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.19
Exclusive Field of Use License Agreement & Product Sale Agreement between Wynn Starr Special Products LLC and the Registrant, dated September 16, 2004 (incorporated by reference to Exhibit 10.19 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.20	Promissory Note From pHarlo Citrus Technologies dated November 28, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant’s Form 10-KSB filed on April 15, 2005).

10.21	Promissory Note From pHarlo Citrus Technologies dated November 12, 2004 (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.22	Promissory Note From pHarlo Citrus Properties Partnership LLLP dated December 15, 2004 (incorporated by reference to Exhibit 10.22 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.23	Promissory Note From pHarlo Citrus Properties Partnership LLLP dated December 30, 2004 (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.24	January 10, 2004 Consulting Agreement with Thomas Brazil (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.25	January 20, 2004 Consulting Agreement with Stuart McPherson (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.26	May, 2004 Consulting Agreement with Arthur Bergeron (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.27	August, 2004 Consulting Agreement with Wall Street Investor Relations (incorporated by reference to Exhibit 10.27 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.28	December 7, 2004 Settlement Agreement with Richard J. Kirby (incorporated by reference to Exhibit 10.28 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.29	December 27, 2004 Consulting Agreement with Avanti HR Placement & Consulting (incorporated by reference to Exhibit 10.29 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.30	Promissory Note From Barry Cummins, dated January 10, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.31	Promissory Note From David Creasey, dated January 3, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.32	Promissory Note From David Creasey, dated March 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.33	Promissory Note From David Dickinson, dated January 10, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant’s Form 10-QSB filed on May 16, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.34	Promissory Note From David Dickinson, dated March 4, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.35
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated January 20, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.36
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated February 15, 2005 (incorporated by reference to Exhibit 10.36 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.37
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 7, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.38
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 31, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.39	Loan Agreement by and between Coast to Coast LLC and Tasker Products Corp., dated March 3, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.40	Promissory Note by David Creasey to Tasker Products Corp., dated March 28, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.41
February 3, 2005 sale of promissory note by Philip Georgas to the Registrant in the sum of $49,950 plus interest and services for 32,272 restricted common shares at United States $1.65 share (incorporated by reference to Exhibit 10.41 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.42	Employment agreement between the Registrant and Mr. Richard Weiner dated April 12, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.43
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.43 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.44
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and James Burns (incorporated by reference to Exhibit 10.44 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.45
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and Robert D. Jenkins (incorporated by reference to Exhibit 10.45 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.46
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated April 20, 2005 (incorporated by reference to Exhibit 10.46 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.47
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated May 19, 2005 (incorporated by reference to Exhibit 10.47 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.48
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated June 14, 2005 (incorporated by reference to Exhibit 10.48 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.49
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated July 6, 2005 (incorporated by reference to Exhibit 10.49 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.50
Loan Agreement by and between Coast to Coast Laboratories LLC and the Registrant, dated May 25, 2005 (incorporated by reference to Exhibit 10.50 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.51
Loan Agreement by and between Coast to Coast Laboratories LLC and the Registrant, dated June 29, 2005 (incorporated by reference to Exhibit 10.51 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.52	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated May 11, 2005 (incorporated by reference to Exhibit 10.52 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.53	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated May 27, 2005 (incorporated by reference to Exhibit 10.53 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.54	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 2, 2005 (incorporated by reference to Exhibit 10.54 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.55	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 14, 2005 (incorporated by reference to Exhibit 10.55 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.56	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 27, 2005 (incorporated by reference to Exhibit 10.56 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.57	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated July 12, 2005 (incorporated by reference to Exhibit 10.57 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.58	Loan Agreement by and between Indian River Labs and the Registrant, dated June 29, 2005 (incorporated by reference to Exhibit 10.58 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.59
Stock Purchase Agreement between Electric Aquagenics Unlimited, Inc. and the Registrant, dated April 22, 2005 (incorporated by reference to Exhibit 10.59 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.60
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.60 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.61
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between the Registrant and James Burns (incorporated by reference to Exhibit 10.61 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.62
Patent Technology Sublicense Agreement made as of July 15, 2005 by and among pHarlo IP, LLC, the Registrant and Tasker Products IP Holdings Corp. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2005)

10.63	Promissory note executed by the Registrant to Indian River Labs, L.L.C. dated July 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 21, 2005)

10.64
Securities Purchase Agreement, dated as of September 21, 2005, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.01 to the Registrant’s Form 8-K filed on September 26, 2005)

10.65
Registration Rights Agreement, dated as of September 21, 2005, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.02 to the Registrant’s Form 8-K filed on September 26, 2005)

10.66
Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement by and between the Registrant, Wynn Starr Special Products, LLC, Pharlo Citrus Technologies, Inc., and Indian River Labs, LLC, retroactively effective to March 18, 2005 (incorporated by reference to Exhibit 10.66 to the Registrant’s Form 10-QSB filed on November 14, 2005).

10.67
Settlement Agreement and General Lease, dated December 23, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.67 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.68
Securities Purchase Agreement, dated as of January 26, 2006, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.68 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.69
Registration Rights Agreement, dated as of January 26, 2006, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.69 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.70
Employment Agreement, dated as of February 2, 2006, between the Registrant and Richard D. Falcone (incorporated by reference to Exhibit 10.70 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.71
Consultant Agreement, dated as of February 2, 2006, between the Registrant and Gordon Davis (incorporated by reference to Exhibit 10.71 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.72
Employment Agreement, dated as of February 13, 2006, between the Registrant and Stathis Kouninis (incorporated by reference to Exhibit 10.72 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.73
Separation Agreement and General Release, dated as of February 8, 2006, between the Registrant and Robert D. Jenkins (incorporated by reference to Exhibit 10.73 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.74	Termination Agreement, dated as of August 1, 2006, between the Registrant and James Burns (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on August 14, 2006)

10.75	2006 Stock Plan (incorporated by reference to Annex B to the Registrant’s amended definitive proxy statement filed on May 12, 2006)

10.76
Second Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement, by and between the Registrant, Wynn Starr Special Products LLC, Pharlo Citrus Technologies, Inc., and Pharlo IP, LLC f/k/a Indian River Labs LLC, dated as of October 20, 2006 (incorporated by reference to Exhibit 10.76 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.77	Agreement, dated as of December 14, 2006, between the Registrant and R Falcone (incorporated by reference to Exhibit 10.78 to the Registrant’s Form 10-K filed on April 2, 2007)

10.78	Employment Agreement, dated as of December 12, 2006, between the Registrant and Lanny Dacus (incorporated by reference to Exhibit 10.79 to the Registrant’s Form 10-K filed on April 2, 2007)

10.79
Settlement Agreement and General Release, dated as of February 16, 2007, between the Registrant and James Collins (incorporated by reference to Exhibit 10.80 to the Registrant’s Form 10-K filed on April 2, 2007)

10.80	Form of 10% Secured Convertible Bridge Note (incorporated by reference to Exhibit 10.81 to the Registrant’s Form 10-K filed on April 2, 2007)

10.81	Form of Warrant between Registrant and Purchasers of 10% Secured Convertible Bridge Notes (incorporated by reference to Exhibit 10.82 to the Registrant’s Form 10-K filed on April 2, 2007)

10.82	Form of Warrant between Registrant and Placement Agent of the 10% Secured Convertible Bridge Notes (incorporated by reference to Exhibit 10.83 to the Registrant’s Form 10-K filed on April 2, 2007)

10.83
Amendment No. 3 dated January 19, 2007, to Exclusive Field of Use License Agreement and Product Sale Agreement dated September 16, 2004 between the Company, Pharlo Citrus Technologies and Indian River Labs, LLC. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on August 14, 2007)

10.84
Form of 6% Secured Convertible Promissory Note due September 27, 2010 (incorporated by reference to Exhibit 10.84 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549 filed on November 5, 2007)

10.85
Form of Warrant between Registrant and Purchasers of the 6% Secured Convertible Promissory Notes due September 27, 2010 (incorporated by reference to Exhibit 10.85 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549 filed on November 5, 2007)

10.86
Form of Warrant between Registrant and Placement Agent of the 6% Secured Convertible Promissory Notes (incorporated by reference to Exhibit 10.86 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549 filed on November 5, 2007)

10.87
Form of 6% Secured Convertible Promissory Note due December 20, 2010 (incorporated by reference to Exhibit 99(d)(2) to the Registrant’s Tender Offer Statement on Schedule TO (File No. 005-78706 filed on November 21, 2007)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.88
Form of Warrant issued to Purchasers of the 6% Secured Convertible Promissory Notes due December 20, 2010 (incorporated by reference to Exhibit 99(d)(3) to the Registrant’s Tender Offer Statement on Schedule TO (File No. 005-78706 filed on November 21, 2007)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 30, 2005)

23.1	Consent of Rothstein, Kass & Company, P.C.

23.2	Consent of Morgan & Company—Chartered Accountants

23.3	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)

(b)	Financial Statement Schedules

Schedule II - Valuation and Qualifying Accounts.

ALLOWANCE FOR DOUBTFUL ACCOUNTS AND RETURNS
Years Ended December 31, 2006, 2005 and 2004

		Additions
Year Ended	Balance at Beginning of Year	(Charged to Costs and Expenses)	Recoveries	Deductions	Balance at End of Year
	(in thousands)
December 31, 2006	$80	48	—	(104)	$24
December 31, 2005	$—	80	—	—	80
December 31, 2004	$—	—	—	—	$—

Financial statement schedules not included have been omitted because of the absence of conditions under which they are required or because the required information, where material, is shown in the financial statements or notes.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, State of New Hampshire, on the 11th day of January, 2008.

TASKER PRODUCTS CORP

By:	/s/ Stathis Kouninis
Stathis Kouninis
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

* Greg Osborn	Chairman of the Board	January 11, 2008

*	President and Chief Executive Officer	January 11, 2008
Lanny Dacus	(Principal Executive Officer)

/s/ Stathis Kouninis	Chief Financial Officer	January 11, 2008
Stathis Kouninis	(Principal Financial and Accounting Officer)

*	Director	January 11, 2008
Joseph P. Carfora

Timothy Lane	Director

*	Director	January 11, 2008
Frederick G. Ledlow

*	Director	January 11, 2008
William P. Miller

*	Director	January 11, 2008
Peter O’Gorman

* - Stathis Kouninis, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and indicated as signing above, and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment No. 2 to the Registration Statement on behalf of each of the persons indicated as signing above.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1
Asset Purchase Agreement by and among the Registrant and Tasker Products IP Holdings Corp. (as “Buyers”) and Indian River Labs, L.L.C., pHarlo Citrus Technologies, Inc., pHarlo Citrus Properties Partnership, LLLP and Coast to Coast Laboratories, LLC (as “Sellers”) dated July 15, 2005 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed on July 21, 2005)

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit B to the Registrant’s definitive Proxy Statement on Form S-8 filed May 29, 2007)

3.2	By-Laws of the Registrant (incorporated by reference to Exhibit B to the Registrant’s definitive Proxy Statement on Form S-8 filed May 29, 2007)

4.1	Cummins Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 21, 2005)

4.2	Creasey Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed on July 21, 2005)

4.3	Dickinson Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed on July 21, 2005)

4.4	Smith Lock-Up Agreement dated July 15, 2005 (incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed on July 21, 2005)

4.5	Form of Warrant from the September 2005 Private Placement (incorporated by reference to Exhibit 4.01 to the Registrant’s Form 8-K filed on September 26, 2005)

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP

10.1	April 5, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.2	April 5, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.3	May 11, 2004 Non-qualified Stock Option Grant Agreement with Robert Appleby (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.4	May 11, 2004 Non-qualified Stock Option Grant Agreement with James Burns (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.5	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Barbara Longchamp (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.6	May 31, 2004 Employee Non-Statutory Stock Option Agreement with Gordon Davis (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.7	August 25, 2004 Employee Non-Statutory Stock Option Agreement with Robert Appleby (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.8	August 25, 2004 Employee Non-Statutory Stock Option Agreement with James Burns (incorporated by reference to Exhibit 10.8 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.9	January 1, 2005 Executive Employment Agreement with Robert P. Appleby (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.10	January 1, 2005 Executive Employment Agreement with James Burns (incorporated by reference to Exhibit 10.10 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.11	November 1, 2004 Executive Employment Agreement with Dennis Smithyman (incorporated by reference to Exhibit 10.11 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.12	November 15, 2004 Executive Employment Agreement with James Collins (incorporated by reference to Exhibit 10.12 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.13	November 15, 2004 Executive Employment Agreement with Robert D. Jenkins (incorporated by reference to Exhibit 10.13 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.14
Securities Purchase Agreement dated as of April 30, 2004, Registration Rights Agreement dated as of April 30, 2004, Form of Common Stock Purchase Warrant and Form of 7% Convertible Debenture for the April 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on May 5, 2004)

10.15
Securities Purchase Agreement dated as of July 21, 2004, Registration Rights Agreement dated as of July 21, 2004, Form of Common Stock Purchase Warrant and Form of Convertible Debenture for the July 2004 private placement (incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Registrant’s Form 8-K filed on July 22, 2004)

10.16
Securities Purchase Agreement dated as of December 23, 2004, Registration Rights Agreement dated as of December 23, 2004, and Warrant issued to Emerging Growth Equities, Ltd. for the December 2004 private placement (Equity financing that closed on 12/29/04) (incorporated by reference to Exhibits 4.1, 4.2 and 4.3 to the Registrant’s Form 8-K filed on January 5, 2005)

10.17
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 20, 2004 (incorporated by reference to Exhibit 10.17 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.18
Exclusive Field of Use License Agreement with pHarlo Citrus Technologies, Inc. dated September 16, 2004 (incorporated by reference to Exhibit 10.18 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.19
Exclusive Field of Use License Agreement & Product Sale Agreement between Wynn Starr Special Products LLC and the Registrant, dated September 16, 2004 (incorporated by reference to Exhibit 10.19 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.20	Promissory Note From pHarlo Citrus Technologies dated November 28, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant’s Form 10-KSB filed on April 15, 2005).

10.21	Promissory Note From pHarlo Citrus Technologies dated November 12, 2004 (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-KSB filed on April 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.22	Promissory Note From pHarlo Citrus Properties Partnership LLLP dated December 15, 2004 (incorporated by reference to Exhibit 10.22 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.23	Promissory Note From pHarlo Citrus Properties Partnership LLLP dated December 30, 2004 (incorporated by reference to Exhibit 10.23 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.24	January 10, 2004 Consulting Agreement with Thomas Brazil (incorporated by reference to Exhibit 10.24 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.25	January 20, 2004 Consulting Agreement with Stuart McPherson (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.26	May, 2004 Consulting Agreement with Arthur Bergeron (incorporated by reference to Exhibit 10.26 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.27	August, 2004 Consulting Agreement with Wall Street Investor Relations (incorporated by reference to Exhibit 10.27 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.28	December 7, 2004 Settlement Agreement with Richard J. Kirby (incorporated by reference to Exhibit 10.28 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.29	December 27, 2004 Consulting Agreement with Avanti HR Placement & Consulting (incorporated by reference to Exhibit 10.29 to the Registrant’s Form 10-KSB filed on April 15, 2005)

10.30	Promissory Note From Barry Cummins, dated January 10, 2005 (incorporated by reference to Exhibit 10.30 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.31	Promissory Note From David Creasey, dated January 3, 2005 (incorporated by reference to Exhibit 10.31 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.32	Promissory Note From David Creasey, dated March 1, 2005 (incorporated by reference to Exhibit 10.32 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.33	Promissory Note From David Dickinson, dated January 10, 2005 (incorporated by reference to Exhibit 10.33 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.34	Promissory Note From David Dickinson, dated March 4, 2005 (incorporated by reference to Exhibit 10.34 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.35
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated January 20, 2005 (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.36
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated February 15, 2005 (incorporated by reference to Exhibit 10.36 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.37
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 7, 2005 (incorporated by reference to Exhibit 10.37 to the Registrant’s Form 10-QSB filed on May 16, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.38
Loan Agreement by and between pHarlo Citrus Properties Partnership, LLLP and Tasker Products Corp., dated March 31, 2005 (incorporated by reference to Exhibit 10.38 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.39	Loan Agreement by and between Coast to Coast LLC and Tasker Products Corp., dated March 3, 2005 (incorporated by reference to Exhibit 10.39 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.40	Promissory Note by David Creasey to Tasker Products Corp., dated March 28, 2005 (incorporated by reference to Exhibit 10.40 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.41
February 3, 2005 sale of promissory note by Philip Georgas to the Registrant in the sum of $49,950 plus interest and services for 32,272 restricted common shares at United States $1.65 share (incorporated by reference to Exhibit 10.41 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.42	Employment agreement between the Registrant and Mr. Richard Weiner dated April 12, 2005 (incorporated by reference to Exhibit 10.42 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.43
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.43 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.44
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and James Burns (incorporated by reference to Exhibit 10.44 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.45
Amendment No. 1 to Executive Employment Agreement, dated May 16, 2005, between the Registrant and Robert D. Jenkins (incorporated by reference to Exhibit 10.45 to the Registrant’s Form 10-QSB filed on May 16, 2005)

10.46
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated April 20, 2005 (incorporated by reference to Exhibit 10.46 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.47
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated May 19, 2005 (incorporated by reference to Exhibit 10.47 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.48
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated June 14, 2005 (incorporated by reference to Exhibit 10.48 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.49
Loan Agreement by and between Pharlo Citrus Properties Partnership, LLLP and the Registrant, dated July 6, 2005 (incorporated by reference to Exhibit 10.49 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.50
Loan Agreement by and between Coast to Coast Laboratories LLC and the Registrant, dated May 25, 2005 (incorporated by reference to Exhibit 10.50 to the Registrant’s Form 10-QSB filed on August 15, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.51
Loan Agreement by and between Coast to Coast Laboratories LLC and the Registrant, dated June 29, 2005 (incorporated by reference to Exhibit 10.51 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.52	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated May 11, 2005 (incorporated by reference to Exhibit 10.52 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.53	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated May 27, 2005 (incorporated by reference to Exhibit 10.53 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.54	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 2, 2005 (incorporated by reference to Exhibit 10.54 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.55	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 14, 2005 (incorporated by reference to Exhibit 10.55 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.56	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated June 27, 2005 (incorporated by reference to Exhibit 10.56 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.57	Loan Agreement by and between Pharlo Citrus Technologies and the Registrant, dated July 12, 2005 (incorporated by reference to Exhibit 10.57 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.58	Loan Agreement by and between Indian River Labs and the Registrant, dated June 29, 2005 (incorporated by reference to Exhibit 10.58 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.59
Stock Purchase Agreement between Electric Aquagenics Unlimited, Inc. and the Registrant, dated April 22, 2005 (incorporated by reference to Exhibit 10.59 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.60
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.60 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.61
Amendment No. 2 to Executive Employment Agreement, dated August 10, 2005, between the Registrant and James Burns (incorporated by reference to Exhibit 10.61 to the Registrant’s Form 10-QSB filed on August 15, 2005)

10.62
Patent Technology Sublicense Agreement made as of July 15, 2005 by and among pHarlo IP, LLC, the Registrant and Tasker Products IP Holdings Corp. (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 21, 2005)

10.63	Promissory note executed by the Registrant to Indian River Labs, L.L.C. dated July 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 21, 2005)

10.64
Securities Purchase Agreement, dated as of September 21, 2005, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.01 to the Registrant’s Form 8-K filed on September 26, 2005)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.65
Registration Rights Agreement, dated as of September 21, 2005, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.02 to the Registrant’s Form 8-K filed on September 26, 2005)

10.66
Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement by and between the Registrant, Wynn Starr Special Products, LLC, Pharlo Citrus Technologies, Inc., and Indian River Labs, LLC, retroactively effective to March 18, 2005 (incorporated by reference to Exhibit 10.66 to the Registrant’s Form 10-QSB filed on November 14, 2005).

10.67
Settlement Agreement and General Lease, dated December 23, 2005, between the Registrant and Robert P. Appleby (incorporated by reference to Exhibit 10.67 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.68
Securities Purchase Agreement, dated as of January 26, 2006, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.68 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.69
Registration Rights Agreement, dated as of January 26, 2006, by and among the Registrant and the Purchaser parties thereto (incorporated by reference to Exhibit 10.69 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.70
Employment Agreement, dated as of February 2, 2006, between the Registrant and Richard D. Falcone (incorporated by reference to Exhibit 10.70 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.71
Consultant Agreement, dated as of February 2, 2006, between the Registrant and Gordon Davis (incorporated by reference to Exhibit 10.71 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.72
Employment Agreement, dated as of February 13, 2006, between the Registrant and Stathis Kouninis (incorporated by reference to Exhibit 10.72 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.73
Separation Agreement and General Release, dated as of February 8, 2006, between the Registrant and Robert D. Jenkins (incorporated by reference to Exhibit 10.73 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.74	Termination Agreement, dated as of August 1, 2006, between the Registrant and James Burns (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on August 14, 2006)

10.75	2006 Stock Plan (incorporated by reference to Annex B to the Registrant’s amended definitive proxy statement filed on May 12, 2006)

10.76
Second Amendment to Exclusive Field of Use License Agreement and Product Sale Agreement, by and between the Registrant, Wynn Starr Special Products LLC, Pharlo Citrus Technologies, Inc., and Pharlo IP, LLC f/k/a Indian River Labs LLC, dated as of October 20, 2006 (incorporated by reference to Exhibit 10.76 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549)).

10.77	Agreement, dated as of December 14, 2006, between the Registrant and R Falcone (incorporated by reference to Exhibit 10.78 to the Registrant’s Form 10-K filed on April 2, 2007)

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

10.78	Employment Agreement, dated as of December 12, 2006, between the Registrant and Lanny Dacus (incorporated by reference to Exhibit 10.79 to the Registrant’s Form 10-K filed on April 2, 2007)

10.79
Settlement Agreement and General Release, dated as of February 16, 2007, between the Registrant and James Collins (incorporated by reference to Exhibit 10.80 to the Registrant’s Form 10-K filed on April 2, 2007)

10.80	Form of 10% Secured Convertible Bridge Note (incorporated by reference to Exhibit 10.81 to the Registrant’s Form 10-K filed on April 2, 2007)

10.81	Form of Warrant between Registrant and Purchasers of 10% Secured Convertible Bridge Notes (incorporated by reference to Exhibit 10.82 to the Registrant’s Form 10-K filed on April 2, 2007)

10.82	Form of Warrant between Registrant and Placement Agent of the 10% Secured Convertible Bridge Notes (incorporated by reference to Exhibit 10.83 to the Registrant’s Form 10-K filed on April 2, 2007)

10.83
Amendment No. 3 dated January 19, 2007, to Exclusive Field of Use License Agreement and Product Sale Agreement dated September 16, 2004 between the Company, Pharlo Citrus Technologies and Indian River Labs, LLC. (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed on August 14, 2007)

10.84
Form of 6% Secured Convertible Promissory Note due September 27, 2010 (incorporated by reference to Exhibit 10.84 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549 filed on November 5, 2007)

10.85
Form of Warrant between Registrant and Purchasers of the 6% Secured Convertible Promissory Notes due September 27, 2010 (incorporated by reference to Exhibit 10.85 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549 filed on November 5, 2007)

10.86
Form of Warrant between Registrant and Placement Agent of the 6% Secured Convertible Promissory Notes (incorporated by reference to Exhibit 10.86 to the Registrant’s Registration Statement on Form S-1 (File No. 333-133549 filed on November 5, 2007)

10.87
Form of 6% Secured Convertible Promissory Note due December 20, 2010 (incorporated by reference to Exhibit 99(d)(2) to the Registrant’s Tender Offer Statement on Schedule TO (File No. 005-78706 filed on November 21, 2007)

10.88
Form of Warrant issued to Purchasers of the 6% Secured Convertible Promissory Notes due December 20, 2010 (incorporated by reference to Exhibit 99(d)(3) to the Registrant’s Tender Offer Statement on Schedule TO (File No. 005-78706 filed on November 21, 2007)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form SB-2 filed on August 30, 2005)

23.1	Consent of Rothstein, Kass & Company, P.C.

23.2	Consent of Morgan & Company—Chartered Accountants

23.3	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)